Exhibit 10.1
AMENDMENT No. 1, dated as of March 14, 2013 (this “Amendment”), to the Credit Agreement dated as of January 29, 2010, among VANGUARD HEALTH HOLDING COMPANY II, LLC, a Delaware limited partnership (the “Borrower”), VANGUARD HEALTH HOLDING COMPANY I, LLC, a Delaware limited liability company , the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), Collateral Agent, Issuing Lender and Swingline Lender (as amended, restated, modified and supplemented from time to time, the “Credit Agreement”); capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
WHEREAS, the Borrower desires to amend the Credit Agreement on the terms set forth herein;
WHEREAS, Section 14.12 of the Credit Agreement provides that the relevant Credit Parties and the Required Lenders may amend the Credit Agreement and the other Credit Documents for certain purposes including to refinance existing term loans under the Credit Agreement;
WHEREAS, (i) each Amendment No. 1 Consenting Lender (as defined in Exhibit A) has agreed, on the terms and conditions set forth herein, to have its outstanding Initial Term Loans (as defined in Exhibit A), if any, converted into a like principal amount of Term B Loans (as defined in Exhibit A) effective as of the Amendment No. 1 Effective Date (as defined below) and (ii) the Additional Term B Lender (as defined in Exhibit A) has agreed to make an additional Term B Loan in a principal amount equal to $300,000,000 plus the principal amount of any outstanding Initial Term Loans that were not converted into Term B Loans on the Amendment No. 1 Effective Date as described in clause (i) above, a portion of the proceeds of which shall be applied to repay in full such then outstanding non-converted Initial Term Loans;
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Amendment. The Credit Agreement is, effective as of the Amendment No. 1 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
Section 2.    Representations and Warranties, No Default. The Borrower hereby represents and warrants that as of the Amendment No. 1 Effective Date (as defined below) after giving effect to this Amendment, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained in the Credit Agreement and in the other

Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date is true and correct in all material respects only as of such specified date).
Section 3.    Effectiveness. This Amendment shall become effective on the date (such date, the “Amendment No. 1 Effective Date”) that the following conditions have been satisfied:
(i)    Consents. The Administrative Agent shall have received executed signature pages hereto from Lenders constituting the Required Lenders and each Credit Party;
(ii)    Additional Term B Joinder Agreement. The Administrative Agent, the Borrower and the Additional Term B Lender (as defined in Exhibit A) shall have entered into the Additional Term B Joinder Agreement (as defined in Exhibit A);
(iii)    Fees. The Administrative Agent and Amendment No. 1 Lead Arranger shall have received the fees in the amounts previously agreed in writing by the Amendment No. 1 Lead Arranger to be received on the Amendment No. 1 Effective Date, and all reasonable and documented expenses required to be paid or reimbursed under Section 14.01 of the Credit Agreement for which invoices have been presented a reasonable period of time prior to the Amendment No. 1 Effective Date;
(iv)    Legal Opinions. The Administrative Agent shall have received favorable legal opinions of (i) Simpson Thacher & Bartlett LLP, counsel to the Credit Parties and (ii) James H. Spalding, Esq., General Counsel to the Credit Parties, covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent;
(v)    Officer’s Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower dated the Amendment No. 1 Effective Date certifying that on the Amendment No. 1 Effective Date (a) all representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the Amendment No. 1 Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required is true and correct in all material respects only as of such specified date) and (b) there exists no Default or Event of Default;
(vi)    Closing Certificates. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Credit Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Credit Party as of a recent date, from such Secretary of

State or similar governmental authority (or a certification from an Authorized Officer of each applicable Credit Party that (1) attached is a true and complete copy of such certificate or articles of incorporation or organization, including all amendments thereto, as in effect on the Amendment No. 1 Effective Date or (2) there have been no changes to the certificate or articles of incorporation or organization, including all amendments thereto, that were delivered to the Administrative Agent on the Closing Date) and (ii) a certificate of an Authorized Officer of each Credit Party dated the Amendment No. 1 Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Credit Party as in effect on the Amendment No. 1 Effective Date (or a certification from each Credit Party that there have been no changes to the by-laws or operating (or limited liability company) agreement, including all amendments thereto, that were delivered to the Administrative Agent on the Closing Date) and (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;
(vii)    Real Estate Matters. The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each improved Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party relating thereto) and, with respect to any Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located in a special flood hazard area, evidence of flood insurance as and to the extent required under Section 8.03 of the Credit Agreement; and
(viii)    Borrowing Request. The Administrative Agent shall have received a borrowing request with respect to the Term B Loans to be funded pursuant to the Additional Term B Commitment from the Borrower, in form reasonably satisfactory to the Administrative Agent.
Section 4.    Post-Closing Covenant. Within 90 days after the Amendment No. 1 Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), with respect to each Mortgaged Property, the Administrative Agent shall have received the following:
(i)an amendment to each existing Mortgage (each, a “Mortgage Amendment”) duly executed and acknowledged by the applicable Credit Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent and otherwise approved by the applicable local counsel for filing in the appropriate jurisdiction;
(ii)a date down endorsement to the existing Mortgage Policy, which shall be in form and substance reasonably satisfactory to the Administrative Agent and reasonably assures the Collateral Agent as of the date of such endorsement that the Mortgaged Property subject to the lien of such Mortgage is free and clear of all defects and encumbrances except those Liens permitted under such Mortgage; provided, that, with respect to the Mortgaged Property commonly known as Main Hospitals-Baptist Medical Center located in San Antonio, Texas, no such date down endorsement (or re-issued policy) shall be required, but instead only a title search shall be required, and such title search shall show that the Mortgage on such Mortgaged Property is free and clear of all defects and encumbrances except those Liens permitted under such Mortgage;
(iii)such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the endorsement to the Mortgage Policy contemplated in this Section 4;
(iv)with respect to each Mortgage Amendment, an opinion from James H. Spalding, Esq., General Counsel to the Credit Parties, which opinion shall cover the due authorization, execution and delivery of the Mortgage Amendments; and
(v)evidence of payment of all applicable title insurance premiums, search and examination charges, mortgage recording taxes and related charges required for the issuance of the endorsement to the Mortgage Policy contemplated in this Section 4 and evidence of payment by the Borrower of all search and examination charges, escrow charges and related charges, and all other fees, charges, costs and expenses required for the recording of the Mortgage Amendment referred to above.
Section 5.    Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under any Guaranty in respect of any Swap Obligation (as defined in Exhibit A) (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5, or otherwise under any Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 5 shall remain in full force and effect until the date upon which the all Commitments under the Credit Agreement have been terminated and all Loans thereunder have been repaid in full, all Letters of Credit issued under the Credit Agreement have been terminated or cash collateralized on terms acceptable to the Issuing Lender or other arrangements acceptable to the Issuing Lender have been made pursuant to which the Issuing Lender has agreed such Letters of Credit are no longer outstanding for purposes of the Credit Agreement, and all Obligations then due and payable have been paid in full (other than (x) contingent obligations not yet due and payable and (y) Cash

Management Obligations or Obligations under Secured Hedge Agreements).  Each Qualified ECP Guarantor intends that this Section 5 constitute, and this Section 5 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act (as defined in Exhibit A).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant guarantee or grant of the relevant security interest, as applicable, becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 6.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
Section 7.    Applicable Law.
(a)    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AMENDMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 14.03 OF THE CREDIT AGREEMENT. NOTHING IN THIS AMENDMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT

OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 8.    Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 9.    Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement or any other Credit Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Credit Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Credit Party reaffirms its obligations under the Credit Documents to which it is party and the grant of its Liens on the Collateral made by it pursuant to the Security Documents. This Amendment shall constitute a Credit Document for purposes of the Credit Agreement and from and after the Amendment No. 1 Effective Date, all references to the Credit Agreement in any Credit Document and all references in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Credit Parties hereby consents to this Amendment and confirms that all obligations of such Credit Party under the Credit Documents to which such Credit Party is a party shall continue to apply to the Credit Agreement as amended hereby.
Section 10.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
VANGUARD HEALTH HOLDING COMPANY II, LLC
By:    /s/ James H. Spalding
    Name: James H. Spalding
    Title: Executive Vice President
VANGUARD HEALTH HOLDING COMPANY I, LLC
By:    /s/ James H. Spalding
    Name: James H. Spalding
    Title: Executive Vice President

[Signature Page to Amendment]

VANGUARD HEALTH SYSTEMS, INC.
By:    /s/ James H. Spalding
    Name: James H. Spalding
    Title: Executive Vice President

[Signature Page to Amendment]

ABRAZO MEDICAL GROUP URGENT CARE, LLC
ADVANTAGE HEALTH CARE MANAGEMENT
COMPANY, LLC
ARIZONA HEALTH PARTNERS, LLC
BAPTIST MEDICAL MANAGEMENT SERVICE
ORGANIZATION, LLC
BHS ACCOUNTABLE CARE, LLC
BHS INTEGRATED PHYSICIAN PARTNERS, LLC
BHS PHYSICIANS ALLIANCE FOR ACE, LLC
C7 TECHNOLOGIES, LLC
CENTRAL TEXAS CORRIDOR HOSPITAL
COMPANY, LLC
CHICAGO HEALTH SYSTEM ACO, LLC
DMC SHARED SAVINGS ACO, LLC
HEALTHCARE COMPLIANCE, L.L.C.
HOSPITAL DEVELOPMENT OF WEST PHOENIX, INC.
MACNEAL HEALTH PROVIDERS, INC.
MACNEAL MANAGEMENT SERVICES, INC.
MACNEAL PHYSICIANS GROUP, LLC
MIDWEST PHARMACIES, INC.
NEW DIMENSIONS, LLC
PROS TEMPORARY STAFFING, INC.
RESOLUTE HEALTH FAMILY URGENT CARE, INC.
TOTAL ACCOUNTABLE CARE ORGANIZATION, LLC
VANGUARD HEALTH FINANCIAL COMPANY, LLC
VANGUARD HEALTH MANAGEMENT, INC.
VANGUARD HOLDING COMPANY II, INC.
VANGUARD IT SERVICES, LLC
VANGUARD MEDICAL SPECIALISTS, LLC
VHS ACQUISITION CORPORATION
VHS ACQUISITION SUBSIDIARY NUMBER 1, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 2, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 4, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 5, INC.

[Signature Page to Amendment]

VHS ACQUISITION SUBSIDIARY NUMBER 7, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 8, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 9, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 10, INC.
VHS ACQUISITION SUBSIDIARY NUMBER 11, INC.

By:    /s/ James H. Spalding
    Name: James H. Spalding
    Title: Executive Vice President

[Signature Page to Amendment]

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Issuing Lender, Swingline Lender and a Lender
By:    /s/ Alysa Trakas
    Name: Alysa Trakas
    Title: Director

[Signature Page to Amendment]

~~EXECUTION VERSION~~EXHIBIT A
CREDIT AGREEMENT

among

VANGUARD HEALTH HOLDING COMPANY I, LLC,

VANGUARD HEALTH HOLDING COMPANY II, LLC,

VARIOUS LENDERS,

BANK OF AMERICA, N.A.,
as ADMINISTRATIVE AGENT,

BARCLAYS CAPITAL,
as SYNDICATION AGENT,

CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
GOLDMAN SACHS BANK USA,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as CO-DOCUMENTATION AGENTS,

BANC OF AMERICA SECURITIES LLC

and

BARCLAYS CAPITAL,
as JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS,
and
CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA

and
MORGAN STANLEY SENIOR FUNDING, INC.,
as JOINT BOOK RUNNERS
and
BANK OF AMERICA, N.A.,
as Sole Lead Arranger and Sole Bookrunner for Amendment No. 1
__________________________________

Dated as of January 29, 2010,
as amended on March 14, 2013
__________________________________

CREDIT AGREEMENT, dated as of January 29, 2010, and amended on March 14, 2013, among VANGUARD HEALTH HOLDING COMPANY I, LLC, a Delaware limited liability company, VANGUARD HEALTH HOLDING COMPANY II, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender.
W I T N E S S E T H:
WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;
NOW, THEREFORE, IT IS AGREED:
SECTION 1.Amount and Terms of Credit.
1.01    The Commitments.
(a)    Subject to and upon the terms and conditions set forth herein, ~~each~~(i) the Additional Term B Lender ~~with an Initial Term Loan Commitment severally~~ agrees to make a term loan (~~each an~~a “~~Initial~~Term B Loan” ~~and, collectively, the “Initial Term Loans”~~) to the Borrower in Dollars~~, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans, and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender (before giving effect to any termination thereof on the Initial Borrowing Date pursuant to Section 3.03(b))~~ on the Amendment No. 1 Effective Date in a principal amount equal to the Additional Term B Commitment of the Additional Term B Lender, and (ii) each Converted Initial Term Loan of each Amendment No. 1 Consenting Lender shall be converted into a Term B Loan effective as of the Amendment No. 1 Effective Date in a principal amount equal to the principal amount of such Lender’s Converted Initial Term Loan immediately prior to such conversion; provided that all the Term B Loans shall initially consist of a Eurodollar Loan with an Interest Period ending April 2, 2013 and the Eurodollar Rate for such Interest Period shall be deemed to be 1.00%. On the Term B Loan Maturity Date, all outstanding Term B Loans shall be repaid in full. Once prepaid or repaid, ~~Initial~~Term B Loans incurred hereunder may not be reborrowed.
(b)    Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees, at any time and from time to time on and after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, to make a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower in Dollars, which Revolving Loans (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans, (ii) may be repaid and reborrowed at any time in accordance with the provisions hereof and (iii) shall only be available to the extent, that immediately after giving effect to the Borrowing of such Revolving Loans, no Lender’s Revolving Loan Exposure would exceed its Revolving Loan Commitment.

(c)    Subject to Section 1.11, the other terms and conditions set forth herein and the relevant Incremental Commitment Agreement, each Lender with an Incremental Term Loan Commitment severally agrees to make a term loan (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans: (i) only may be incurred on one or more Incremental Term Loan Borrowing Dates; (ii) except as hereafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Incremental Term Loan Commitment of such Lender (as set forth in the relevant Incremental Commitment Agreement) on the respective Incremental Term Loan Borrowing Date. Once prepaid or repaid, Incremental Term Loans may not be reborrowed.
1.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each borrowing of Term Loans or Revolving Loans, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (except that, subject to Section 1.08, a notice in connection with the initial Credit Event hereunder may be revoked if the Initial Borrowing Date does not occur on the proposed date of borrowing), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. (New York City time) three (3) Business Days prior to the requested date of any borrowing or continuation of Eurodollar Loans or any conversion of Base Rate Loans to Eurodollar Loans (or, in the case of the Term B Loans to be borrowed on the Amendment No. 1 Effective Date, such shorter period of time as may be agreed by the Administrative Agent) and (ii) 10:00 a.m. (New York City time) on the Business Day of any borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 1.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Borrowing, appropriately completed and signed by an Authorized Officer of the Borrower. ~~Each~~Except on the Amendment No. 1 Effective Date, each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a minimum principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 1.03(c) and 2.01(c), each borrowing of or conversion to Base Rate Loans pursuant to this Section 1.02 shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Notice of Borrowing (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing of Term Loans of a particular Tranche or Revolving Loans, a conversion of Term Loans of a particular Tranche or Revolving Loans from one Type to the other, or a continuation of Eurodollar Loans for an additional Interest Period, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Notice of Borrowing or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the Borrower requests a borrowing of, conversion to or continuation of Eurodollar Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each applicable Lender of the amount of its pro rata share of the applicable Tranche of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 1.02(a). In the case of each Borrowing, each Lender with a Commitment under the applicable Tranche shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. (New York City time) on the Business Day specified in the applicable Notice of Borrowing. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Notice of Borrowing with respect to such Borrowing is given by the Borrower, there are Swingline Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swingline Loans, and third, to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan unless the Borrower pays the amount due, if any, under Section 1.08 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Loans.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all borrowings of Term Loans and Revolving Loan Borrowings, all conversions of Term Loans or Revolving Loans from one Type to the other, and all continuations of Term Loans or Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Borrowings of Revolving Loans and not more than five (5) Interest Periods in effect with respect to all Borrowings of Term Loans of any Tranche.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
1.03    The Swingline.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, agree to make loans in Dollars to the Borrower (each such loan, a “Swingline Loan”), from time to time on any Business Day during the period beginning on the Initial Borrowing Date and until the Swingline Expiry Date in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the RL Percentage of the Outstanding Amount of Revolving Loans and Letter of Credit Outstandings of the Lender acting as Swingline Lender, may exceed the amount of such Swingline Lender’s Revolving Loan Commitment; provided that, after giving effect to any Swingline Loan, the Revolving Loan Exposure of any Lender shall not exceed such Lender’s Revolving Loan Commitment then in effect; provided further that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 1.03, prepay under Section 4.01(a), and reborrow under this Section 1.03. Each Swingline Loan shall be a Base Rate Loan. Immediately upon the making of a Swingline Loan, each Lender with a Revolving Loan Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s RL Percentage times the amount of such Swingline Loan.
(b)    Borrowing Procedures. Each Borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 p.m. (New York City time) on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Notice of Swingline Borrowing, appropriately completed and signed by an Authorized Officer of the Borrower. Promptly after receipt by the Swingline Lender of any Notice of Swingline Borrowing (by telephone or in writing), the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swingline Borrowing and, if not, such Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless (x) the relevant Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (New York City time) on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 1.03(a), or (B) that one or more of the applicable conditions specified in Section 6 are not then satisfied or (y) such Swingline Lender has determined in its sole discretion not to make such Swingline Loan, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. (New York City time)

on the borrowing date specified in such Notice of Swingline Borrowing, make the amount of its Swingline Loan available to the Borrower.
(c)    Refinancing of Swingline Loans. (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes such Swingline Lender to so request on its behalf), that each Lender with a Revolving Loan Commitment make a Base Rate Revolving Loan in an amount equal to such Lender’s RL Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 1.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Loan Commitments and the conditions set forth in Section 6. The relevant Swingline Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender with a Revolving Loan Commitment shall make an amount equal to its RL Percentage of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Notice of Borrowing, whereupon, subject to Section 1.03(c)(ii), each such Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.
(ii)    If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Base Rate Revolving Loans in accordance with Section 1.03(c)(i), the request for Base Rate Revolving Loans submitted by the relevant Swingline Lender as set forth herein shall be deemed to be a request by such Swingline Lender that each of the Lenders with Revolving Loan Commitments fund its risk participation in the relevant Swingline Loan and each such Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 1.03(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender with a Revolving Loan Commitment fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 1.03(c) by the time specified in Section 1.03(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    The obligation of each Lender with a Revolving Loan Commitment to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 1.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the

Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each such Lender’s obligation to make Revolving Loans pursuant to this Section 1.03(c) (but not to purchase and fund risk participations in Swingline Loans) is subject to the conditions set forth in Section 6. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.
(d)    Repayment of Participations. (i) At any time after any Lender with a Revolving Loan Commitment has purchased and funded a risk participation in a Swingline Loan, if the relevant Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will distribute to such Lender its RL Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swingline Lender.
(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 14.18 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each applicable Lender shall pay to the Swingline Lender its RL Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of a Swingline Lender. The obligations of the Lenders with Revolving Loan Commitments under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 1.03 to refinance such Lender’s RL Percentage of any Swingline Loan, interest in respect of such RL Percentage shall be solely for the account of the Swingline Lender.
(f)    Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
1.04    Evidence of Debt.
(a)    The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender to the Borrower shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.04(d) and shall, if requested by such Lender, also be evidenced by (i) if Initial Term Loans, a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, an “Initial Term Note” and, collectively, the “Initial Term Notes”), (ii) if Revolving Loans, a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), (iii) if Swingline

Loans, by a promissory note duly executed by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”) and (iv) if Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith and the relevant Incremental Commitment Agreement (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”).
(b)    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof. Failure to make any such notation (or any error in such notation) shall not affect the Borrower’s obligations in respect of such Loans.
1.05    Pro Rata Borrowings. All Borrowings of (i) ~~Initial Term~~Revolving Loans under this Agreement shall be incurred from the Lenders ~~with Initial Term Loan Commitments pro rata on the basis of their respective Initial Term Loan Commitments, (ii) Revolving Loans under this Agreement shall be incurred from the Lenders~~ pro rata on the basis of their respective RL Percentages and (~~iii~~ii) Incremental Term Loans of a particular Tranche under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Incremental Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
1.06    Interest.
(a)    The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to the Borrower or from the date of any conversion to a Base Rate Loan pursuant to Section 1.02 or 1.07, as applicable, until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.02, at a rate per annum which shall be equal to the sum of the Applicable Margin in effect from time to time for the Tranche under which such Loans were incurred, plus the Base Rate in effect from time to time for such Tranche.
(b)    The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to the Borrower or from the date of any conversion to a Eurodollar Loan pursuant to Section 1.02 until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.02 or 1.07, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin in effect from time to time during such Interest Period for the Tranche under which such Loans were incurred, plus the Eurodollar Rate for such Tranche for such Interest Period.
(c)    Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to such Loans, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans from time to time. Interest which accrues under this Section 1.06(c) shall be payable on demand.
(d)    Accrued (and theretofore unpaid) interest (other than overdue interest described in preceding clause (c) which shall be payable as provided in such preceding clause (c)) shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and on any prepayment (on the amount prepaid), ~~and~~ (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand and (iv) with respect to all Initial Term Loans (including Converted Initial Term Loans), on the Amendment No. 1 Effective Date.
1.07    Increased Costs, Illegality, etc.
(a)    In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
(i)    on any required date of determination of the Eurodollar Rate that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loan or any other amounts payable hereunder; (except for Indemnified Taxes or Other Taxes (which are covered by Section 4.04) or any Excluded Taxes) and/or (y) other circumstances since the Effective Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or
(iii)    at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i)

above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed a Notice of Borrowing for or into Base Rate Loans unless such Notice of Borrowing is rescinded by the Borrower prior to the making of such Borrowing or such conversion, (y) in the case of clause (ii) above, the Borrower shall, subject to the provisions of Section 14.16 (to the extent applicable), pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.07(b) as promptly as possible and, in any event, within the time period required by law. Each of the Administrative Agent and each Lender agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a Lender, the obligations of such Lender to make Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans on the terms and conditions contained herein shall be reinstated. In addition, if the Administrative Agent gives notice to the Borrower that the events described in clause (i) above cease to exist, then the obligations of the Lenders to make Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans on the terms and conditions contained herein (but subject to clause (iii) above) shall also be reinstated.
(b)    At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.07(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.07(a)(iii) the Borrower shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.07(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.07(b).
(c)    If at any time any Lender determines that, after the Effective Date, the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law and including, without limitation, those announced or published prior to the Effective Date) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower shall, subject to the provisions of Section 14.16 (to the extent applicable), pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s reasonable good faith determination of compensation owing under this Section 1.07(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.07(c), will give prompt written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts. In addition, each such Lender, upon determining that the circumstances giving rise to the payment of additional amounts pursuant to this Section 1.07(c) cease to exist, will give prompt written notice thereof to the Borrower.
1.08    Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding any loss of anticipated profit) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.07(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 10A) or conversion of any of the Borrower’s Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; and (iii) if any prepayment of any of the Borrower’s Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay the Loans when required by the terms of this Agreement or (y) any election made pursuant to Section 1.07(b).
1.09    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.07(a)(ii) or (iii), Section 1.07(c), Section 2.01(l) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans and/or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no material (as determined by such Lender in its sole discretion) economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such

Section. Nothing in this Section 1.09 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.07, 2.01(l) and 4.04.
1.10    Replacement of Lenders.
(a)    (x) If any Lender (i) becomes a Defaulting Lender or (ii) refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 14.12(b) or (y) upon the occurrence of any event giving rise to the operation of Section 1.07(a)(ii) or (iii), Section 1.07(c), Section 2.01(l) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, the Borrower shall have the right, in accordance with the requirements of Section 14.04(b), if no Default or Event of Default will exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), reasonably acceptable to the Administrative Agent (and if such Lender is assuming a Revolving Loan Commitment, with each consent required for an assignment thereof pursuant to Section 14.04) or, at the option of the Borrower, to replace only (A) in the case of a replacement as described in preceding clause (x)(i) or (y), the Revolving Loan Commitment (and outstanding Revolving Loans pursuant thereto) of the Replaced Lender with an identical Revolving Loan Commitment provided by the Replacement Lender, or (B) in the case of a replacement as described in preceding clause (x)(ii) where the consent of the respective Lender is required with respect to less than all Tranches, the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that, (i) at the time of any replacement pursuant to this Section 1.10, the Replaced Lender and the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and all of the outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, outstanding Revolving Loans and participations in Letter of Credit Outstandings and Swingline Loans and/or (b) a particular Tranche or Tranches of Term Loans, the outstanding principal amount of such Tranche or Tranches of Term Loans and/or unfunded Commitments thereunder, as the case may be) of, and in each case (except for the replacements of only one or more Tranches of Term Loans of a Replaced Lender) participations in Letters of Credit and Swingline Loans by, the Replaced Lender and, in connection therewith, shall pay to (A) the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the principal of all outstanding Loans of the Replaced Lender (or, in the case of the replacement of only (i) the Revolving Loan Commitment of the Replaced Lender, all outstanding Revolving Loans of the Replaced Lender or (ii) the outstanding principal amount of a particular Tranche or Tranches of Term Loans of the Replaced Lender, all outstanding Term Loans of such Tranche or Tranches of the Replaced Lender) and (2) except in the case of the replacement of only one or more Tranches of Term Loans of a Replaced Lender, an amount equal to all L/C Advances that have been funded by (and not reimbursed to) such Replaced Lender,

(B) in the case of any replacement of Revolving Loan Commitments, the respective Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unreimbursed Amounts relating to Letters of Credit issued by such Issuing Lender (which at such time remains outstanding) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender and (C) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any required participation in any Swingline Loan to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender and (ii) all obligations of the Borrower due and owing to the Replaced Lender (other than (a) those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement; and provided further that in the case of any such assignment resulting from a claim for compensation under Section 1.07 or payments required to be made pursuant to Section 4.04, such assignment will be permitted only if it will result in a reduction in such compensation or payments. All amounts of (i) interest in respect of all outstanding Loans of any such Replaced Lender (or, in the case of the replacement of only (x) the Revolving Loan Commitment of such Replaced Lender, in respect of all outstanding Revolving Loans of such Replaced Lender or (y) the outstanding principal amount of a particular Tranche or Tranches of Term Loans of such Replaced Lender, in respect of all outstanding Term Loans of such Tranche or Tranches of such Replaced Lender) which has accrued to the date of such replacement and has not been paid as of such date shall be paid to such Replaced Lender at the time such interest would otherwise be payable in accordance with the provisions of Section 1.06(d) and (ii) all accrued, but theretofore unpaid Fees owing to the Replaced Lender pursuant to Section 3.01 at the time of such replacement (but only with respect to the relevant Tranches, in the case of a replacement of less than all of the Tranches of the respective Replaced Lender) shall be paid to such Replaced Lender at the time such Fees would otherwise be payable in accordance with the provisions of Section 3.01.
(b)    Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) of Section 1.10(a) and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have a Revolving Loan Commitment or outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.07, 1.08, 2.01(l), 4.04, 14.01 and 14.06), which shall survive as to such Replaced Lender.
1.11    Incremental Commitments.
(a)    So long as no Default or Event of Default then exists or would result therefrom, the Borrower shall have the right to request on one or more occasions that one or more Lenders and/or one or more other Eligible Assignees provide (A) Incremental Term Loan Commitments under a given Tranche of Incremental Term Loans as designated in the

Incremental Commitment Agreement in accordance with the provisions of this Agreement and, subject to the terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Incremental Term Loans, pursuant thereto or (B) one or more increases in the Revolving Loan Commitments (“Increased Revolving Loan Commitments”), it being understood and agreed, however, that:

(i)    no Lender shall be obligated to provide an Incremental Term Loan Commitment or Increased Revolving Loan Commitment as a result of any such request by the Borrower;
(ii)    any Lender or other Eligible Assignee may provide an Incremental Term Loan Commitment without the consent of any other Lender; provided, that any Eligible Assignee that (x) is not a Lender, an affiliate of a Lender or an Approved Fund shall be subject to the consent (not to be unreasonably withheld) of the Administrative Agent or (y) is providing an Increased Revolving Loan Commitment shall be subject to the consent (not to be unreasonably withheld) of the Administrative Agent, the Swingline Lender and the Issuing Lenders;
(iii)    each provision of Incremental Term Loan Commitments pursuant to this Section 1.11 on a given date pursuant to a particular Incremental Commitment Agreement shall be in a minimum aggregate amount (for all Lenders and other Eligible Assignees who will become Lenders pursuant thereto) of $25,000,000 and each provision of Increased Revolving Loan Commitments pursuant to this Section 1.11 on a given date pursuant to a particular Incremental Commitment Agreement shall be in a minimum aggregate amount (for all Lenders and other Eligible Assignees who will become Lenders pursuant thereto) of $5,000,000;
(iv)    after giving effect to the establishment of such Incremental Term Loan Commitments or Increased Revolving Loan Commitments, the Maximum Consolidated Senior Secured Leverage Condition (calculated on a Post-Test Period Pro Forma Basis and assuming that all Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments (and any other then existing Incremental Term Loan Commitments) have been incurred and that Revolving Loans have been made pursuant to, and in an amount equal to, the full amount of Increased Revolving Loan Commitments established following the Initial Borrowing Date) shall be satisfied on the date such Incremental Term Loan Commitments or Increased Revolving Loan Commitments are established;
(v)    each Incremental Commitment Agreement pursuant to which Incremental Term Loan Commitments are being provided shall specifically designate the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Term Loans or Incremental Term Loan Commitments) unless the requirements of following Section 1.11(c) are satisfied);

(vi)    each Lender agreeing to provide an (x) Incremental Term Loan Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Commitment Agreement as provided in Section 1.01(c) and such Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other Credit Documents or (y) an Increased Revolving Loan Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, have a Revolving Loan Commitment from and after the date of the related Incremental Commitment Agreement;
(vii)    in no event shall the Maturity Date of the Incremental Term Loans to be provided pursuant to any Incremental Commitment Agreement be earlier than the Maturity Date of any other Tranche of Loans (or the Revolving Loan Commitments) outstanding at the time such Incremental Term Loans are incurred;
(viii)    in no event shall the Weighted Average Life to Maturity of the Incremental Term Loans to be provided pursuant to any Incremental Commitment Agreement be less than the Weighted Average Life to Maturity of any other Tranche of Term Loans outstanding at the time such Incremental Term Loans are incurred;
(ix)    after giving effect to the establishment of such Incremental Term Loan Commitments and Increased Revolving Loan Commitments, the Borrower shall be in compliance with Sections 9.08 and 9.09 (calculated on a Post-Test Period Pro Forma Basis and assuming that all Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments (and any other then existing Incremental Term Loan Commitments) have been incurred and that Revolving Loans have been made pursuant to, and in an amount equal to, the full amount of Increased Revolving Loan Commitments established following the Initial Borrowing Date) at such time;

(x)    the Applicable Margin, minimum Eurodollar Rate, if any, and minimum Base Rate, if any, for the Incremental Term Loans shall be determined by the Borrower and the applicable Lenders or Eligible Assignees providing such Incremental Term Loans; provided, however, that (i) the interest rate margins for the Incremental Term Loans shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to the ~~Initial~~Term B Loans plus 25 basis points (unless the interest rate margins applicable to the Term Loans are increased to the extent necessary to achieve the foregoing), (ii) solely for purposes of the foregoing clause (i), the interest rate margins applicable to any ~~Initial~~Term B Loans or Incremental Term Loans shall be deemed to include all upfront or similar fees or original issue discount (but excluding bona fide arrangement fees) payable by the Borrower generally to the Lenders providing such ~~Initial~~Term B Loans or such Incremental Term Loans based on an assumed four-year life to maturity) and (iii) if the lowest permissible Eurodollar Rate is greater than ~~1.50~~1.00% or the lowest permissible Base Rate is greater than ~~2.50~~2.00% for such Incremental Term Loans, the difference between such “floor” and ~~1.50~~1.00%, in the case of Eurodollar Loans, or ~~2.50~~2.00%, in the case of Base Rate Loans, shall be equated to interest rate margin for purposes of clause (i) above;
(xi)    except as provided above, the terms and conditions applicable to Incremental Term Loans shall be determined by the Borrower and the Lenders providing such Incremental Term Loans; provided that to the extent such terms are materially different from those of the ~~Initial~~Term B Loans, such terms shall be reasonably satisfactory to the Administrative Agent; and
(xii)    the Borrower shall provide the Administrative Agent with notice of each request for Incremental Term Loan Commitments pursuant to this Section 1.11 contemporaneously with the making of each such request.
(b)    At the time of any provision of Incremental Term Loan Commitments of a given Tranche pursuant to this Section 1.11, (i) the Borrower, and each Lender or other Eligible Assignee which agrees to provide an Incremental Term Loan Commitment (each an “Incremental Term Loan Lender”) shall execute (which execution may be in counterparts) and deliver to the Administrative Agent an Incremental Commitment Agreement (it being understood that a single Incremental Commitment Agreement shall be executed and delivered by all Incremental Term Loan Lenders providing Incremental Term Loan Commitments in response to a particular request for same made by the Borrower) substantially in the form of Exhibit C (appropriately completed and with such modifications as may be reasonably acceptable to the Administrative Agent), with the effectiveness of the Incremental Term Loan Commitment(s) provided therein to occur on the date set forth in such Incremental Commitment Agreement and the payment of any fees required in connection therewith; (ii) VHS Holdco I and its Subsidiaries shall have delivered (or shall have agreed with the Administrative Agent to deliver within a time period to be agreed after such Incremental Term Loan Commitments are established, such amendments, modifications and/or supplements to the Security Documents (if any) as are necessary ~~or~~, in the reasonable opinion of the Administrative Agent, desirable to ensure that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments are secured by, and entitled to the benefits of, the Security Documents; (iii) the Administrative Agent shall receive an acknowledgment from the Credit Parties that the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments are entitled to the benefits of the applicable Credit Documents; and (iv) the Borrower shall deliver to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent (which, unless otherwise requested by the Administrative Agent, may be the Borrower’s General Counsel) and dated such date, covering such matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement.
(c)    Notwithstanding anything to the contrary contained above, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement, which designation may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, B-1, B-2, etc.), provided that the parties to a given Incremental Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, so long as the following requirements are satisfied:

(i)    the Incremental Term Loans to be made pursuant to such Incremental Commitment Agreement shall have the same Maturity Date and the same Weighted Average Life to Maturity as the Tranche of Term Loans to which the new Incremental Term Loans are being added, and shall bear interest at the same rates (i.e., have the same Applicable Margins and other interest rate terms) applicable to such Tranche;
(ii)    the new Incremental Term Loans shall have the same Scheduled Term Loan Repayment Dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Term Loan Repayment of the respective Tranche proportionately, provided that any Scheduled Term Loan Repayments relating to Incremental Term Loans being added to the Tranche of ~~Initial~~Term B Loans shall be determined in accordance with Section 4.02(b)); and
(iii)    on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 1.02, such Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Loans of the respective Tranche, and so that the existing Lenders with respect to such Tranche continue to have the same participation (by amount) in each Borrowing as they had before the making of the new Incremental Term Loans of such Tranche.
To the extent the provisions of the preceding clause (iii) require that Lenders making new Incremental Term Loans add the same to then outstanding Borrowings of Eurodollar Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans and which will end on the last day of such Interest Period).
(d)    Upon each increase in the Revolving Loan Commitments pursuant to this Section 2.11, each Lender with a Revolving Loan Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing an Increased Revolving Loan Commitment, and each such Lender with an Increased Revolving Loan Commitment will automatically and without further act be deemed to have assumed, a portion of such existing Lender’s participations hereunder in the Letter of Credit Outstandings and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letter of Credit Outstandings and (ii) participations hereunder in Swingline Loans held by each Lender with a Revolving Loan Commitment will equal the RL Percentage of such additional Lender (after giving effect to such Increased Revolving Loan Commitments) and (b)

if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Revolving Loan Commitment be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such Increased Revolving Loan Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.08. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
SECTION 2.Letters of Credit.
2.01    The Letter of Credit Commitment.
(g)    (i) Subject to the terms and conditions set forth herein, (A) each Issuing Lender agrees, in reliance upon the agreements of the Lenders with Revolving Loan Commitments set forth in this Section 2.01, (1) from time to time on any Business Day during the period from the Initial Borrowing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.01(b), and (2) to honor drafts under the Letters of Credit and (B) the Lenders with Revolving Loan Commitments severally agree to participate in Letters of Credit issued pursuant to this Section 2.01; provided that no Issuing Lender shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (x) the Revolving Loan Exposure of any Lender would exceed such Lender’s Revolving Loan Commitment or (y) the Outstanding Amount of the Letter of Credit Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. It is acknowledged and agreed that each of the letters of credit which were issued under the Existing Credit Agreement and which remain outstanding on the Initial Borrowing Date and are set forth on Schedule 2.01(a) (each such letter of credit, an “Existing Letter of Credit” and, collectively, the “Existing Letters of Credit”) shall, from and after the Initial Borrowing Date, constitute a Letter of Credit for all purposes of this Agreement and shall, for purposes of Sections 2.01(c) and Section 3, be deemed issued on the Initial Borrowing Date.
(ii)    An Issuing Lender shall be under no obligation to issue any Letter of Credit if:
(1)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or direct that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date (for which such Issuing Lender is not otherwise compensated hereunder);
(2)    the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Lenders holding a majority of the Revolving Loan Commitments have approved such expiry date;
(3)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders with Revolving Loan Commitments have approved such expiry date;
(4)    the issuance of such Letter of Credit would violate any Laws binding upon such Issuing Lender;
(5)    such Letter of Credit is denominated in a currency other than Dollars;
(6)    any Lender with a Revolving Loan Commitment is at such time a Defaulting Lender, unless such Issuing Lender has received (as set forth in clause (a)(iv) below) cash collateral or similar security satisfactory to such Issuing Lender (in its sole discretion) from either the Borrower or such Defaulting Lender or such Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings has been reallocated pursuant to clause (a)(iv) below in respect of such Defaulting Lender’s obligation to fund under Section 2.01(c); or
(7)    such Letter of Credit is in an initial amount less than $100,000 (unless the Issuing Lender shall agree in its sole discretion).
(iii)    An Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iv)    In the case where any Lender with a Revolving Loan Commitment is at any time a Defaulting Lender, the Borrower and such Defaulting Lender each agree, within one Business Day following notice by the Administrative Agent, to cause to be deposited with the Administrative Agent for the benefit of the Issuing Lender, cash collateral in Dollars in the full amount of such Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings; provided that, at the Borrower’s option, the Borrower may, by notice to the Administrative Agent, elect to reallocate all or any part of the Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings among all Lenders with Revolving Loan Commitments that are not Defaulting Lenders but only to the extent (x) the total Revolving Loan Exposure of all Lenders with Revolving Loan Commitments that are not Defaulting Lenders plus such Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings and any Swingline Loans, in each case, except to the extent cash collateralized, does not exceed the Total Revolving Loan Commitment (excluding the Revolving Loan Commitment of any Defaulting Lender except to the extent of any outstanding Revolving Loans of such Defaulting Lender) and (y) the conditions set forth in Section 6 are satisfied at such time (in which case the Revolving Loan Commitments of all Defaulting Lenders shall be deemed to be zero (except to the extent cash collateral has been posted in respect of any portion of such Defaulting Lender’s Letter of Credit Outstandings) for purposes of any determination of the Lenders with Revolving Loan Commitments’ respective RL Percentages of Letter of Credit Outstandings (including for purposes of all Fee calculations under Section 3)). The Borrower and/or such Defaulting Lender hereby grant to the Administrative Agent, for the benefit of such Issuing Lender, a security interest in any cash collateral and all proceeds of the foregoing with respect to such Defaulting Lender’s participations in Letters of Credit deposited hereunder. Such cash collateral shall be maintained in blocked deposit accounts at Bank of America and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as cash collateral under this clause (a)(iv) are subject to any right or claim of any Person other than the Administrative Agent for the benefit of such Issuing Lender or that the total amount of such funds is less than such Defaulting Lender’s RL Percentage of all Letter of Credit Outstandings that have not been reallocated as provided above, the Borrower and/or such Defaulting Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (I) such Defaulting Lender’s RL Percentage of all Letter of Credit Outstandings that have not been so reallocated over (II) the total amount of funds, if any, then held as cash collateral in respect thereof under this clause (a)(iv) that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse such Issuing Lender. If the Lender that triggers the cash collateral requirement under this clause (a)(iv) ceases to be a Defaulting Lender (as determined by such Issuing Lender in good faith), or if there are no Letter of Credit Outstandings outstanding, any funds held as cash collateral pursuant to the foregoing provisions shall thereafter be returned to the Borrower or the Defaulting Lender, whichever provided the funds for the cash collateral, and the RL Percentage of the Letter of Credit Outstandings of each Lender with a Revolving Loan Commitment shall thereafter take into account such Lender’s Revolving Loan Commitment.
(h)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application must be received by the relevant Issuing Lender and the Administrative Agent not later than 11:00 a.m. (New York City time) at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant Issuing Lender may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Lender: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant Issuing Lender may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business

Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant Issuing Lender may reasonably request.
(ii)    Promptly after receipt of any Letter of Credit Application, the relevant Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Loan Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s RL Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the relevant Issuing Lender shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Lender to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant Issuing Lender, the Borrower shall not be required to make a specific request to the relevant Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant Issuing Lender shall (A) not be required to permit any such extension if the relevant Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.01(a)(ii) or otherwise), and (B) shall not permit any such extension if it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-extension Notice Date from the Administrative Agent, any Lender with a Revolving Loan Commitment or the Borrower that one or more of the applicable conditions specified in Section 6 are not then satisfied.
(iv)    Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(i)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Lender shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 2:00 p.m. (New York City time) on the Business Day immediately following any payment by an Issuing Lender under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing in Dollars; provided that if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant Issuing Lender on such amount at the rate applicable to Base Rate Revolving Loans (without duplication of interest payable on L/C Borrowings). The Issuing Lender shall notify the Borrower of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse such Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender with a Revolving Loan Commitment of the Honor Date, the amount of the unreimbursed amount (the “Unreimbursed Amount”), and the amount of such Lender’s RL Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 1.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Loan Commitments of the Lenders and the conditions set forth in Section 6 (other than the delivery of a Notice of Borrowing). Any notice given by an Issuing Lender or the Administrative Agent pursuant to this Section 2.01(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender with a Revolving Loan Commitment (including any Lender acting as an Issuing Lender) shall upon any notice pursuant to Section 2.01(c)(i) make funds available to the Administrative Agent for the account of the relevant Issuing Lender in Dollars at the Administrative Agent’s Office for payments in an amount equal to its RL Percentage of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.01(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant Issuing Lender.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by Base Rate Revolving Loans because the conditions set forth in Section 6 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the interest rate payable with respect to overdue principal of Base Rate Revolving Loans pursuant to Section 1.06(c). In such event, each applicable Lender’s payment to the Administrative Agent for the account of the relevant Issuing Lender pursuant to Section 2.01(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.01.
(iv)    Until each Lender with a Revolving Loan Commitment funds its Revolving Loan or L/C Advance pursuant to this Section 2.01(c) to reimburse the relevant Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s RL Percentage of such amount shall be solely for the account of the relevant Issuing Lender.
(v)    The obligation of each Lender with a Revolving Loan Commitment to make Revolving Loans or L/C Advances to reimburse an Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.01(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the obligation of each Lender with a Revolving Loan Commitment to make Revolving Loans (but not L/C Advances) pursuant to this Section 2.01(c) is subject to the conditions set forth in Section 6 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender with a Revolving Loan Commitment fails to make available to the Administrative Agent for the account of the relevant Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(c) by the time specified in Section 2.01(c)(ii), such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. A certificate of the relevant Issuing Lender submitted to any Lender with a Revolving Loan Commitment (through the Administrative Agent) with respect to any amounts owing under this Section 2.01(c)(vi) shall be conclusive absent manifest error.
(j)    Repayment of Participations. (i) If, at any time after an Issuing Lender has made a payment under any Letter of Credit and has received from any Lender with a Revolving Loan Commitment such Lender’s L/C Advance in respect of such payment in accordance with Section 2.01(c), the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its RL Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of an Issuing Lender pursuant to Section 2.01(c)(i) is required to be returned under any of the circumstances described in Section 14.18 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender with a Revolving Loan Commitment shall pay to the Administrative Agent for the account of such Issuing Lender its RL Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(k)    Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Lender for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Credit Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the relevant Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any similar debtor relief law;
(v)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Guaranty or any other guarantee, for all or any of the Obligations of any Credit Party in respect of such Letter of Credit; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party;
provided that the foregoing shall not excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(l)    Role of Issuing Lenders. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lenders, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Loan Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lenders, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.01(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(m)    Cash Collateral. (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to cash collateralize the Letter of Credit Outstandings pursuant to Section 10 or (iii) an Event of Default set forth under Section 10A.05 occurs and is continuing, the Borrower shall cash collateralize all Letter of Credit Outstandings (in an amount equal to the Outstanding Amount thereof), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clauses (i) through (iii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 10A.05 occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “cash collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant

Issuing Lender and the Lenders with Revolving Loan Commitments, as collateral for the Letter of Credit Outstandings, cash or deposit account balances (“cash collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as cash collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Creditors) or that the total amount of such funds is less than the aggregate Letter of Credit Outstandings, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Letter of Credit Outstandings over (b) the total amount of funds, if any, then held as cash collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Lender. To the extent the amount of any cash collateral exceeds the then aggregate amount of Letter of Credit Outstandings and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to cash collateralize any Letter of Credit pursuant to this Section 2.01(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all cash collateral pledged to cash collateralize such Letter of Credit shall be refunded to the Borrower.
(n)    Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(o)    Addition of an Issuing Lender. A Lender with a Revolving Loan Commitment may become an additional Issuing Lender hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Lender. The Administrative Agent shall notify the Lenders with Revolving Loan Commitments of any such additional Issuing Lender.
(p)    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(q)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
(r)    Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Lender (in its capacity as a participant in Letters of Credit) with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Lender, or (ii) impose on any Issuing Lender or any such participant any other conditions relating, directly or indirectly, to this Agreement; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any such participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any such participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Issuing Lender or such participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by such Issuing Lender or any such participant, the Borrower shall, subject to the provisions of Section 14.16 (to the extent applicable), pay to such Issuing Lender or such participant such additional amount or amounts as will compensate such Issuing Lender or participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. The preceding sentence shall not apply to increased costs with respect to Taxes which are addressed in Section 4.04. Any Issuing Lender or any participant, upon determining that any additional amounts will be payable pursuant to this Section 2.01(l), will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such participant (a copy of which certificate shall be sent by such Issuing Lender or such participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such participant. In determining such additional amounts, each Issuing Lender and each participant will act reasonably and in good faith, provided that the certificate required to be delivered pursuant to this Section 2.01 shall, absent manifest error, be final and conclusive and binding on the Borrower
SECTION 3.Fees; Reductions of Commitment.
3.01    Fees.
(g)    The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Revolving Loan Commitment a commitment commission (the “Revolving Loan Commitment Commission”) for the period from the Effective Date to but not including the Revolving Loan Maturity Date (or to but not including such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate per annum for each day equal to the Applicable Margin on the daily excess, if any, of the amount of such Non-Defaulting Lender’s Revolving Loan Commitment on such day over the sum of (i) such Non-Defaulting Lender’s Outstanding Amount of Revolving Loans on such day and (ii) such Non-Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings on such day. Accrued Revolving Loan Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.
(h)    The Borrower agrees to pay to the Administrative Agent for distribution to each Lender with a Revolving Loan Commitment (based on each such Lender’s respective RL Percentage) a fee in respect of each Letter of Credit issued hereunder (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans on the daily Stated Amount of such Letter of Credit; provided that (i) no Letter of Credit Fee shall accrue or be payable on the portion of any Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings during any period when such RL Percentage is cash collateralized pursuant to Section 2.01 and (ii) during the period when a Lender with a Revolving Loan Commitment is a Defaulting Lender and prior to the cash collateralization or reallocation of such Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings pursuant to Section 2.01, any Letter of Credit Fees in respect of such Lender’s RL Percentage of the Letter of Credit Outstandings shall be payable to the Issuing Lender rather than to such Defaulting Lender. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
(i)    The Borrower shall pay directly to each Issuing Lender for its own account a fronting fee with respect to each Letter of Credit issued by it to the Borrower equal to the greater of (x) 0.25% per annum (or such other amount as may be mutually agreed by the Borrower and the applicable Issuing Lender) of the daily Stated Amount thereof and (y) to the extent the Issuing Lender is the Administrative Agent or an Affiliate thereof, $1,500 per annum. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees for standby Letters of Credit shall be due and payable in Dollars on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such standby Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and all fronting fees payable with respect to each commercial Letter of Credit shall be due and payable on the date of issuance of such commercial Letter of Credit. In addition, the Borrower shall pay directly to each Issuing Lender for its own account with respect to each Letter of Credit the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.
(j)    The Borrower agrees to pay on the Initial Borrowing Date to each Lender party to this Agreement on the Initial Borrowing Date, as compensation for the funding of such Lender’s Initial Term Loan, a closing fee (the “Closing Fee”) in an amount equal to 1.0% of the principal amount of such Lender’s Initial Term Loan made on the Initial Borrowing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Initial Borrowing Date and non-refundable and non-creditable thereafter and such Closing Fee shall be netted against the Initial Term Loans made by such Lender.
(k)    The Borrower agrees to pay to the Lenders with Revolving Loan Commitments, the Joint Book Runners and the Administrative Agent, for their respective accounts, such other fees as have been agreed to in writing by the Borrower with such Lenders, the Joint Book Runners or the Administrative Agent, as the case may be.
3.02    Voluntary Reduction and Termination of Unutilized Commitments.
(c)    Upon at least one Business Day’s prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or partially reduce (i) the Total Unutilized Revolving Loan Commitment, in an integral multiple of $1,000,000 in the case of partial reductions to the Total Revolving Loan Commitment; provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender with such a Commitment, and/or (ii) unless otherwise provided in the respective Incremental Commitment Agreement, the Incremental Term Loan Commitments provided pursuant to any Incremental Commitment Agreement, in an integral multiple of $1,000,000 (or as may otherwise be provided in the respective Incremental Commitment Agreement) in the case of partial reductions to the aggregate amount of Incremental Term Loan Commitments provided pursuant to the respective Incremental Commitment Agreement; provided that each such reduction shall apply proportionately to permanently reduce the Incremental Term Loan Commitments of the various Lenders provided pursuant to the respective Incremental Commitment Agreement.
(d)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 14.12(b), the Borrower may, subject to the requirements of Section 14.12(b) and upon five Business Days’ written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate the entire Revolving Loan Commitment of such Lender so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts owing to such Lender (other than amounts owing in respect of any Tranche of Term Loans of such Lender, if such Tranche of Term Loans are not being repaid pursuant to Section 14.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to this Section 3.02(b) and, in the case of any replacement of Revolving Loan Commitments, such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.07, 1.08, 2.01(l), 4.04, 14.01 and 14.06), which shall survive as to such repaid Lender.
3.03    Mandatory Reduction of Commitments.
(a)    The Total Commitments (and each of the Commitments of each Lender) shall terminate in their entirety at 5:00 p.m. (New York time) on January 29, 2010, unless the Initial Borrowing Date shall have occurred on or prior to such date.
(b)    The ~~Total Initial~~Additional Term ~~Loan Commitment (and the Initial Term Loan~~ B Commitment of ~~each~~the Additional Term B Lender~~) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of Initial Term Loans on such date by each Lender required to make such Initial Term Loans~~ shall terminate in full upon the funding of the Term B Loans to be made on the Amendment No. 1 Effective Date.
(c)    The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety on the Revolving Loan Maturity Date.
(d)    The Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Commitment Agreement shall be permanently reduced on each Incremental Term Loan Borrowing Date on which Incremental Term Loans are incurred pursuant to such Incremental Commitment Agreement in an amount equal to the aggregate principal amount of Incremental Term Loans made by such Lender pursuant to such Incremental Commitment Agreement on such date. Additionally, the Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Commitment Agreement shall terminate at 5:00 P.M. (New York City time) on the date specified in such Incremental Commitment Agreement.
SECTION 4.Prepayments; Payments; Taxes.
4.01    Voluntary Prepayments.
(e)    The Borrower shall have the right to prepay the Revolving Loans and Term Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 2:00 P.M. (New York time) at the Administrative Agent’s Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of the Borrower’s intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrower’s intent to prepay Eurodollar Loans, specifying whether ~~Initial~~Term B Loans, Revolving Loans, Swingline Loans or one or more specified Tranches of Incremental Term Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made and, in the case of prepayments of Term Loans of any Tranche, the application of such prepayments to the Scheduled Term Loan Repayments of such Tranche, which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each prepayment of Loans shall be in an aggregate principal amount of at least $1,000,000 (or $100,000 in the case of Swingline Loans), and thereafter, in integral multiples of $100,000; (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.08; (iv) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made by Lenders pursuant to a Borrowing shall be applied pro rata among all such Lenders’ Loans comprising such Borrowing, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans, such prepayment shall not be applied to the prepayment of Revolving Loans of a Defaulting Lender; (v) each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall be applied pro rata to the Tranche of Term Loans specified by the Borrower and (vi) the amount of each voluntary prepayment of Term Loans made pursuant to this Section 4.01(a) and applied to a particular Tranche of Term Loans as provided in the preceding clause (v) shall be applied to reduce the Scheduled Term Loan Repayments of such Tranche as directed by the Borrower in the notice referred to in preceding clause (i). The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. (New York City time) on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(f)    In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 14.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and all other amounts owing to such Lender (or owing to such Lender with respect to the Tranche or Tranches which gave rise to the need to obtain such Lender’s individual consent) in accordance with such Section 14.12(b) so long as (A) in the case of the repayment of any Revolving Loans of any Lender pursuant to this Section 4.01(b), the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 3.02(b) and (B) the consents required by Section 14.12(b) in connection with the repayment pursuant to this Section 4.01(b) have been obtained.
(g)    (i) Notwithstanding anything to the contrary in Section 4.01(a) or (b) or Section 14.06 (which provisions shall not be applicable to this Section 4.01(c)), any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term Loans of any Tranche to the Lenders at a discount to the par value of such Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 4.01(c); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any Revolving Loan or Swingline Loan, (B) immediately after giving effect to any Discounted Voluntary Prepayment, the sum of (x) the Unutilized Revolving Loan Commitments plus (y) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries shall be not less than the aggregate Outstanding Amount of Revolving Loans and Swingline Loans, (C) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of a particular Tranche on a pro rata basis, (D) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 4.01(c) has been satisfied and (3) such Purchasing Borrower Party does not have any material non-public information (“MNPI”) with respect to VHS Holdco I or any of its Subsidiaries that either (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to VHS Holdco I, any of its Subsidiaries or Affiliates) prior to such time or (b) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Term Loans.
(ii)    To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit Q hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Borrower Party desires to prepay Term Loans in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $5,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Term Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).
(iii)    Upon receipt of a Discounted Prepayment Option Notice in accordance with this Section 4.01(d), the Administrative Agent shall promptly notify each Term Loan Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit R hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Term Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Borrower Party, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable

Discount shall be (A) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to this Section 4.01(c) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.
(iv)    The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) of the applicable Tranche offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.
(v)    Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 1.08), upon irrevocable notice substantially in the form of Exhibit S hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.
(vi)    To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with this Section 4.01(c)) established by the Administrative Agent in consultation with the Borrower.
(vii)    Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Borrower Party may withdraw its offer to make a

Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.
(h)     Notwithstanding anything to the contrary contained in this Agreement, at the time of the effectiveness of any Repricing Transaction that is consummated prior to the six month anniversary of the Amendment No. 1 Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term B Loans (including any Lender that is required to assign its Term B Loans pursuant to Section 14.12(b)), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Term B Loans prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all the Term B Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.
4.02    Mandatory Repayments.
(e)    On any day on which the sum of (I) the aggregate outstanding principal amount of Revolving Loans, plus (II) the aggregate outstanding principal amount of Swingline Loans plus (III) the Letter of Credit Outstandings, exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall prepay on such day principal of Swingline Loans and, after all Swingline Loans have been repaid in full, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall cash collateralize such excess amount only in accordance with procedures similar to Section 2.01(g).
(f)    The Borrower shall repay outstanding principal of ~~Initial~~Term B Loans (I) on each Quarterly Payment Date (commencing on July 1, ~~2010~~2013) prior to the ~~Initial~~Term B Loan Maturity Date (each such date, a “Scheduled ~~Initial~~Term B Loan Repayment Date”), in an amount equal to ¼ of 1% of the excess of (x) the aggregate original principal amount of the ~~Initial~~Term B Loans borrowed or converted under this Agreement ~~(~~on the ~~Initial Borrowing~~ Amendment No. 1 Effective Date~~)~~ minus (y) the original principal amount of ~~Initial~~Term B Loans prepaid prior to such date pursuant to Sections 4.01(c), 9.04(xvii)(iii) and 14.04(k) (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02(g), a “Scheduled ~~Initial~~Term B Loan Repayment”) and (II) on the ~~Initial~~Term B Loan Maturity Date in an amount equal to the remaining unpaid principal amount of the ~~Initial~~Term B Loans at such time; provided that if any Incremental Term Loans are incurred which will be added to (and form part of) an the Tranche of ~~Initial~~Term B Loans, the amount of the then remaining Scheduled ~~Initial~~Term B Loan Repayments shall be proportionally increased (with the aggregate amount of increases to the then remaining Scheduled Term B Loan Repayments to equal the aggregate principal amount of such new Incremental Term Loans then being incurred) in accordance with the requirements of Section 1.11(c).
(g)    The Borrower shall repay the principal amount of Incremental Term Loans on the dates and in the amounts set forth in the respective Incremental Commitment Agreement or Agreements relating to such Incremental Term Loans (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02(g), a “Scheduled Incremental Term Loan Repayment,” and, together with the Scheduled ~~Initial~~Term B Loan Repayments, collectively, the “Scheduled Term Loan Repayments”, and each such date a “Scheduled Incremental Term Loan Repayment Date” and, together with the Scheduled ~~Initial~~Term B Loan Repayment Dates, collectively, the “Scheduled Term Loan Repayment Dates”), provided that if any Incremental Term Loans are incurred which will be added to (and form part of) an existing Tranche of Incremental Term Loans, the amount of the then remaining Scheduled Incremental Term Loan Repayments of the respective Tranche shall be proportionally increased (with the aggregate amount of increases to the then remaining Scheduled Incremental Term Loan Repayments to equal the aggregate principal amount of such new Incremental Term Loans then being incurred) in accordance with the requirements of Section 1.11(c); provided, further, that the amount of any Scheduled Incremental Term Loan Repayment for any Tranche of Incremental Term Loans shall be reduced proportionately by the original principal amount of Incremental Term Loans of such Tranche prepaid prior to such date pursuant to Sections 4.01(c), 9.04(xvii)(iii) and 14.04(k).
(h)    No later than the fifth Business Day, after each date on or after the Initial Borrowing Date upon which VHS Holdco I or any of its Subsidiaries receives any cash proceeds from any incurrence by VHS Holdco I or any of its Subsidiaries of Indebtedness for borrowed money (excluding Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 other than pursuant to Section 9.04(xvii)(ii)), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied as a mandatory repayment of outstanding Term Loans in accordance with the requirements of Sections 4.02(g) and (h).
(i)    No later than the fifth Business Day, after each date on or after the Initial Borrowing Date upon which VHS Holdco I or any of its Subsidiaries receives proceeds from any Recovery Event or any sale or other disposition of assets, including sales or other dispositions of capital stock, other Equity Interests and securities held by VHS Holdco I or any of its Subsidiaries (but excluding (A) sales or transfers of assets permitted by Sections 9.02(ii), (v), (vi), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi) and (xviii), (B) Recovery Events, sales or other dispositions of assets (other than those dispositions described in clauses (A) and (C) of this Section 4.02(e)) the aggregate Net Sale/Recovery Event Proceeds of which do not exceed $7,500,000 in any one transaction or series of transactions or $20,000,000 in any fiscal year of VHS Holdco I, and (C) so long as no Specified Default then exists, Recovery Events, sales or other dispositions of assets (other than those dispositions described in clauses (A) and (B) of this Section 4.02(e)), the Net Sale/Recovery Event Proceeds of which do not in the aggregate exceed the greater of (x) $400,000,000 and (y) 15% of VHS Holdco I’s Total Assets; provided that in the case of this clause (C), such Net Sale/Recovery Event Proceeds are used (or contractually committed to be used) to purchase, maintain, develop, construct, upgrade, repair or improve tangible assets for use in the business of the Borrower and its Subsidiaries (including through the acquisition of any Person that owns such tangible assets in a transaction otherwise permitted by this Agreement) within 365 days (or, to the extent contractually committed to be used (but not actually used) within such 365 day period, within 180 days thereafter) following the receipt of such Net Sale/Recovery Event Proceeds and VHS Holdco I delivers a certificate to the

Administrative Agent on or prior to such date of receipt stating that such Net Sale/Recovery Event Proceeds shall be used (or contractually committed to be used) to purchase, maintain, develop, construct, upgrade, repair or improve such tangible assets within 365 days following the date of the receipt of such Net Sale/Recovery Event Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended)), an amount equal to 100% of the Net Sale/Recovery Event Proceeds therefrom shall be applied as a mandatory repayment of outstanding Term Loans in accordance with the requirements of Sections 4.02(g) and (h). To the extent Net Sale/Recovery Event Proceeds are not required to be applied pursuant to this Section 4.02(e) as a result of clause (C) and all or any portion of such Net Sale/Recovery Event Proceeds are not so reinvested in tangible assets within the 365 day period referred to above (or, if contractually committed to be used within such 365 day period, within180 days thereafter), then the remaining portion of such Net Sale/Recovery Event Proceeds shall be applied on the last day of such applicable period as otherwise required by this Section 4.02(e) (determined without regard to such clause (C)).
(j)    On each Excess Cash Payment Date, so long as Excess Cash Flow for the relevant Excess Cash Payment Period exceeds $2,000,000, an amount equal to the excess of (i) the Applicable ECF Percentage of such Excess Cash Flow in excess of $2,000,000 for the relevant Excess Cash Payment Period minus (ii) the principal amount of optional prepayments of Term Loans pursuant to Section 4.01(a) (other than with the proceeds of Indebtedness) and optional repayments of Revolving Loans to the extent accompanied by reductions in Revolving Loan Commitments pursuant to Section 3.02 during such Excess Cash Payment Period shall be applied as a mandatory repayment of outstanding Term Loans in accordance with the requirements of Sections 4.02(g) and (h).
(k)    Each amount required to be applied pursuant to any of Sections 4.02(d), (e) or (f) shall be applied to prepay Term Loans of each Tranche on a pro rata basis based on each such Tranche’s Relevant Term Loan Percentage and with respect to any Tranche shall be applied to reduce Scheduled Term Loan Repayments under such Tranche as specified by the Borrower to the Administrative Agent.
(l)    With respect to each repayment of Term Loans required by this Section 4.02, the Borrower may designate the Types of Term Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 shall be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; and (ii) each repayment of Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans of all Lenders. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion. Notwithstanding the foregoing provisions of this Section 4.02, if at any time the mandatory repayment of Loans pursuant to subsection (d), (e) or (f) of this Section 4.02 would result, after giving effect to the procedures set forth above in this clause (h), in the Borrower incurring breakage costs under Section 1.08 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto

(any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Event of Default then exists. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower, with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided, however, that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall) apply any or all proceeds then on deposit in such collateral account to the payment of such Affected Loans.
(m)    Notwithstanding anything to the contrary contained elsewhere in the Agreement, all then outstanding Loans of any Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans.
(n)    Notwithstanding anything to the contrary contained in this Section 4.02 or elsewhere in this Agreement, the Borrower shall have the option, in its sole discretion, to give the Lenders with outstanding Term Loans of any Tranche the option to waive a mandatory repayment of such Term Loans pursuant to Sections 4.02(d), (e) or (f) (each such prepayment or repayment, a “Waivable Repayment”) upon the terms and provisions set forth in this Section 4.02(j). If the Borrower elects to exercise the option referred to in the preceding sentence, the Borrower shall give to the Administrative Agent written notice of its intention to give the Lenders of the selected Tranche or Tranches the right to waive a Waivable Repayment at least five Business Days prior to such repayment, which notice the Administrative Agent shall promptly forward to all Lenders of the selected Tranche or Tranches (indicating in such notice the amount of such repayment to be applied to each such Lender’s outstanding Term Loans). Any offer by the Borrower to permit such Lenders to waive any such Waivable Repayment may apply to all or part of such repayment, provided that any offer to waive part of such repayment must be made ratably to such Lenders on the basis of their outstanding Term Loans of the selected Tranche or Tranches. In the event any such Lender desires to waive such Lender’s right to receive any such Waivable Repayment in whole or in part, such Lender shall so advise the Administrative Agent no later than the close of business two Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Lender desires to receive in respect of such repayment. If any Lender does not validly reply to the Administrative Agent within the aforementioned two Business Day period, such Lender will be deemed not to have waived any part of such repayment. If any Lender indicates that it desires to waive any prepayment but does not specify an amount such Lender wishes to waive, it will be deemed to have waived 100% of the amount of its share of such payment. In the event that any such Lender waives all or part of such right to receive any such Waivable Repayment, the amount (the “Declined Proceeds”) so waived shall be retained by the Borrower.
(o)    The Borrower shall repay in full all Initial Term Loans that are not Converted Initial Term Loans on the Amendment No. 1 Effective Date.
4.03    Method and Place of Payment.
(e)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(f)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(g)    Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of (x) the applicable Federal Funds Rate from time to time in effect and (y) a rate determined by the Administrative Agent in accordance with banking rules governing interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.03(c) shall be conclusive, absent manifest error.
(h)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in Section 1.01, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Loan set forth in Section 6 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(i)    The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
(j)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(k)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Credit Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Credit Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders entitled thereto on a pro rata basis.
(l)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 1.02(b), 1.03(c), 2.01(c), 4.03(c) or 14.06, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
4.04    Taxes.
(d)    Unless required by applicable Laws (as determined in good faith by the applicable withholding agent), any and all payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of and without deduction for Taxes. If the Credit Party or other applicable withholding agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to any Agent or any Lender, (i) the sum payable by such Credit Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 4.04) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if a Credit Party is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.
(e)    In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document, other than any such Taxes that are imposed as a result of a Lender’s voluntary assignment in such Lender’s interest in the Loan hereunder, but only to the extent such assignment-related Taxes are imposed as a result of such Lender’s current or former connection with the jurisdiction imposing such Taxes (other than any connections arising from such Lender having executed, delivered, enforced, become a party to, performed its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Credit Document) (the “Other Taxes”).
(f)    Each of the Credit Parties agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender (whether or not such Taxes are correctly or legally imposed) and (ii) any expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides the relevant Credit Party with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. If the Borrower reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and each Lender will use reasonable efforts to cooperate with Borrower for the Borrower to file for and obtain a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.
(g)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Credit Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Credit Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Without limiting the foregoing:
(iv)    Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor forms) certifying that such Lender is exempt from federal backup withholding.
(v)    Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)    two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,
(B)    two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),
(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit E (any such certificate a “United States Tax Compliance Certificate”) to the effect that (1) such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) such Lender is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (3) such Lender is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (4) no payments in connection with any Credit Document are effectively connected with a United States trade or business conducted by such Lender and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms),
(D)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form

W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner), or
(E)    two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a deduction in, United States federal withholding tax on any payments to such Lender under the Credit Documents.
Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
Each Lender shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.
(h)    If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Credit Party pursuant to this Section 4.04, it shall promptly remit such refund to the Credit Party, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Credit Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.
(i)    For purposes of this Section 4.04, a “Lender” shall include any Issuing Lender.
SECTION 5.Conditions Precedent to Credit Events on the Initial Borrowing Date
5A.01    Execution of the Agreement; Notes. On or prior to the Initial Borrowing Date (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent, for the account of each of the Lenders that has requested the same, the appropriate Note(s) executed by the Borrower.
5A.02    Fees, etc. On or prior to the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent, the Joint Book Runners and the Lenders all Fees and, to the extent invoiced, all other reasonable costs, fees and expenses (including, without limitation, to the extent invoiced, reasonable legal fees and expenses of the Administrative Agent and the Joint Book Runners) payable to the Administrative Agent, the Joint Book Runners and the respective Lenders to the extent then due.
5A.03    Opinion of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Simpson Thacher & Bartlett LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit F-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (ii) from Ronald P. Soltman, Esq., General Counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit F-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, opinions each in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent, the Joint Book Runners and each of the Lenders and dated the Initial Borrowing Date and covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
5A.04    Corporate Documents; Proceedings; etc.
(a)    On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date, signed by the chairman of the board, chief executive officer, chief financial officer, the president, any vice president or the treasurer of VHS Holdco I and each other Credit Party, and attested to by the secretary or any assistant secretary of the respective Credit Party, substantially in the form of Exhibit G with appropriate insertions, together with copies of the certificate of incorporation and by-laws of each such Credit Party, and the resolutions of each such Credit Party referred to in such certificate.
(b)    On or prior to the Initial Borrowing Date the Administrative Agent shall have received good standing certificates of each Credit Party from its jurisdiction of organization, if any, which the Administrative Agent may have reasonably requested.
5A.05    Consummation of the Transaction.
(a)    On or prior to the Initial Borrowing Date, the Borrower shall have received gross cash proceeds (calculated before original issue discount and underwriting fees) of $950,000,000 from the issuance by the Borrower and Vanguard Holding Company II, Inc. of a like principal amount of New Senior Unsecured Notes.
(b)    On or prior to the Initial Borrowing Date, the Administrative Agent shall have received evidence that the total commitments pursuant to the Existing Credit Agreement shall have been terminated, and all loans thereunder shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder shall have been terminated (or incorporated as Existing Letters of Credit hereunder), all other amounts (including premiums) due and owing pursuant to the Existing Credit Agreement shall have been repaid in full and the collateral agent thereunder shall have released (or authorized the release) of the Liens on the assets of VHS Holdco I and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreement.
(c)    The Administrative Agent shall be satisfied that on or prior to the Initial Borrowing Date, (i) the Borrower and VHS Holdco I shall have repurchased and retired all Existing Senior Discount Notes and the Existing Senior Subordinated Notes validly tendered prior to the “Consent Payment Deadline” (as defined in the Borrower’s offer to purchase dated January 14, 2010) and the supplemental indentures contemplated by such offer to purchase shall have become effective or (ii) Borrower and VHS Holdco I shall have provided notices of redemption for all Existing Senior Discount Notes and Existing Senior Subordinated Notes and shall have satisfied and discharged the applicable indentures.
5A.06    Pledge Agreement. On or prior to the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered to the Administrative Agent a Pledge Agreement substantially in the form of Exhibit H (as modified, supplemented or amended from time to time, the “Pledge Agreement”) and, except for items permitted to be delivered following the Initial Borrowing Date pursuant to the terms thereof, shall have delivered to the Collateral Agent, as Pledgee thereunder, all the certificated Pledge Agreement Collateral, if any, referred to therein as being owned by such Credit Party on the date thereof, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated stock powers (or other effective endorsement for transfer), in the case of certificated Equity Interests constituting Pledge Agreement Collateral.
5A.07    Subsidiaries Guaranty. On or prior to the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty substantially in the form of Exhibit I (as modified, supplemented or amended from time to time, collectively the “Subsidiaries Guaranty”).
5A.08    Vanguard Guaranty. On or prior to the Initial Borrowing Date, Vanguard shall have duly authorized, executed and delivered to the Administrative Agent the Vanguard Guaranty substantially in the form of Exhibit J (as modified, supplemented or amended from time to time, the “Vanguard Guaranty”).
5A.09    Security Agreement. On or prior to the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered to the Administrative Agent the Security Agreement substantially in the form of Exhibit K (as modified, supplemented or amended from time to time, the “Security Agreement”), together with:
(i)    UCC financing statements with respect to each Credit Party; and
(ii)    lien search results with respect to the Credit Parties in such jurisdictions as the Administrative Agent shall have requested.
5A.10    Solvency Certificate. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent a solvency certificate in the form of Exhibit L, dated the Initial Borrowing Date, from the chief financial officer of VHS Holdco I.
SECTION 5B.    Conditions Precedent to each Incurrence of Incremental Term Loans. The obligation of each Lender party to any Incremental Commitment Agreement to make Incremental Term Loans as contemplated therein and by this Agreement, is subject at the time of the making of such Incremental Term Loans to the satisfaction of the following conditions:
5B.01    Incremental Commitment Agreement; Related Documentation. The Administrative Agent shall have received the respective Incremental Commitment Agreement, executed by each party thereto (which execution may be in counterparts), and the Administrative Agent shall have received all related documentation in accordance with the requirements of Section 1.11(b).
5B.02    Officer’s Certificate. On the date of each incurrence of Incremental Term Loans, the Administrative Agent shall have received a certificate, dated the date of such incurrence, signed by the chairman of the board, the chief executive officer, the chief financial officer, the president, any vice president or the treasurer of each Borrower certifying that the Incremental Term Loans are being incurred in accordance with all relevant requirements and representations and warranties contained in this Agreement, including, without limitation, Section 1.11, and showing in reasonable detail calculations of compliance with the requirements of clauses (iv) and (ix) of Section 1.11(a).
SECTION 6.Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including any Loans made on the Initial Borrowing Date or at any time thereafter), and the obligation of each Issuing Lender to issue Letters of Credit (including any Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
6.01    No Default; Representations and Warranties. At the time of each such Credit Event and also immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
6.02    Notice of Borrowing; Letter of Credit Application.
(j)    Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.02(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b).
(k)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Application meeting the requirements of Section 2.01.
The acceptance of the proceeds of each Loan and the making of each Letter of Credit Request shall constitute a representation and warranty by each Credit Agreement Party to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5A (with respect to Credit Events on the Initial Borrowing Date), Section 5B (with respect to each incurrence of Incremental Term Loans) and in this Section 6 (with respect to all Credit Events on and after the Initial Borrowing Date) and applicable to such Credit Event exist as of that time.
SECTION 7.Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit as provided herein, each Credit Agreement Party makes the following representations, warranties and agreements, in each case after giving effect to the Transactions, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
7.01    Corporate and Other Status. VHS Holdco I and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization or formation, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the conduct of its business requires such qualifications except for failures to be so qualified or in good standing which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
7.02    Corporate or Partnership Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is a party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights, by equitable principles (regardless of whether enforcement is sought in equity or at law) and subject to the implied covenants of good faith and fair dealing.
7.03    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which VHS Holdco I or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational document(s)) of VHS Holdco I or any of its Subsidiaries or (iv) will result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets of VHS Holdco I or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which VHS Holdco I or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject except in the cases of preceding clause (i) through (iii), inclusive, to the extent that any such contravention, conflict, breach or violation referred in any such clause could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
7.04    Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (v) those filings that have been obtained or made and which remain in full force and effect, (w) the filing of UCC-1 financing statements, (x) filings with the United States Patent and Trademark Office and the United States Copyright Office, (y) recordation of the Mortgages and (z) such actions, consents and approvals the failure to be obtained or made which could not be reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the Transaction or the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.
7.05    Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc.
(e)    The consolidated balance sheets of Vanguard and its Subsidiaries for the fiscal years ended on June 30, 2007, June 30, 2008 and June 30, 2009 and the related consolidated statements of income, cash flows and shareholders’ equity of Vanguard for the fiscal year ended on such dates, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of Vanguard and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of Vanguard and its Subsidiaries for the periods covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP. Except as set forth in the SEC Filings, since June 30, 2009 nothing has occurred which has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
(f)    On and as of the Initial Borrowing Date and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower on a stand alone basis, and of VHS Holdco I and its Subsidiaries taken as a whole, will exceed their debts; (ii) the Borrower on a stand alone basis, and VHS Holdco I and its Subsidiaries taken as a whole, have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts become absolute and matured; and (iii) the Borrower on a stand alone basis, and VHS Holdco I and its Subsidiaries taken as a whole, will have sufficient capital with which to conduct their business. For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
(g)    Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or in other information delivered to the Lenders in writing, there were as of the Initial Borrowing Date (and after giving effect to the Transaction) no liabilities or obligations with respect to VHS Holdco I or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would reasonably be expected to be materially adverse to VHS Holdco I and its Subsidiaries taken as a whole.
(h)    On and as of the Initial Borrowing Date, the Projections and the information of a general economic nature delivered to the Joint Book Runners and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on assumptions believed by each Credit Agreement Party to be reasonable; it being understood that the Projections include assumptions as to future events that are not to be viewed as facts and there can be no assurance that such assumptions, statements, estimates and Projections will be realized and that actual results may differ from the projected results and such differences may be material and adverse.

7.06    Litigation; Compliance with Laws.
(a)    There are no actions, suits or proceedings pending or, to any Credit Agreement Party’s knowledge, threatened in writing (i) with respect to any Credit Document, (ii) that could reasonably be expected to, either individually or in the aggregate, materially adversely affect the Transaction, or (iii) with respect to any matter that could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
(b)    VHS Holdco I and each of its Subsidiaries are in compliance with all applicable statutes, regulations and orders of all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws) except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
7.07    True and Complete Disclosure. All factual information (taken as a whole) regarding Vanguard or any of its Subsidiaries or VHS Holdco I or any of its Subsidiaries furnished by or on behalf of Vanguard or any of its Subsidiaries or VHS Holdco I or any of its Subsidiaries in writing to the Administrative Agent, the Joint Book Runners or any Lender for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of VHS Holdco I or any of its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. It is understood that the Projections or any other information of a general economic nature do not constitute factual information for purposes of this Section 7.07.
7.08    Use of Proceeds; Margin Regulations.
(a)    All proceeds of the Initial Term Loans shall be used solely to finance (in part) the Transaction.
(b)    All proceeds of the Revolving Loans and the Swingline Loans shall be used solely to finance Permitted Acquisitions and for working capital purposes, Capital Expenditures and other general corporate purposes of the Borrower and its Subsidiaries.
(c)    All proceeds of Incremental Term Loans shall be used solely (i) to finance Permitted Acquisitions, (ii) to finance Capital Expenditures and the Borrower’s and its Subsidiaries’ other general corporate purposes and/or (iii) to repay outstanding Term Loans and Revolving Loans.

(d)    No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(e)    The proceeds of the Term B Loans made pursuant to the Additional Term B Commitment shall be used for the repayment of Initial Term Loans required to be made pursuant to Section 4.02(k) and for general corporate purposes.
7.09    Tax Returns and Payments. Vanguard, VHS Holdco I and each of the Subsidiaries of VHS Holdco I (the “VHS Subsidiaries”) has filed all federal income Tax returns and all other material Tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes levied or imposed upon it or its income, profits or properties that are due and payable (including in its capacity as a withholding agent), other than those which are being contested in good faith by appropriate proceedings diligently conducted and which are fully provided for on the financial statements of Vanguard, VHS Holdco I or the VHS Subsidiaries (as applicable) in accordance with GAAP, (b) Vanguard, VHS Holdco I and each of the VHS Subsidiaries have at all times provided adequate reserves (in accordance with GAAP) for the payment of all material Taxes applicable for all prior fiscal years and for the current fiscal year to date, (c) there is no action, suit, deficiency, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Credit Party, threatened in writing by any authority regarding any Taxes relating to Vanguard, VHS Holdco I or any of the VHS Subsidiaries that could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and the VHS Subsidiaries taken as a whole and (d) as of the Initial Borrowing Date, none of Vanguard, VHS Holdco I nor any of the VHS Subsidiaries has entered into an agreement or waiver which is currently in effect or has pending a request to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Vanguard, VHS Holdco I or any of the VHS Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Vanguard, VHS Holdco I or any of the VHS Subsidiaries not to be subject to the normally applicable statute of limitations. Notwithstanding anything to the contrary in this Section 7.09, the representations of Vanguard in this Section 7.09 are limited to Taxes and Tax matters related to the ownership of VHS Holdco I and the VHS Subsidiaries.
7.10    Compliance with ERISA. Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code, except for any non-compliance therewith which could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred, except as could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan other than a plan which is a multiemployer plan, has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole; no failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA has occurred or is reasonably expected to occur with respect to any Plan which is subject to Section 412 of the Code or Section 302 of ERISA and no application has been made for a waiver or modification of the minimum funding standard (including any required installment payments) under Section 412 of the Code or Section 302 of ERISA with respect to a Plan, except as could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole; except as could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole, all contributions required to be made with respect to a Plan have been timely made; neither VHS Holdco I nor any Subsidiary of VHS Holdco I nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan that could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA that could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened that could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole; using actuarial assumptions and computation methods used by the Plan pursuant to their valuation report, the aggregate liabilities of VHS Holdco I and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed an amount that could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.

7.11    The Security Documents.
(a)    The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral (subject to any limitations specified therein), and the Collateral Agent, for the benefit of the Secured Creditors, shall when filings on form UCC-1 in appropriate form are filed in offices located in the jurisdictions specified on Annex C to the Security Agreement, have a fully perfected first lien on, and security interest in, all right, title and interest in all of the Security Agreement Collateral described therein (other than U.S. registrations and applications for trademarks, patents and copyrights for which applicable law requires in a filing of a federal agency for perfection purposes), to the extent perfection can be obtained by filing form UCC-1s, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement (it being understood that subsequent filings may be necessary to perfect a security interest in registered trademarks, patents, trademark and patent applications, and registered copyrights, acquired by the Credit Parties after the date hereof).
(b)    The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors shall constitute perfected security interests in the Pledge Agreement Collateral, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.
(c)    Each Mortgage is effective to create, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be party thereto) for the benefit of the Secured Creditors, and when such Mortgage is filed or recorded in proper real estate filing or recording office, such security interest and mortgage lien shall be fully perfected, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Liens related thereto).
7.12    Properties. All Real Property owned or leased by VHS Holdco I or any of its Subsidiaries as of the Initial Borrowing Date (other than any such leased Real Property consisting of immaterial office or other spaces), and the nature of the interest therein, is correctly set forth in Schedule 7.12. VHS Holdco I and each of its Subsidiaries have good and valid record fee simple title (insurable at ordinary rates) to all material properties owned by them, including all property reflected in Schedule 7.12 and in the balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.
7.13    Capitalization. On the Initial Borrowing Date no Credit Agreement Party has any outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.
7.14    Subsidiaries. As of the Initial Borrowing Date (I) VHS Holdco I has no direct Subsidiaries other than Vanguard Holding Company I, Inc. and the Borrower and (II) the Borrower has no Subsidiaries other than (i) those Subsidiaries listed on Schedule 7.14 and (ii) new Subsidiaries created in compliance with Section 8.13. Schedule 7.14 correctly sets forth, as of the Initial Borrowing Date, the percentage ownership (direct or indirect) of VHS Holdco I in each class of capital stock or other equity of each of its Subsidiaries and also identifies the direct owner thereof.
7.15    Investment Company Act. Neither VHS Holdco I nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
7.16    Environmental Matters.
(a)    VHS Holdco I and each of its Subsidiaries have complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to any Credit Agreement Party’s knowledge, threatened Environmental Claims against VHS Holdco I or any of its Subsidiaries or any Real Property owned, leased or operated by VHS Holdco I or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property owned, leased or operated by VHS Holdco I or any of its Subsidiaries or, to any Credit Agreement Party’s knowledge, on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to result in an Environmental Claim against VHS Holdco I or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by VHS Holdco I or any of its Subsidiaries under any applicable Environmental Law.
(b)    Hazardous Materials are not being, and to the Credit Agreement Parties’ best knowledge, have not at any time previously been, generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by VHS Holdco I or any of its Subsidiaries except in compliance with all applicable Environmental Laws.

(c)    Notwithstanding anything to the contrary in this Section 7.16, the representations made in this Section 7.16 shall only be untrue if the aggregate effect of all failures, noncompliances, activities, facts, circumstances, conditions and occurrences of the types described above could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
7.17    Labor Relations. There is (i) no unfair labor practice complaint pending against VHS Holdco I or any of its Subsidiaries or, to the best knowledge of the Credit Agreement Parties, threatened in writing against any of them, before the National Labor Relations Board, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against VHS Holdco I or any of its Subsidiaries or, to the best knowledge of the Credit Agreement Parties, threatened in writing against any of them, (iii) no strike, labor dispute, slowdown or stoppage pending against VHS Holdco I or any of its Subsidiaries or, to the best knowledge of the Credit Agreement Parties, threatened in writing against any of them and (iv) no union representation question exists with respect to the employees of VHS Holdco I or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii). (iii) or (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
7.18    Intellectual Property. VHS Holdco I and each of its Subsidiaries owns or has the right to use, all material patents, trademarks, service marks, trade names, copyrights, licenses, and proprietary information (including but not limited to rights in computer programs and databases) necessary for the present conduct of its business, to their knowledge, without any violation of the rights of others which could reasonably be expected to result in a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
7.19    Hospital Properties. On the Initial Borrowing Date, each Hospital Property is owned by a Wholly-Owned Subsidiary of the Borrower which is a Subsidiary Guarantor organized under the laws of a state in the United States except that (i) each Hospital Property located in San Antonio is owned by a Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary (but is a Subsidiary Guarantor) and (ii) the Hospital Property located in Chicago, Illinois, and known as Louis A. Weiss Memorial Hospital is owned by a Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary and which is not a Subsidiary Guarantor.
7.20    Insurance. Schedule 7.20 sets forth a true and complete listing of all insurance maintained by or on behalf of VHS Holdco I and its Subsidiaries as of the Initial Borrowing Date.
7.21    Legal Names; Organizational Identification Numbers; Jurisdiction and Type of Organization; etc. Schedule 7.20 hereto sets forth a true and correct list, as of the Initial Borrowing Date, of the exact legal name of each Credit Party, the organizational identification number (if any) of such Credit Party, the jurisdiction of organization of such Credit Party and the type of organization of such Credit Party.
SECTION 8.Affirmative Covenants. Each Credit Agreement Party hereby covenants and agrees that on and after the Initial Borrowing Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other obligations (other than (x) contingent obligations not yet due and payable and (y) Cash Management Obligations or Obligations under Secured Hedge Agreements) incurred hereunder and thereunder, are paid in full:
8.01    Information Covenants. VHS Holdco I will furnish to the Administrative Agent (and the Administrative Agent will promptly make available to each of the Lenders):
(a)    Quarterly Financial Statements. Within the earlier of (i) five days following the date such information is required to be filed with the SEC and (ii) 45 days after the close of the first three quarterly accounting periods in each fiscal year of VHS Holdco I, commencing with the fiscal quarter ending March 31, 2010, (i) the consolidated balance sheet of VHS Holdco I and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and equity and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the Chief Financial Officer of VHS Holdco I, subject to normal recurring adjustments and (ii) a comparison of the performance of VHS Holdco I and its Subsidiaries against the current business plan of VHS Holdco I; it being understood that (x) the delivery by VHS Holdco I of Quarterly Reports on Form 10-Q of VHS Holdco I and its consolidated Subsidiaries shall satisfy the requirements of this Section 8.01(a) to the extent such Quarterly Reports include the information specified herein and (y) so long as Vanguard remains a Guarantor under the Vanguard Guaranty, holds no material assets other than cash, Cash Equivalents and the Equity Interests of VHS Holdco I (and does not engage in any activities other than those incidental to such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and required to be furnished to the Administrative Agent pursuant to this Section 8.01(a) may, at the option of VHS Holdco I, be filed by and be those of Vanguard.
(b)    Annual Financial Statements. (i) Within the earlier of (i) five days following the date such information is required to be filed with the SEC and (ii) 90 days after the close of each fiscal year of VHS Holdco I, commencing with the fiscal year ending June 30, 2010, (A) the consolidated balance sheet of VHS Holdco I and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and equity and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (without the inclusion of any “going concern” qualification) by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and (B) a comparison of the performance of VHS Holdco I and its Subsidiaries against the current business plan of VHS Holdco I; it being understood that (x) the delivery by VHS Holdco I of Annual Reports on Form 10-K of VHS Holdco I and its consolidated Subsidiaries shall satisfy the requirements of this Section 8.01(b) to the extent such Annual Reports include the information specified herein and (y) so long as Vanguard is a Guarantor under the Vanguard Guaranty, holds no material assets other than cash, Cash Equivalents and the Equity Interests of VHS Holdco I

(and does not engage in any activities other than those incidental to such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and required to be furnished to the Administrative Agent pursuant to this Section 8.01(b) may, at the option of VHS Holdco I, be filed by and be those of Vanguard.
(ii)     At the time of the delivery of the annual financial statements of VHS Holdco I and its Subsidiaries (or Vanguard and its Subsidiaries) pursuant to clause (i) above, a report of the applicable accounting firm stating that such accounting firm has performed agreed upon procedures to recalculate amounts under Sections 9.07, 9.08, 9.09 and 9.15.
(c)    Budgets; Business Plan. No later than 45 days after the commencement of each fiscal year of VHS Holdco I, commencing with the fiscal year ending June 30, 2010, a budget in form reasonably satisfactory to the Administrative Agent (including, in any event, budgeted statements of income and sources and uses of cash and balance sheets of cash flow and budgeted debt and cash balances) for such fiscal year prepared by VHS Holdco I in reasonable detail and accompanied by the current business plan of VHS Holdco I and a statement of the Chief Financial Officer of VHS Holdco I to the effect that, to the best of such officer’s knowledge, the budget is a reasonable estimate of the period covered thereby.
(d)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate of the Chief Financial Officer of VHS Holdco I in the form of Exhibit M certifying on behalf of VHS Holdco I that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (x) set forth the calculations (in reasonable detail, and showing any adjustments required pursuant to Section 11.02) required to establish (A) the Applicable Margins for the respective Margin Reduction Period (and the Consolidated Leverage Ratio for purposes of determining such Applicable Margins) and (B) whether VHS Holdco I and its Subsidiaries were in compliance with the provisions of Sections 9.07 through 9.09 and 9.15 at the end of such fiscal quarter or year, as the case may be, and (y) if delivered with the financial statements required by Section 8.01(b), (A) set forth the calculations (in reasonable detail) required to establish whether VHS Holdco I and its Subsidiaries were in compliance with the provisions of Sections 4.02(d), (e) and (f), 9.01, 9.02, 9.03, 9.04, 9.05, 9.07, 9.08, 9.09 and 9.10(i) at the end of such fiscal year and (B) commencing with the fiscal year ending June 30, 2011, set forth the amount of (and the calculations required to establish) Excess Cash Flow for the respective Excess Cash Payment Period.
(e)    Notice of Default or Litigation. Promptly, and in any event within five Business Days, after any executive officer of any Credit Party obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending or threatened in writing (x) against VHS Holdco I or any of its Subsidiaries which, either individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole or (y) with respect to any Credit Document and (iii) any other development specific to VHS Holdco I or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its

Subsidiaries taken as a whole.
(f)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and other information and reports with respect to VHS Holdco I or any of its Subsidiaries, if any, which VHS Holdco I or any of its Subsidiaries shall file with or furnish to the Securities and Exchange Commission or any successor thereto (the “SEC”) and, to the extent not otherwise delivered pursuant to the terms of this Agreement, copies of all material notices and reports which VHS Holdco I or its Subsidiaries shall deliver to holders of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).
(g)    Collateral Information. Upon the reasonable request of the Administrative Agent, deliver updates to any of Schedule 7.21 hereto, Annexes A through I of the Security Agreement or Annexes A through G of the Pledge Agreement (or, to the extent such request relates to specified information contained in such Schedule or Annexes, such information) reflecting all changes since the date of the information most recently received pursuant to this Section 8.01(g).
(h)    Other Information. From time to time, such other information or documents with respect to the operations, business affairs and financial condition of VHS Holdco I or its Subsidiaries as the Administrative Agent may reasonably request.
8.02    Books, Records and Inspections. VHS Holdco I will, and will cause each of its Subsidiaries to, keep proper books of record and account in conformity with GAAP. Upon reasonable notice, VHS Holdco I will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or, if an Event of Default has occurred and is continuing, any Lender (at the expense of the Administrative Agent or Lender) to visit and inspect, under guidance of officers of VHS Holdco I or such Subsidiary, any of the properties of VHS Holdco I or any of its Subsidiaries, and to examine the books of account of VHS Holdco I and any of its Subsidiaries and discuss the affairs, finances and accounts of VHS Holdco I and any of its Subsidiaries with, and be advised as to the same by, its and their officers and, so long as an officer of VHS Holdco I or such Subsidiary is present, independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or, if an Event of Default has occurred and is continuing, such Lender may reasonably request (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract).
8.03    Maintenance of Property; Insurance, Reserves. VHS Holdco I will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of VHS Holdco I and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole, (ii) maintain insurance on all its property and assets which are of an insurable character in at least such amounts and against at least such risks as is consistent and in accordance with industry practice for a company similarly situated and are no less than the full replacement value thereof, and otherwise in accordance with Schedule 7.20, and (iii) subject to Section 8.14, furnish to the Administrative Agent, a certified copy of each policy providing for such insurance (which policies shall name the Collateral Agent as loss payee and/or additional insured) or certificates and other evidence of insurance, together with an endorsement thereto providing that the insurance companies issuing such policies will give the Administrative Agent at least 30 days’ prior written notice of cancellation or non-renewal. In addition, VHS Holdco I shall maintain reserves during each of its fiscal years for professional liability claims in an amount for each such fiscal year not less than the amount determined as appropriate by VHS Holdco I’s independent actuaries. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

8.04    Corporate Franchises. VHS Holdco I will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material permits, rights, franchises, licenses, governmental approvals and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) any of the transactions permitted in accordance with Section 9.02, (ii) except with respect to the preservation of existence, any other action expressly permitted by this Agreement or (iii) the withdrawal by VHS Holdco I or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction, or the dissolution or liquidation of Subsidiaries which hold no substantial assets and do not operate any material businesses, in each case where such withdrawal, dissolution or liquidation could not reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
8.05    Compliance with Statutes, etc. VHS Holdco I will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
8.06    Compliance with Environmental Laws. VHS Holdco I will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and maintain or renew all material authorizations and permits required pursuant to Environmental Laws applicable to the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by VHS Holdco I or any of its Subsidiaries (except to the extent the failure to do any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole), will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance; provided that there shall be no violation of any of the foregoing so long as any obligation to comply or pay is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except for Permitted Liens.
8.07    ERISA. As soon as possible and, in any event, within ten (10) days after VHS Holdco I, any Subsidiary of VHS Holdco I or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following (except to the extent that the occurrence of any of the following could not reasonably be expected to result in a liability, loss or claim that could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole), VHS Holdco I will deliver to the Administrative Agent a certificate of an Authorized Officer of VHS Holdco I setting forth the full details as to such occurrence and the action, if any, that VHS Holdco I, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by VHS Holdco I, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that VHS Holdco I has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, has occurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) under Section 412 of the Code or Section 302 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that VHS Holdco I or any Subsidiary of VHS Holdco I will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA. VHS Holdco I will deliver to the Administrative Agent upon request of the Administrative Agent (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, any records, documents or other information required to be furnished to the PBGC, and any material notices received by VHS Holdco I, any Subsidiary of VHS Holdco I or any ERISA Affiliate with respect to any Plan shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or such notice has been received by any Borrower, the Subsidiary or the ERISA Affiliate, as applicable.
8.08    End of Fiscal Years; Fiscal Quarters. VHS Holdco I will cause (i) its, and each of its Subsidiaries’, fiscal years to end on June 30 and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on September 30, December 31, March 31 and June 30; provided that VHS Holdco I may change its and its Subsidiaries’ fiscal year end to December 31 (and change its and its Subsidiaries fiscal quarters to end on dates consistent with a December 31 fiscal year end) so long as (i) VHS Holdco I shall have given the Administrative Agent at least 10 Business Days’ prior written notice thereof and (ii) on or prior to such change in fiscal year and fiscal quarters, VHS Holdco I and the Administrative Agent shall have entered into certain technical amendments and modifications to this Agreement to the extent deemed necessary or appropriate by the Administrative Agent and VHS Holdco I to preserve the intent of the parties hereto with respect to the covenants and agreements set forth in Sections 9.07, 9.08 and 9.09 and any other provisions of this Agreement.
8.09    Payment of Taxes. VHS Holdco I will timely pay and discharge, and will cause each of its Subsidiaries to timely pay and discharge, (i) all material Taxes that have become due and payable imposed upon it or upon its income or profits, or upon any properties belonging to it, and (ii) all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(i); provided that neither VHS Holdco I nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by proper proceedings if VHS Holdco I or such Subsidiary has maintained adequate reserves with respect thereto in accordance with GAAP. VHS Holdco I will, and will cause each of its Subsidiaries to, timely file all material Tax returns required to be filed by VHS Holdco I and the VHS Subsidiaries.
8.10    Accreditation and Licensing. VHS Holdco I will (i) cause the Borrower and each of its Subsidiaries to obtain and maintain, its qualification for participation in any payment under CHAMPUS, Medicare, Medicaid, Blue Cross, Blue Shield and any other private insurance programs of similar broad application and any other federal, state and local governmental programs providing for payment of reimbursement for services rendered which the Borrower deems prudent in its reasonable discretion, except to the extent any failure to maintain such qualification could not, individually or in the aggregate with all other failures pursuant to this Section 8.10, reasonably be expected to have a material adverse effect on the business, assets or liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole, and (ii) use its best efforts to cause each Hospital Property owned, leased or operated by VHS Holdco I or any Subsidiary of VHS Holdco I to have at all times a valid Certificate of Accreditation from The Joint Commission (formerly, the Joint Commission of Accreditation of Health Care Organizations), the Healthcare Facilities Accreditation Program (an accreditation program of the American Osteopathic Association) or DMV Healthcare, Inc. in full force and effect, except to the extent any failure to have any such valid Certificate of Accreditation from The Joint Commission (formerly, the Joint Commission of Accreditation of Health Care Organizations), the Healthcare Facilities Accreditation Program (an accreditation program of the American Osteopathic Association) or DMV Healthcare, Inc., could not, individually or in the aggregate with all other failures pursuant to this Section 8.10, reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I and its Subsidiaries taken as a whole.
8.11    Additional Security; Further Assurances.
(a)    VHS Holdco I will, and will cause each of the other Credit Parties to, grant to the Collateral Agent security interests and Mortgages in such assets and properties of VHS Holdco I and such other Credit Parties (other than, Excluded Assets and stock of De Minimis Subsidiaries or Not-for-Profit Entities) as are not covered by the original Security Documents, and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”), provided that notwithstanding anything to the contrary contained in this Agreement (i) the pledge of the stock of Foreign Subsidiaries of the Credit Parties (to the extent such Credit Party is not a Foreign Subsidiary) shall be limited solely to the pledge of no more than 65% of the total outstanding voting stock, and 100% of the total outstanding non-voting stock, of such Credit Parties’ “first tier” Foreign Subsidiaries, (ii) Leasehold Mortgages shall not be required on any Real Property other than Hospital Properties (and Leasehold Mortgages shall not be required to the extent the landlord does not consent thereto after the Borrower’s use of commercially reasonable efforts to obtain such consent), (iii) no landlord-lender agreements shall be required on any Leasehold not subject to a Leasehold Mortgage, (iv) neither VHS Holdco I nor any other Credit Party shall be required to enter into control agreements with respect to their deposit or securities accounts and (v) at VHS Holdco I’s election (which election shall be made by delivering written notice thereof to the Administrative Agent) neither VHS Holdco I nor any other Credit Party shall be required to grant a security interest or mortgage in any asset as otherwise required above pursuant to this Section 8.11(a) so long as the book value or fair market value (as determined in good faith by VHS Holdco I), whichever is greater, is less than (x) in the case of Real Property, $2,000,000 and (y) in the case of any other asset, $1,000,000 (although in no event shall the aggregate book value or fair market value (as determined in good faith by VHS Holdco I), whichever is greater, of all assets so excluded as provided in this clause (iii) exceed (1) in the case of Real Property, $10,000,000 and (2) in the case of any other asset, $5,000,000). Subject to the provisions contained in the proviso appearing in the immediately preceding sentence, within 30 days following the Administrative Agent’s or the Required Lenders’ request therefor, VHS Holdco I will, and will cause each of the other Credit Parties to, grant to the Collateral Agent Mortgages on any Hospital Properties constructed or acquired by VHS Holdco I or any other Credit Party following the Initial Borrowing Date. All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.
(b)    VHS Holdco I will, and will cause each of the other Credit Parties to, at the expense of VHS Holdco I or such other Credit Party, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, if in existence, reports and other assurances or instruments and take such further steps as the Collateral Agent may reasonably require in order to perfect, protect, preserve and enforce the security interest of the Collateral Agent in the Collateral covered by any of the Security Documents. Furthermore, the Credit Parties will use their reasonable best efforts to cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.11 has been complied with.
(c)    If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of VHS Holdco I and the other Credit Parties constituting Collateral, VHS Holdco I will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements.
(d)    VHS Holdco I will, and will cause each of the other Credit Parties to, (i) furnish to the Collateral Agent prompt written notice of any change (A) in any Credit Party’s corporate or organization name, (B) in any Credit Party’s identity, organizational structure or jurisdiction of organization or (C) in any Credit Party’s organizational identification number; provided that no Credit Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Creditors and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
(e)    VHS Holdco I agrees that each action required above by this Section 8.11 (other than actions described in the second sentence of clause (a) and clause (d) of this Section 8.11) shall be completed as soon as possible, but in no event later than 90 days after such action is either requested to be taken by the Administrative Agent or the Required Lenders or required to be taken by VHS Holdco I or its Subsidiaries pursuant to the terms of this Section 8.11; provided that in no event will VHS Holdco I or any of its Subsidiaries be required to take any action, other than using its commercially reasonable best efforts, to obtain consents from third parties with respect to its compliance with this Section 8.11.
8.12    Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 7.08.
8.13    Guaranties by New Subsidiaries. VHS Holdco I will, and will cause each of its Subsidiaries to, cause each Wholly-Owned Domestic Subsidiary of VHS Holdco I that is established, created or acquired after the Initial Borrowing Date (or that ceases to be a De Minimis Subsidiary following the Initial Borrowing Date) to execute a counterpart to the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement or a Joinder Agreement substantially in the form of Exhibit N, in each case, within 25 Business Days of the establishment, creation or acquisition of each such Wholly-Owned Domestic Subsidiary (except that (1) if such Wholly-Owned Domestic Subsidiary, as a result of a material contract with Arizona Health Care Cost Containment System or similar regulator or healthcare provider existing at the time of such acquisition and not entered into in contemplation thereof or in connection therewith, is prohibited from becoming a Subsidiary Guarantor (a “Pre-existing Material Restriction”), (2) if the Total Assets of such Wholly-Owned Domestic Subsidiary do not exceed $10,000 (together with each Subsidiary listed on Schedule 8.13, each a “De Minimis Subsidiary”), (3) if such Wholly-Owned Domestic Subsidiary intends in good faith to issue its Equity Interests to physicians or other investors in accordance with Section 9.12(b) within 270 days from the date of creation or acquisition of such Wholly-Owned Domestic Subsidiary (a “Designated Subsidiary”), (4) if such Subsidiary is a Not-for-Profit-Entity, (5) if any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (6) if any direct or indirect Wholly-Owned Domestic Subsidiary (x) that is treated as a disregarded entity for federal income tax purposes and (y) all of whose material assets consist of Equity Interests of one or more Foreign Subsidiaries, (7) if any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (8) if such Subsidiary is a Captive Insurance Subsidiary, or (9) if the execution by such Wholly-Owned Domestic Subsidiary of the Subsidiaries Guaranty, the Pledge Agreement or the Security Agreement and the performance of the obligations thereunder would violate applicable law or a contractual obligation binding on such Wholly-Owned Domestic Subsidiary and so long as such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Wholly-Owned Domestic Subsidiary in contemplation of or in connection with the acquisition of such Wholly-Owned Domestic Subsidiary (a “Legal Restriction”), then upon the receipt by the Administrative Agent of a certificate of an Authorized Officer of VHS Holdco I requesting that such Wholly-Owned Domestic Subsidiary shall be a Non-Guarantor Subsidiary, and certifying that (x) (A) such Wholly-Owned Domestic Subsidiary is subject to a Pre-existing Material Restriction, (B) such Wholly-Owned Domestic Subsidiary is a Designated Subsidiary and no Default or Event of Default exists at the time of, or would exist immediately after giving effect to the designation of such Subsidiary as a Non-Guarantor Subsidiary (including, without limitation, under Section 9.15) or (C) such Wholly-Owned Domestic Subsidiary is subject to a Legal Restriction (provided that (i) no such certificate shall be required in respect of a De Minimis Subsidiary and (ii) upon the reasonable request of the Administrative Agent, VHS Holdco I shall, and shall cause any applicable Subsidiary to, use commercially reasonably efforts to have waived or eliminated any Pre-existing Material Restriction and/or any contractual obligation of the type described in clause (~~4~~9) above), such Wholly-Owned Domestic Subsidiary shall not be required to become a Subsidiary Guarantor or take such other actions referred to above provided for a Subsidiary Guarantor unless and until such later date, if any, upon which (A) such Pre-existing Material Restriction no longer prohibits such result (without limitation of Section 9.15), (B) the Administrative Agent reasonably determines that the Equity Interests of such Subsidiary were not issued to physicians and other physicians within the relevant 270-day period or (C) VHS Holdco I is not in compliance with Section 9.15, as the case may be, at which time the respective Wholly-Owned Domestic Subsidiary shall be required to become a Subsidiary Guarantor and take such other actions referred to above for a Subsidiary Guarantor).

In addition, any such new Wholly-Owned Domestic Subsidiary that is required to become a Subsidiary Guarantor as provided above shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5A as such Wholly-Owned Domestic Subsidiary would have had to deliver if such Wholly-Owned Domestic Subsidiary were a Credit Party on the Initial Borrowing Date.
8.14    Post Closing Matters. On or prior to the 90th day following the Initial Borrowing Date (or such later day, as the Administrative Agent may agree in its sole discretion), the Credit Parties shall deliver to the Collateral Agent to the extent such items have not been delivered as of the Initial Borrowing Date, the following:
(i)    fully executed counterparts of Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent, which Mortgages shall cover the Real Property owned or leased by the Borrower and its Subsidiaries on the Initial Borrowing Date and designated as “Mortgaged Property” on Schedule 8.14 and shall have been delivered to the title insurance company insuring the Lien of such Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable, to effectively create a valid and enforceable mortgage lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;
(ii)    a mortgagee title insurance policy (or a binding commitment with respect thereto) (each, a “Mortgage Policy”) on the Mortgaged Properties issued by a title insurer reasonably satisfactory to the Administrative Agent in amounts reasonably satisfactory to the Administrative Agent assuring the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such other defects as may be reasonably acceptable to the Administrative Agent, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent;
(iii)    completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party relating thereto);
(iv)    a copy of, or a certificate as to coverage under, the insurance policies required by Section 8.03 (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Creditors, as additional insured, in form and substance substantially similar to those delivered with respect to the Existing Credit Agreement and reasonably satisfactory to the Administrative Agent;
(v)    to the extent reasonably requested by the Administrative Agent and required by the respective title company to remove all standard exceptions from the respective Mortgage Policy relating to a particular Mortgaged Property and issue any endorsements to such Mortgage Policy as may be reasonably required by the Administrative Agent, except with respect to residential properties located at (A) 6707 W. 34th Street, Berwyn, IL 60402 and (B) 3326, 3300, 3306, 3318, 3322 and 3248 S. Wesley, Berwyn, IL 60402, a survey of such Mortgaged Property (and all improvements thereon) (x) prepared by a surveyor or engineer licensed to perform surveys in the state, commonwealth or applicable jurisdiction where such Mortgaged Property is located, (y) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey; and (z) otherwise in form and substance reasonably acceptable to the Administrative Agent; and
(vi)    opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders from local counsel in the States of Illinois, Arizona, Texas and Massachusetts and opinions of counsel for the Credit Parties regarding due authorization, execution and delivery of the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 9.Negative Covenants. Each Credit Agreement Party covenants and agrees that on and after the Initial Borrowing Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than (x) contingent obligations not yet due and payable and (y) Cash Management Obligations or Obligations under Secured Hedge Agreements) and under the other Credit Documents, are paid in full:
9.01    Liens. VHS Holdco I will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) now or hereafter owned by VHS Holdco I or any of its Subsidiaries or upon any income or revenues or rights in respect thereof, provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following Liens (collectively, “Permitted Liens”):

(i)    Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(ii)    landlords’, sublandlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of VHS Holdco I’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of VHS Holdco I’s or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, and in respect of which, if applicable, VHS Holdco I or any of its Subsidiaries shall have set aside on its books reserves in accordance with GAAP;
(iii)    Liens in existence on the Initial Borrowing Date which are listed in Schedule 9.01(iii) plus renewals, refinancings and extensions of such Liens; provided that (x) the Indebtedness secured by such Liens is permitted under Section 9.04(ii) and (y) any such renewal, refinancing or extension does not encumber any assets or properties of VHS Holdco I or any additional assets or properties of the Borrower or any of its Subsidiaries;
(iv)    Permitted Encumbrances;
(v)    Liens created pursuant to the Credit Documents;
(vi)    leases, licenses, subleases or sublicenses granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
(vii)    Liens (A) upon assets subject to Capitalized Lease Obligations, (B) created pursuant to purchase money mortgages or security interests or (C) placed upon real estate, equipment or machinery at the time of acquisition or construction thereof by the Borrower or any of its Subsidiaries or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, in each case to the extent such Capitalized Lease Obligations or the other Indebtedness secured by Liens, as the case may be, are permitted by Section 9.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation, such purchase money mortgages or security interests or incurred to finance the acquisition or construction of such real estate, equipment or machinery, as the case may be, and (y) the Lien encumbering the real estate, equipment, machinery or asset giving rise to the purchase money mortgage security interest or the asset giving rise to the Capitalized Lease Obligation, as the case may be, does not encumber any asset of VHS Holdco I or any other asset of the Borrower or any of its Subsidiaries;

(viii)    zoning restrictions, easements, trackage rights, licenses, special assessments, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of VHS Holdco I or any of its Subsidiaries;
(ix)    Liens arising from precautionary UCC financing statement filings in respect of operating leases;
(x)    statutory and common law landlords’ liens under leases to which VHS Holdco I or any of its Subsidiaries is a party;
(xi)    Liens (other than Liens created or imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, and pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to VHS Holdco I or any of its Subsidiaries or to secure the performance of tenders, trade contracts, leases, statutory obligations, surety bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business including those incurred to secure health, safety and environmental obligations in the ordinary course of business (in each case exclusive of obligations in respect of the payment for borrowed money);
(xii)    Liens arising out of judgments or awards (including Liens securing Contingent Obligations on surety and appeal bonds relating thereto) in respect of which VHS Holdco I or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all such judgments or awards does not exceed $35,000,000 at any time outstanding;
(xiii)    Liens arising from ground leases entered into pursuant to Section 9.02(xvii).
(xiv)    Liens on property or assets acquired pursuant to a Permitted Acquisition effected pursuant to Section 9.02(viii), or on property or assets of a Subsidiary of the Borrower in existence at the time such property or assets are acquired pursuant to such Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(xix) and (ii) such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any asset of VHS Holdco I or any other asset of the Borrower or any of its Subsidiaries;

(xv)    deposits required to be made in connection with any proposed acquisition in an amount not to exceed $50,000,000 at any time outstanding;
(xvi)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of VHS Holdco I or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders or other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
(xvii)    Liens arising out of sale leaseback transactions permitted under Section 9.02(xiii), so long as such Liens attach only to the property sold and being leased in the respective transaction and any accessions thereto or proceeds thereof and related property;
(xviii)    Liens securing obligations in respect of trade-related letters of credit permitted under Sections 9.04(xxi) and (xxiv) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
(xix)    licenses of intellectual property granted in the ordinary course of business in a manner consistent with past practice;
(xx)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xxi)    Liens upon specific items of inventory or other goods (and proceeds thereof) of the Borrower or any of its Subsidiaries securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;
(xxii)    Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign Subsidiary that is not otherwise secured by a Lien on the Collateral under the Credit Documents and that is permitted to be incurred by such Foreign Subsidiary under Section 9.04;
(xxiii)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(xxiv)    other Liens, provided that the aggregate amount of obligations secured by such Liens does not at any time exceed the greater of $50,000,000 and 2.0% of Total Assets;
(xxv)    Liens securing Permitted Secured Notes issued in accordance with Section 9.04(xvii);

(xxvi)    ground leases in respect of Real Property on which facilities owned or leased by VHS Holdco I or any of its Subsidiaries are located; and
(xxvii)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by VHS Holdco I or any of its Subsidiaries in the ordinary course of business.
Notwithstanding the foregoing no Liens shall be permitted to exist, directly or indirectly, on any Pledge Agreement Collateral, other than Liens in favor of the Collateral Agent and Liens permitted under Section 9.01(i), (ii), (xxiii) or (xxv).
9.02    Consolidation, Merger, Purchase or Sale of Assets, etc. VHS Holdco I will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and other assets in the ordinary course of business) of any Person, except that:

(xiii)    Capital Expenditures (and expenditures excluded from the definition thereof pursuant to the proviso thereto) by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;
(xiv)    VHS Holdco I and each of its Subsidiaries may in the ordinary course of business, sell or otherwise dispose of materials, equipment and other assets which, in the reasonable opinion of such Person, are obsolete, uneconomic or no longer useful in the conduct of such Person’s business;
(xv)    Investments may be made to the extent permitted by Section 9.05, Liens may exist to the extent permitted by Section 9.01 and Dividends may be made to the extent permitted by Section 9.03;
(xvi)    VHS Holdco I and each of its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as any such lease does not create a Capitalized Lease Obligation unless permitted by Section 9.04(iii));
(xvii)    VHS Holdco I and each of its Subsidiaries may purchase and sell inventory and supplies in the ordinary course of business;
(xviii)    VHS Holdco I and its Subsidiaries may liquidate Cash Equivalents in the ordinary course of business;

(xix)    each of the Borrower and its Subsidiaries may sell or otherwise dispose of other assets; provided (1) each such sale or other disposition by a Credit Party to a Subsidiary thereof that is not a Credit Party shall be made in compliance with Section 9.06 (without reliance on clause (ii) thereof), (2) the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (3) at least 75% of the total consideration received by the Borrower or such Subsidiary is cash or Cash Equivalents and is received substantially contemporaneously with the consummation of such sale or other disposition; provided that for purposes of the foregoing requirement, Designated Non-cash Consideration of up to $50,000,000 in the aggregate for all such sales and dispositions at any time outstanding shall be deemed to be cash, (4) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (vii) shall not exceed the greater of (x) $675,000,000 and (y) 25% of Total Assets of the Borrower and its Subsidiaries, (5) the Net Sale/Recovery Event Proceeds from all sales or dispositions pursuant to this clause (vii) are either applied as provided in Section 4.02(e) or, subject to the limitations set forth therein, reinvested in assets to the extent permitted by Section 4.02(e) and (6) in the case of any such sale or other disposition of less than all of the Equity Interests of any Subsidiary of the Borrower, if after giving effect thereto such Subsidiary (x) becomes a Non-Guarantor Subsidiary, VHS Holdco I shall be in compliance with Section 9.15 after giving effect to such sale or other disposition or (y) becomes a Person in which the Borrower or one of its Subsidiaries retains a non-controlling equity interest, such retained equity interest shall be deemed to be an Investment made at the time of such sale in a Person that is not a Subsidiary for purposes of Section 9.05;
(xx)    the Borrower or any Subsidiary of the Borrower may acquire one or more Hospital Properties located in the United States and any Health Care Assets located in the United States which are complementary to the Borrower and its Subsidiaries’ businesses, or the Borrower or any Subsidiary of the Borrower may acquire (including pursuant to a merger or consolidation) Equity Interests in any Person (which as a result of such acquisition becomes a Subsidiary of the Borrower) all or substantially all of whose assets consist of one or more Hospital Properties located in the United States and/or any Health Care Assets located in the United States which are complementary to the Borrower and its Subsidiaries’ businesses (each such acquisition, a “Permitted Acquisition” and, collectively, the “Permitted Acquisitions”); provided that (x) no Event of Default then exists or would exist immediately after giving effect thereto, (y) to the extent the purchase price for such Permitted Acquisition is $10,000,000 or more, VHS Holdco I shall deliver to the Administrative Agent a Permitted Acquisition Compliance Certificate, no later than the date of the consummation of such Permitted Acquisition and (z) at the time of, and after giving effect to, each such Permitted Acquisition, VHS Holdco I and the Borrower shall be in compliance with Sections 9.08 and 9.09 on a Post-Test Period Pro Forma Basis and shall be in compliance with Section 9.15;

(xxi)    (i) the Borrower and its Subsidiaries may transfer assets to a Subsidiary Guarantor and any Subsidiary of VHS Holdco I may transfer assets to the Borrower, (ii) Subsidiaries of the Borrower that are not Subsidiary Guarantors may transfer assets to other Subsidiaries of the Borrower that are not Subsidiary Guarantors, (iii) any Subsidiary that is a Non-Guarantor Subsidiary may merge or consolidate into or with any other Non-Guarantor Subsidiary, (iv) any Subsidiary of the Borrower may merge with and into any Subsidiary Guarantor so long as the respective Subsidiary Guarantor is the surviving entity of such merger, and (v) any Subsidiary of the Borrower may liquidate or dissolve its existence or change its form of existence if VHS Holdco I determines in good faith that such liquidation, dissolution or change is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
(xxii)    so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the Borrower and the Subsidiary Guarantors may transfer assets to Non-Guarantor Subsidiaries;
(xxiii)    the Borrower and its Subsidiaries may (i) lease real or personal property to physicians or other medical professionals in the ordinary course of business, and (ii) otherwise grant leases or subleases of real or personal property to other Persons not materially interfering with the conduct of the business of VHS Holdco I or any of its Subsidiaries;
(xxiv)    the Borrower and its Subsidiaries may enter into short-term leases at any time with respect to (i) equipment not being utilized by any Hospital Property at such time, so long as such equipment was not purchased by the Borrower or any of its Subsidiaries for the purpose of leasing such equipment, and (ii) durable medical equipment leased by the Borrower and its Subsidiaries to its patients;
(xxv)    the Borrower and its Subsidiaries may enter into sale-leaseback transactions so long as (i) any such sale-leaseback transaction between a Credit Party and a Subsidiary thereof that is not a Credit Party shall be in compliance with Section 9.06 (without reliance on clause (ii) thereof), (ii) the Borrower or the respective Subsidiary of the Borrower receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be) and (iii) the Indebtedness incurred by the Borrower or the respective Subsidiary is permitted under Section 9.04(iii);
(xxvi)    VHS Holdco I and its Subsidiaries may pre-pay rent under leases and may purchase pre-paid insurance and services, in each case in the ordinary course of business;

(xxvii)    so long as the aggregate fair market value of all Real Property disposed of pursuant to this clause (xv) does not, at the time of (and giving effect to) any such disposition, exceed 2% of the Total Assets of VHS Holdco I and its Subsidiaries, the Borrower and its Subsidiaries shall be permitted to make dispositions of substantially unimproved Real Property to, or ground lease unimproved Real Property to, other Persons for sale or lease consideration pursuant to overall arrangements deemed by management of the Borrower to be fair and reasonable, for the purpose of the respective transferee or lessee building on such Real Property (A) a medical office building, (B) a building to contain a healthcare business or (C) a parking garage to be used in connection with a medical office building or a building containing or to contain a healthcare business, and any such transaction may include, if a ground lease, a subordination of the fee ownership interest of the lessor to the lien of the lender for such Person (valued at the aggregate fair market value of the Real Property sold or leased);
(xxviii)    the Borrower and/or its Subsidiaries may, in the ordinary course of business and consistent with past practices prior to the Initial Borrowing Date, sell or otherwise transfer receivables owing to it to third parties for the purposes of collection of outstanding balances thereunder;
(xxix)    the Borrower and its Subsidiaries may transfer parcels of Real Property which are not improved with any material building thereon to governmental authorities without consideration; and
(xxx)     licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any of its Subsidiaries in the ordinary course of business.
To the extent any Collateral is sold or otherwise disposed of as permitted by this Section 9.02 (other than any sale or any disposition to the Borrower or any Subsidiary Guarantor), such Collateral shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to (and at the request and the expense of the Borrower shall) take any actions deemed appropriate by the Collateral Agent in order to effect or evidence the foregoing. In addition, subject to continued compliance with Section 9.15, upon the occurrence of any sale of all or less than all of the Equity Interests of any Subsidiary Guarantor consummated in accordance with the provisions of Section 9.02(vii), upon the receipt by the Administrative Agent and the Collateral Agent of (i) a certificate of an Authorized Officer of VHS Holdco I certifying that (x) such Subsidiary is to be released from the Subsidiaries Guaranty and the Security Documents to which it is a party in accordance with the provisions hereof and thereof and (y) no Default or Event of Default exists at the time of, or would exist immediately after giving effect to, such release and (ii) evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent that such Subsidiary has been (or will contemporaneously with the release described below, will be) released from its guarantee (if any) of any and all Specified Indebtedness, such Subsidiary shall be released from the Subsidiaries Guaranty and the Security Documents to which it is party, and the Administrative Agent and the Collateral Agent shall be authorized to (and at the request and expense of the Borrower shall) take any action deemed appropriate in order to effect or evidence the foregoing.
9.03    Dividends. VHS Holdco I will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to VHS Holdco I or any of its Subsidiaries, except that:

(i)    any Subsidiary of the Borrower may pay Dividends to the Borrower or to a Wholly-Owned Subsidiary of the Borrower;
(ii)    VHS Holdco I may redeem or repurchase (and the Borrower and its Subsidiaries may declare and pay Dividends to VHS Holdco I, the proceeds of which are used to so redeem or repurchase) Equity Interests of VHS Holdco I (or any direct or indirect parent thereof) (including related stock appreciation rights or similar securities) from present or former officers, consultants, employees and directors (or their trusts or estates) of Vanguard or VHS Holdco I or any direct or indirect parent of VHS Holdco I, or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option plan, any employee stock ownership plan or any Shareholders’ Agreement, provided that the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased in any calendar year does not exceed the sum of (A) $15,000,000 plus (B) all amounts obtained by VHS Holdco I during such calendar year from the sale of such Equity Interests to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements, which, if not used in any calendar year, may be carried forward to any subsequent calendar year plus (C) all amounts obtained from any key-man life insurance policies recorded during such calendar year;
(iii)    so long as there shall exist no Default or Event of Default at the time of or immediately after giving effect thereto, VHS Holdco I may effect redemptions or repurchases (and the Borrower and its Subsidiaries may declare and pay Dividends to VHS Holdco I, the proceeds of which are used to effect such redemptions or repurchases) of its Equity Interests from any present or former officer, consultant, employee or director (or his or her trust or estate) of Vanguard or VHS Holdco I or any direct or indirect parent of VHS Holdco I, or any of its Subsidiaries upon the death, disability, retirement or termination of employment of such Person so long as the aggregate amount of such redemptions or repurchases does not exceed $35,000,000;
(iv)    so long as there shall exist no Default under Section 10A.01 or Event of Default (both before and after giving effect to the payment thereof) any non-Wholly-Owned Subsidiary of the Borrower may pay Dividends to its shareholders or partners generally in the form of cash, Cash Equivalents, common stock and preferred stock permitted to be issued pursuant to Section 9.12(b), so long as the Borrower or its respective Subsidiary which owns the Equity Interest or Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary);

(v)    (A) VHS Holdco I may make, or may make Dividends to allow any direct or indirect parent to make, noncash repurchases of Equity Interests of VHS Holdco I or any direct or indirect parent, deemed to have occurred upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options and (B) VHS Holdco I may purchase, or may make Dividends to allow any direct or indirect parent to purchase, common Equity Interests of VHS Holdco I or any direct or indirect parent, at fair market value from officers, employees and directors of Vanguard, VHS Holdco I or any direct or indirect parent of VHS Holdco I, or any of their Subsidiaries to the extent necessary to cover the exercise price of options and income tax withholding, provided that the aggregate amount of cash paid in respect of all such shares so repurchased pursuant to this clause (B) in any calendar year does not, when added to the aggregate amount of all Dividends made in such calendar year pursuant to clauses (vi) and (vii) below, exceed $10,000,000;
(vi)    VHS Holdco I may make, or may make Dividends to any direct or indirect parent to make, cash payments to officers, employees and directors of Vanguard, VHS Holdco I or any direct or indirect parent of VHS Holdco I, or any of their Subsidiaries in respect of stock appreciation rights issued pursuant to a compensation plan approved by the board of directors of VHS Holdco I or by the compensation committee thereof, provided that the aggregate amount of cash paid pursuant to this clause (vi) in any calendar year does not, when added to the aggregate amount of all Dividends made in such calendar year pursuant to clause (v)(B) above and clauses (vii) below, exceed $10,000,000;
(vii)    the Borrower and its Subsidiaries may purchase Equity Interests in their respective non-Wholly-Owned Subsidiaries, and non-Wholly-Owned Subsidiaries of the Borrower and Health Care Joint Ventures may repurchase their respective outstanding Equity Interests, provided that the aggregate amount of cash paid pursuant to all purchases and repurchases under this clause (vii) in any calendar year does not, when added to the aggregate amount of Dividends made in such calendar year pursuant to clauses (v)(B) and (vi) above, exceed $10,000,000;

(viii)    the Borrower and VHS Holdco I may pay cash Dividends to VHS Holdco I or any direct or indirect parent so long as the proceeds thereof are promptly used by VHS Holdco I or such parent (w) to pay operating expenses incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar overhead costs, expenses and tax liabilities (other than income taxes) of VHS Holdco I or, to the extent primarily attributable to the operations of VHS Holdco I and its Subsidiaries, of such parent, (x) to pay Dividends to VHS Holdings LLC for the payment of costs, expenses and tax liabilities (other than income taxes) incurred by VHS Holdings LLC that are of a similar nature as those described in preceding clause (w) and are primarily attributable to the operations of VHS Holdco I and its Subsidiaries, (y) to pay fees and expenses relating to any offering, investment or acquisition by VHS Holdco I or any of its Subsidiaries permitted hereunder (whether or not successful) and other fees and expenses incidental to the maintenance of the existence of VHS Holdco I or such parent (in each case to the extent primarily attributable to the operations of VHS Holdco I and its Subsidiaries) and the ownership by each of such entities of, as applicable, the Borrower, Vanguard and VHS Holdco I and Subsidiaries of VHS Holdco I and (z) to make payments permitted by Section 9.06 (other than clause (i) thereof);
(ix)    the Borrower may pay Dividends to VHS Holdco I which in turn may pay Dividends directly or indirectly to Vanguard for the purpose of enabling VHS Holdco I or Vanguard to pay federal and state income taxes imposed directly on (through an entity treated as a disregarded entity for applicable income tax purposes) or allocated to (through an entity treated as a partnership for applicable income tax purposes) VHS Holdco I or Vanguard or which are due and payable by VHS Holdco I or Vanguard as part of a consolidated group (or enabling Vanguard to pay Dividends to VHS Holdings LLC should such taxes be imposed directly on or allocated to VHS Holdings LLC), to the extent such taxes are attributable to the operations of VHS Holdco I and its Subsidiaries (or, in the case of Dividends from the Borrower, to the extent such taxes are attributable to the operations of the Borrower and its Subsidiaries), and so long as (x) such Dividends are only paid at the time that VHS Holdco I, Vanguard, or VHS Holdings LLC (as the case may be) is otherwise required to make such federal, state or local income tax payments (including estimated tax payments), (y) any refunds received by VHS Holdco I, Vanguard, or VHS Holdings LLC (as the case may be) in respect of such federal, state or local income tax obligations are promptly returned to the Borrower as an equity contribution or series of equity contributions and (z) the amount of such payments in respect of any tax year does not exceed the amount that VHS Holdco I and its Subsidiaries (or, in the case of Dividends from the Borrower, the Borrower and its Subsidiaries) would have been required to pay in respect of such federal or state income taxes (as the case may be) in respect of such year if VHS Holdco I and its Subsidiaries (or the Borrower and its Subsidiaries) paid taxes directly as a stand-alone taxpayer (or stand-alone group);

(x)    the Borrower may pay cash Dividends to VHS Holdco I so long as the proceeds thereof are promptly used by VHS Holdco I to make Dividends permitted pursuant to clause (iii), (v)(B), (vi) or (xiii) of this Section 9.03;
(xi)    VHS Holdco I may pay cash Dividends to any direct or indirect parent for the purposes of such parent making Dividends of the type described in clause (ii), (iii), (v)(B) and (vi) of this Section 9.03 with respect to officers, consultants, employees and directors of Vanguard to the extent same are primarily employed, appointed or engaged, as the case may be, in connection with the operations of VHS Holdco I and its Subsidiaries;
(xii)    the Borrower and VHS Holdco I may pay cash Dividends to effect the Distribution and the Refinancing; and
(xiii)    so long as no Default or Event of Default is then in existence or would arise therefrom, the Borrower and VHS Holdco I may pay cash Dividends not otherwise permitted in clauses (i) through (xii) above in an amount not to exceed $25,000,000 in the aggregate (or if the Adjusted Consolidated Net Leverage at such time determined on a Post-Test Period Pro Forma Basis is less than 5.0:1.0, $50,000,000 at any time) minus the amount applied to make prepayments of subordinated Indebtedness pursuant to Section 9.10(i) plus, (B) so long as the Adjusted Consolidated Leverage Ratio on a Post-Test Period Pro Forma Basis as of such date (after giving effect to such Dividends) is less than 4.5 to 1.0, the Cumulative Credit.
9.04    Indebtedness. VHS Holdco I will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(vi)    Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
(vii)    Existing Indebtedness to the extent the same is listed on Schedule 9.04, but no refinancings or renewals thereof other than Permitted Refinancing Indebtedness to Refinance such Indebtedness, provided that Permitted Refinancing Indebtedness to Refinance Indebtedness set forth under item II of Schedule 9.04, if any, shall not be permitted under this Section 9.04(ii); and provided further that all Indebtedness outstanding under the Existing Senior Discount Notes and Existing Senior Subordinated Notes shall have been repaid or discharged in full by the 60th day following the Initial Borrowing Date.
(viii)    Indebtedness of the Borrower and its Subsidiaries (w) consisting of Capitalized Lease Obligations to the extent permitted pursuant to Section 9.07, (x) under sale-leaseback transactions, (y) incurred pursuant to purchase money mortgages or (z) subject to Liens permitted under Section 9.01(vii)(C); provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations, sale-leaseback transactions and other Indebtedness outstanding pursuant to this clause (iii) at any time, when added to the aggregate principal amount of then outstanding Indebtedness in excess of $50,000,000 incurred pursuant to Section 9.04(xix)(A) exceed $50,000,000;
(ix)    intercompany Indebtedness among the Borrower and the Subsidiary Guarantors to the extent permitted by Section 9.05(iii);
(x)    (A) Indebtedness of Non-Guarantor Subsidiaries owing to the Borrower and the Subsidiary Guarantors to the extent permitted under Section 9.05(iv), (B) Indebtedness of the Borrower and the Subsidiary Guarantors owing to Non-Guarantor Subsidiaries to the extent permitted under Section 9.05(v) and (C) intercompany Indebtedness among the Non-Guarantor Subsidiaries to the extent permitted by Section 9.05(vi);
(xi)    Indebtedness under Other Hedging Agreements in connection with the Borrower’s or any Subsidiary Guarantor’s ordinary course of business operations so long as management of the Borrower or such Subsidiary Guarantor, as the case may be, has determined in good faith that the entering into of such Other Hedging Agreements are bona fide hedging activities;
(xii)    unsecured Indebtedness of the Borrower and the Guarantors incurred pursuant to the New Senior Unsecured Notes, in an aggregate principal amount not to exceed $950,000,000 less the amount of any repayments of principal thereof after the Initial Borrowing Date and any Permitted Refinancing Indebtedness in respect thereof;

(xiii)    amounts constituting deferred purchase price or earnouts in connection with Permitted Acquisitions; provided that the aggregate amount of all Indebtedness permitted under this clause (viii) (taking the maximum amount that may become due in connection therewith) shall not exceed $100,000,000 at any time outstanding;
(xiv)    amounts constituting deferred payment obligations resulting from adjudications or settlements of any claims or litigation;
(xv)    Indebtedness owing to Subsidiaries of the Borrower in connection with the cash management program of the Borrower;
(xvi)    Contingent Obligations of the Borrower and its Subsidiaries constituting guarantees by the Borrower of Indebtedness of any Subsidiary Guarantor (for so long as such Person remains a Subsidiary Guarantor) or guarantees by any Subsidiary Guarantor (for so long as such Person remains a Subsidiary Guarantor) of Indebtedness of any of the Borrower or any other Subsidiary Guarantor (for so long as such Person remains a Subsidiary Guarantor), but in each case only to the extent that the Indebtedness being guaranteed is otherwise permitted by this Section 9.04;
(xvii)    Contingent Obligations constituting (i) guarantees by any Non-Guarantor Subsidiary of Indebtedness of another Non-Guarantor Subsidiary, and (ii) unsecured guarantees by VHS Holdco I and its Subsidiaries of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under 9.04;
(xviii)    Contingent Obligations of the Borrower or any Subsidiary Guarantor (for so long as such Person remains a Subsidiary Guarantor) constituting guarantees of (i) obligations of Health Care Joint Ventures which are not Subsidiary Guarantors under their operating leases and (ii) Indebtedness of Health Care Joint Ventures in an aggregate principal amount for all such Indebtedness not exceeding $15,000,000;
(xix)    Indebtedness of VHS Holdco I consisting of deferred purchase price for redemptions or repurchases of VHS Holdco I’s Equity Interests, provided that (i) VHS Holdco I’s payment obligations thereunder are limited to the extent necessary to be in compliance with Section 9.03(ii) and (ii) such Indebtedness is subordinated to the Obligations to at least the same degree as intercompany loans described in Section 9.05(v) are subordinated to the Obligations;
(xx)    Indebtedness under Interest Rate Protection Agreements so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(xxi)    Permitted Unsecured Notes and any Permitted Refinancing Indebtedness in respect thereof so long as (x) on the date of issuance thereof no Event of Default shall have occurred and be continuing and (y) on a Post-Test Period Pro Forma Basis after giving effect to the issuance thereof and the application of proceeds therefrom) (I) the Borrower shall be in compliance with Sections 9.08 and 9.09 and (II) the Maximum Adjusted Consolidated Leverage Ratio Condition would be satisfied at such time;
(xxii)    so long as on the date of issuance thereof no Event of Default shall have occurred and is continuing and the Borrower shall be in compliance with Sections 9.08 and 9.09 (calculated on a Post-Test Period Pro Forma Basis after giving effect to the issuance thereof and the application of proceeds therefrom) at such time (i) Permitted Secured Notes so long as the Maximum Consolidated Senior Secured Leverage Condition (calculated on a Post-Test Period Pro Forma Basis after giving effect to the issuance thereof and the application of proceeds therefrom) shall be satisfied on such date, (ii) Permitted Secured Notes, the Net Debt Proceeds of which are applied to the permanent repayment of Term Loans pursuant to Section 4.02(d), (iii) Permitted Secured Notes that are offered on a pro rata basis to all Lenders that are “Qualified Institutional Buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended) holding Term Loans and in a principal amount not to exceed the amount of Term Loans exchanged for such Permitted Secured Notes pursuant to procedures reasonably acceptable to the Administrative Agent (including procedures designed to comply with securities laws); provided that any Term Loans exchanged for such Permitted Secured Notes shall be deemed to have been repaid immediately upon the effectiveness of such exchange, and (iv) in the case of Permitted Secured Notes incurred under any of the foregoing clauses (i), (ii) and (iii), Permitted Refinancing Indebtedness in respect thereof;
(xxiii)    Contingent Obligations of the Borrower or any of its Subsidiaries arising from Physician Support Obligations to the extent permitted under Section 9.05(xiv);
(xxiv)    (i) Indebtedness of the Borrower and its Subsidiaries assumed at the time of a Permitted Acquisition (or of any Subsidiary acquired pursuant thereto), provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of Indebtedness outstanding pursuant to this Section 9.04(xix) at any time, when added to the aggregate principal amount of Indebtedness outstanding pursuant to Section 9.04(iii) at such time, exceed (A) $100,000,000 plus, (B) to the extent the Consolidated Senior Secured Leverage Ratio is less than 3.50 to 1.0 on a Post-Test Period Pro Forma Basis on the date of consummation of the applicable Permitted Acquisition, an additional $100,000,000;

(xxv)    Indebtedness (other than Indebtedness for borrowed money) owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to VHS Holdco I or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;
(xxvi)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(xxvii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;
(xxviii)    Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or such Subsidiary for the purpose of financing such acquisition;
(xxix)    Indebtedness supported by a Letter of Credit, in an aggregate principal amount not in excess of the Stated Amount of such Letter of Credit;
(xxx)    Indebtedness of Foreign Subsidiaries for working capital purposes incurred in the ordinary course of business on ordinary business terms in an aggregate amount not to exceed $10,000,000 outstanding at any time;
(xxxi)    Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xxxii)    Contingent Obligations not otherwise permitted by the foregoing clauses of this Section 9.04 not to exceed $5,000,000 in aggregate amount of any time outstanding;
(xxxiii)    Indebtedness not otherwise permitted by the foregoing clauses of this Section 9.04 not to exceed $50,000,000 in aggregate principal amount at any time outstanding; and

(xxxiv)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section 9.04.
9.05    Advances, Investments and Loans. VHS Holdco I will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that notwithstanding the foregoing:

(xxxv)    the Borrower and its Subsidiaries may acquire and hold accounts receivables and prepaid expenses owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, and may grant trade credit in the ordinary course of business and the Borrower and its Subsidiaries may own Investments received in connection with the bankruptcy or reorganization of suppliers, customers and others with whom it has done business or against whom it has claims and in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others with whom it has done business or against whom it has claims, in each case arising in the ordinary course of business;
(xxxvi)    VHS Holdco I and its Subsidiaries may acquire and hold cash and Cash Equivalents and Investments that were Cash Equivalents at the time of the initial acquisition thereof;
(xxxvii)    intercompany loans and advances among the Borrower and the Subsidiary Guarantors;
(xxxviii)    the Borrower or any Subsidiary Guarantor may make unsubordinated loans and advances to Non-Guarantor Subsidiaries, provided that no Default or Event of Default then exists or would exist immediately after giving effect thereto;
(xxxix)    Non-Guarantor Subsidiaries may make loans and advances to the Borrower or any Subsidiary Guarantor, provided that such loans or advances (other than any such loans or advances represented by short-term, open account working capital notes entered into the ordinary course of business for cash management purposes and consistent with past practices) shall be expressly subordinated to the payment of the Obligations pursuant to a duly executed and delivered (by the respective borrower and lender) Subordination Agreement in the form of Exhibit O (subject to modifications as may be reasonably satisfactory to the Administrative Agent);
(xl)    Non-Guarantor Subsidiaries may make loans and advances to one another;
(xli)    the Borrower and its Subsidiaries may make (A) loans and advances in the ordinary course of business to employees of VHS Holdco I and its Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000 and (B) advances of payroll payments and expenses to employees in the ordinary course of business;
(xlii)    the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(vi);
(xliii)    the Borrower and its Subsidiaries may receive non-cash consideration in connection with any asset sale permitted by Section 9.02;

(xliv)    the Borrower and its Subsidiaries may consummate Permitted Acquisitions in accordance with the relevant requirements of Section 9.02(viii);
(xlv)    the Borrower and its Subsidiaries may hold Existing Investments, provided that any further Investments with respect thereto shall be independently justified under another clause of this Section 9.05;
(xlvi)    (1) VHS Holdco I may make cash Investments in the Borrower and (2) the Borrower and its Subsidiaries may make capital contributions in and to their respective Subsidiaries that are Subsidiary Guarantors;
(xlvii)    so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the Borrower and the Subsidiary Guarantors may make Investments consisting of Equity Investments in Non-Guarantor Subsidiaries;
(xlviii)    the Borrower and its Subsidiaries may make Investments constituting Physician Support Obligations in the aggregate amount not to exceed at any time outstanding $75,000,000;
(xlix)    the Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted under Section 9.04(xv);
(l)    the Borrower and its Subsidiaries may make deposits to the extent permitted under Section 9.01(xv);
(li)    the Borrower and its Subsidiaries may make capital contributions or intercompany loans or advances to any Captive Insurance Subsidiary (x) in such amounts as may be necessary to fund insurance premiums deemed necessary by the Borrower’s actuary or required by the applicable insurance regulatory authority, or in accordance with applicable statutes, regulations and orders, to cover potential or actual insurance claims to be (or, if actual, that would be) paid by such Captive Insurance Subsidiary in the ordinary course of business and (y) to pay for the administrative costs and expenses of such Captive Insurance Subsidiary in the ordinary course of business;
(lii)    the Borrower and its Subsidiaries may hold Investments of a Subsidiary acquired after the Initial Borrowing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary after the Initial Borrowing Date, in each case to the extent that such acquisition, merger or consolidation is permitted under Section 9.02 or this Section 9.05 and such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(liii)    Investments resulting from pledges and deposits referred to in Section 9.01(xi) shall be permitted;

(liv)    the Borrower and its Subsidiaries may make additional Investments from time to time to the extent made with the Cumulative Credit;
(lv)    guarantees by the Borrower or any of its Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(lvi)    the Borrower and its Subsidiaries may make Investments in Persons consisting of the reinvestment of Net Sale/Recovery Event Proceeds of asset sales (exclusive of asset sales of the types described in clause (A) of Section 4.02(e) other than those described in Section 9.02(ii)) or Recovery Events not required to be applied to prepay the Loans and/or reduce Commitments pursuant to Section 4.02(e) as a result of clauses (B) and (C) contained therein so long as after giving effect to such Investment such Person becomes a Subsidiary of the Borrower and promptly executes and delivers a Joinder Agreement; and
(lvii)    the Borrower and its Subsidiaries may make additional Investments not otherwise permitted by the foregoing clauses of this Section 9.05 not to exceed an aggregate amount (determined using the book value of such Investments when same are made) equal to $100,000,000 plus any returns of capital actually received by the respective investor in respect of Investments theretofore made by it pursuant to this clause (xxiii).
9.06    Transactions with Affiliates. VHS Holdco I will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of VHS Holdco I or any of its Subsidiaries, other than on terms and conditions substantially as favorable to VHS Holdco I or such Subsidiary as would reasonably be obtained by VHS Holdco I or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that notwithstanding the foregoing:

(xiv)    Dividends may be paid to the extent provided in Section 9.03;
(xv)    Investments may be made and other transactions may be entered into by and among VHS Holdco I and its Subsidiaries to the extent permitted by Section 9.02, 9.04 or 9.05;
(xvi)    customary fees may be paid to non-officer directors of VHS Holdco I or any of its Subsidiaries;
(xvii)    Subsidiaries of the Borrower may pay management and similar fees to the Borrower or any Wholly‑Owned Subsidiary of the Borrower;
(xviii)    VHS Holdco I may enter into any transaction with any of its Wholly-Owned Subsidiaries or any Health Care Joint Venture for the purchase or sale of goods, products, or parts or services entered into in the ordinary course of business consistent with past practices;
(xix)    transactions may be entered into between the Borrower and any Subsidiary Guarantor or among any Subsidiary Guarantors to the extent not otherwise permitted in clauses (i) through (v) above;
(xx)    Shareholders may enter into transactions with the Borrower to purchase the capital stock of the Borrower in accordance with the Shareholders’ Agreements;
(xxi)    VHS Holdco I may issue securities and may make payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, stock options and stock ownership plans approved by the Board of Directors of VHS Holdco I, provided that such actions are not otherwise prohibited by this Agreement;
(xxii)    the Borrower and its Subsidiaries may make loans or advances to employees of VHS Holdco I or any of the Subsidiaries in accordance with Section 9.05(vii);
(xxiii)    VHS Holdco I and its Subsidiaries may pay fees and indemnities to directors, officers and employees of VHS Holdco I and the Subsidiaries in the ordinary course of business;
(xxiv)    the Borrower and its Subsidiaries may enter into employment agreements in the ordinary course of business;
(xxv)    the Credit Agreement Parties may pay monitoring, management and similar fees to the Sponsors in an aggregate amount for all such Persons in any fiscal year not to exceed the greater of (x) $6,000,000 and (y) 2.0% of EBITDA of VHS Holdco I and its Subsidiaries for the immediately preceding fiscal year, plus unpaid amounts accrued for prior periods;

(xxvi)    the Credit Agreement Parties may reimburse the Sponsors for their reasonable out-of-pocket expenses incurred in connection with performing management, monitoring or services to VHS Holdco I and its Subsidiaries;
(xxvii)    the Transaction shall be permitted;
(xxviii)    any purchase by the Sponsors of Equity Interests of VHS Holdco I or any contribution by VHS Holdco I to, or purchase by VHS Holdco I of, the equity capital of the Borrower shall be permitted;
(xxix)    subject to clause (xii) of this Section 9.06, the existence of, or the performance by VHS Holdco I or any of its Subsidiaries of its obligations under the terms any agreement to which it is a party as of the Initial Borrowing Date shall be permitted; provided, however, that the existence of, or the performance by VHS Holdco I or any of its Subsidiaries of obligations under any future amendment to any agreement or under any similar agreement entered into after the Initial Borrowing Date shall only be permitted by this clause (xvi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect;
(xxx)    the payment of all fees, expenses, bonuses and awards related to the Transaction, including fees to the Sponsors shall be permitted;
(xxxi)    payments by VHS Holdco I or any of the Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of VHS Holdco I, in good faith; and
(xxxii)    VHS Holdco I and any of its Subsidiaries can make payments pursuant to any tax sharing agreements with any direct or indirect parent of VHS Holdco I, but only to the extent permitted by Section 9.03(ix).
9.07    Capital Expenditures.
(a)    VHS Holdco I will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures except in accordance with this Section 9.07.
(b)    Notwithstanding anything to the contrary contained in clause (a) above, during any period set forth below, the Borrower and its Subsidiaries may make Capital Expenditures in connection with their operations so long as the aggregate amount of such Capital Expenditures made in reliance on this Section 9.07(b) does not exceed in any fiscal year the sum of (i) $170,000,000 plus (ii) the Additional Capital Expenditures Amount for such period.
(c)    Notwithstanding anything to the contrary contained in clauses (a) and (b) above, and clause (d) below, (i) to the extent that the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries pursuant to Section 9.07(b) during any fiscal year of

VHS Holdco I is less than the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries during such fiscal year pursuant to such Section 9.07(b), the Borrower may carry forward 100% of the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to such Section 9.07(b) during such fiscal year, as the case may be, but not made during such fiscal year (the amount of the Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to Section 9.07(b) during such fiscal year but not made during such fiscal year being herein referred to as the “Unused Capital Expenditures Amount”), to make Capital Expenditures in the next succeeding fiscal year (with the Unused Capital Expenditures Amount from any previous fiscal year being deemed to be utilized prior to any other amount Capital Expenditures otherwise permitted to be made under Section 9.07(b) in such succeeding fiscal year) but in no fiscal year thereafter and (ii) the Borrower may elect to make up to an additional $35,000,000 (the “CapEx Pull-Forward Amount”) of Capital Expenditures in any fiscal year; provided that the actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that are permitted to be made in the immediately succeeding fiscal year pursuant to Section 9.07(b).
(d)    Notwithstanding anything to the contrary contained in clauses (a), (b) and (c) above, and in addition to the Capital Expenditures permitted pursuant to the preceding clauses (a), (b) and (c), the Borrower and the Subsidiary Guarantors may make Capital Expenditures to finance projects which at the time the respective Capital Expenditures are made constitute Specified Construction Projects. The Borrower and the Subsidiary Guarantors shall also be permitted to make Capital Expenditures in connection with the purchase of Real Property which at the time of such purchase the Borrower in good faith expects to designate as a Specified Construction Project within fifteen months following such purchase.
(e)    In addition to the Capital Expenditures permitted pursuant to the preceding clauses (b), (c) and (d), the Borrower and its Subsidiaries may make additional Capital Expenditures as follows: (i) Capital Expenditures consisting of the reinvestment of Net Sale/Recovery Event Proceeds of asset sales (exclusive of asset sales of the types described in clause (A) of Section 4.02(e) other than those described in Section 9.02(ii)) or Recovery Events not required to be applied to prepay the Loans and/or reduce Commitments pursuant to Section 4.02(e) as a result of clauses (B) and (C) contained therein, and (ii) Capital Expenditures made on any date so long as same do not exceed the Cumulative Credit as then in effect
9.08    Consolidated Interest Coverage Ratio. Solely as of the last day of each Test Period set forth below, VHS Holdco I will not permit the Consolidated Interest Coverage Ratio to be less than the ratio set forth opposite the last day of such Test Period below:

Test Period Ending	Ratio
June 30, 2010	2.00:1.00
September 30, 2010	2.00:1.00
December 31, 2010	2.00:1.00
March 31, 2011	2.00:1.00
June 30, 2011 and the last day of each fiscal quarter thereafter	2.10:1.00

Notwithstanding anything to the contrary contained in this Section 9.08, all calculations of compliance with this Section 9.08 shall be made on a Pro Forma Basis.
9.09    Consolidated Leverage Ratio. Solely as of the last day of each Test Period ending on a fiscal period set forth below, VHS Holdco I will not permit the Consolidated Leverage Ratio to be greater than the ratio set forth opposite the last day of such Test Period below:

Test Period Ending	Ratio
June 30, 2010	6.25:1.00
September 30, 2010	6.25:1.00
December 31, 2010	6.25:1.00
March 31, 2011	6.25:1.00
June 30, 2011	5.95:1.00
September 30, 2011	5.95:1.00
December 31, 2011	5.95:1.00
March 31, 2012	5.95:1.00
June 30, 2012	5.75:1.00
September 30, 2012	5.75:1.00
December 31, 2012	5.75:1.00
March 31, 2013	5.50:1.00
June 30, 2013	5.50:1.00
September 30, 2013	5.50:1.00
December 31, 2013	5.25:1.00
March 31, 2014	5.25:1.00
June 30, 2014	5.25:1.00
September 30, 2014 and the last day of each fiscal quarter thereafter	5.00:1.00

Notwithstanding anything to the contrary contained in this Section 9.09, all calculations of compliance with this Section 9.09 shall be made on a Pro Forma Basis.
9.10    Limitation on Payments of Certain Indebtedness; Modifications of Certain Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Agreements;

etc. VHS Holdco I will not, and will not permit any of its Subsidiaries to:
(i)    make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, including, in each case without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due, any Indebtedness that is subordinated in right of payment to the Obligations, provided that VHS Holdco I and its Subsidiaries may make voluntary or optional payments, prepayments or redemptions of (A) subordinated Indebtedness in exchange for or out of the proceeds of Permitted Refinancing Indebtedness, (B) so long as the Adjusted Consolidated Leverage Ratio at such time determined on a Post-Test Period Pro Forma Basis after giving effect to any such payment, prepayment or redemption pursuant to this clause (B) is less than 4.5:1.0, subordinated Indebtedness out of the Cumulative Credit; (C) $25,000,000 at any time (or if the Adjusted Consolidated Net Leverage at such time determined on a Post-Test Period Pro Forma Basis is less than 5.0:1.0, $50,000,000 at any time) minus the amount applied to make Dividends pursuant to Section 9.03(xiii) and (D) so long as no Event of Default has occurred and is continuing, Indebtedness owed to the Borrower or any Subsidiary.
(ii)    after the issuance of any Indebtedness that is subordinated in right of payment to the Obligations, amend or modify, or permit the amendment or modification of any provision of, any documentation evidencing or related to such Indebtedness other than any amendment to modifications that are not adverse to the interests of the Lenders in any material respect;
(iii)    amend, modify or change in any manner adverse to the interests of the Lenders in any material respect its certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation), partnership agreement or limited liability company or operating agreement or by-laws (or equivalent organizational documents).
9.11    Limitation on Certain Restrictions on Subsidiaries. VHS Holdco I will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of VHS Holdco I to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by VHS Holdco I or any of its Subsidiaries, or pay any Indebtedness owed to VHS Holdco I or any Subsidiary of VHS Holdco I, (b) make loans or advances to VHS Holdco I or any Subsidiary of VHS Holdco I or (c) transfer any of its properties or assets to VHS Holdco I or any Subsidiary of VHS Holdco I, except (I) in each case for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the New Senior Unsecured Note Documents (as originally in effect), the Shareholders’ Agreements (as originally in effect), any documents governing Permitted Unsecured Notes or Permitted Secured Notes or any Permitted Refinancing Indebtedness in respect of any of the foregoing, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of VHS Holdco I or any Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any agreement entered into by VHS Holdco I or any Subsidiary of the VHS Holdco I in the ordinary course of business, (v) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (vi) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary permitted under Section 9.02 pending the closing of such sale or disposition, or (vii) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 9.02 pending the consummation of such sale, and (II) in the case of encumbrances or restrictions of the type described in preceding clause (c) only, (x) rights of first refusal in respect of the sale of assets of or Equity Interests in Health Care Joint Ventures in favor of the joint venture partner of the Borrower or its respective Subsidiary relating to the respective Health Care Joint Venture and (y) other restrictions in any partnership, shareholder, operating or similar agreement of a Health Care Joint Venture to the extent such restrictions are no less favorable in any respect to either the Lenders or the Borrower (or its respective Subsidiary that holds Equity Interests in such Health Care Joint Venture) than those contained in Section 2.3 or 2.5 of the Restrictive Shareholders’ Agreements.
9.12    Limitation on Issuance of Capital Stock.
(a)    VHS Holdco I will not issue (i) any preferred stock (other than Qualified Preferred Stock) or (ii) any redeemable common stock.
(b)    VHS Holdco I will not permit any of its Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and similar or additional issuances which do not decrease the percentage ownership of VHS Holdco I or any of its Subsidiaries in any class of the Equity Interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, (iv) for issuances by newly created or Wholly-Owned Subsidiaries of the Borrower created or acquired in accordance with the terms of this Agreement, and (v) for issuances of Equity Interests by any Subsidiary of the Borrower to the Borrower or any other Person, provided that if the Person to which such Equity Interests are issued (A) is a Borrower or a Subsidiary Guarantor, such Equity Interests shall be pledged pursuant to the Security Documents and (B) is neither a Borrower nor any Subsidiary Guarantor, (I) such Equity Interests are not preferred stock or similarly preferred Equity Interests (other than Qualified Preferred Stock issued to a Person holding a non-controlling Equity Interest in such Subsidiary (after giving effect to such issuance), provided that aggregate liquidation preference of all Qualified Preferred Stock issued pursuant to this parenthetical statement shall not exceed $10,000,000) and (II) no Default or Event of Default then exists or would result immediately after giving effect thereto. Subject to continued compliance with Section 9.15, if, as a result of any such issuances made pursuant to clause (v) in the immediately preceding sentence, a Wholly-Owned Subsidiary which is a Subsidiary Guarantor ceases to constitute a Wholly-Owned Subsidiary, upon the receipt by the Administrative Agent and the Collateral Agent of (i) a certificate from an Authorized Officer and the Borrower certifying that (x) such Subsidiary is to be released from the Subsidiaries Guaranty and the Security Documents to which it is a party in accordance with the provisions hereof and thereof and (y) no Default or Event of Default exists at the time of, or would exist immediately after giving effect to, such release and (ii) evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent ~~and~~that such Subsidiary has been (or will contemporaneously with the release described below, will be) released from its guaranty (if any) of any and all Specified Indebtedness, such Subsidiary shall, so long as no Default or Event of Default then exists or would result therefrom, be released from the Subsidiaries Guaranty and the Security Documents to which it is a party, and the Collateral Agent shall be authorized to take any action deemed appropriate in order to effect or evidence the foregoing.
9.13    Business.
(b)    VHS Holdco I will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than any business or business activity conducted by it on the Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transaction.
(c)    Notwithstanding anything to the contrary contained in this Agreement, VHS Holdco I will not engage in any business or business activity other than (i) the ownership of the Equity Interests in the Borrower and Vanguard Holding Company I, Inc., together with activities directly related thereto, (ii) the performance of its obligations under and in connection with the Credit Documents to which it is party and the performance of any action expressly permitted to be performed by it pursuant to Section 9 of this Agreement, (iii) actions incidental to the consummation of the Transaction, (iv) actions required by law to maintain its existence and other actions required by law, (v) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (vi) owing and paying legal, registered office and auditing fees and (vii) the issuance of common Equity Interests and Qualified Preferred Stock.
(d)    Notwithstanding anything to the contrary contained in this Agreement, for so long as it is a Subsidiary of VHS Holdco I, Vanguard Holding Company I, Inc. will not engage in any business or business activity other than (i)  actions required by law to maintain its existence, (ii) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (iii) owing and paying legal, registered office and auditing fees and (iv) the issuance of common Equity Interests to VHS Holdco I or the Borrower, as the case may be.
9.14    Limitation on Creation of Health Care Joint Ventures. Notwithstanding anything to the contrary contained in this Agreement, VHS Holdco I will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Health Care Joint Venture, provided that the Borrower and its Wholly-Owned Subsidiaries shall, to the extent otherwise permitted under this Agreement, be permitted to establish, create or enter into one or more Health Care Joint Ventures, or acquire Equity Interests in a Person, which immediately upon such acquisition will constitute a Health Care Joint Venture, in each case so long as within a reasonable time from such establishment, creation or acquisition, the Equity Interests held by the Borrower or any of its Subsidiaries in any new Health Care Joint Venture

that (A) is a Subsidiary of VHS Holdco I or (B) has Equity Interests owned by any and all Credit Parties with an aggregate investment cost equal to or greater than $2,000,000, in each case, are delivered for pledge pursuant to the Pledge Agreement and the certificates representing such Equity Interests, if any, together with endorsements for the transfer thereof duly executed in blank, are delivered to the Collateral Agent for the benefit of the Secured Creditors.
9.15    Limitation on Assets Held By Non-Guarantor Subsidiaries. VHS Holdco I will not permit the Total Assets of all Non-Guarantor Subsidiaries to, at any time, exceed 30% of the Total Assets of VHS Holdco I and its Subsidiaries.
SECTION 10.Events of Default
10A.01    Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, any Unreimbursed Amount or any Fees or any other amounts notified hereunder owing hereunder or under any other Credit Document; or
10A.02    Representations, etc. Any representation or warranty made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
10A.03    Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.01(e)(i), 8.13, 8.14, 9.01 through 9.05, 9.07 through 9.10 or 9.12 through 9.14, (ii) default in the due performance or observance by it of the provisions contained in Section 9.15 and such default in the case of this clause (ii) shall continue unremedied for a period of 30 days or (iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than as provided in Sections 10A.01 and 10A.02) and such default in the case of this clause (iii) shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or the Required Lenders; or
10A.04    Default Under Other Agreements. VHS Holdco I or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace or cure, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with all applicable grace periods having expired), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of VHS Holdco I or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment

(including, without limitation, by reason of the occurrence of a change of control or other similar event, but excluding by reason of any due-on-sale clause contained in Indebtedness so long as such sale is permitted hereunder and under the document providing for such Indebtedness or the aggregate principal amount of all such Indebtedness does not exceed $10,000,000), prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under clauses (i) or (ii) of this Section 10A.04 unless the aggregate outstanding principal amount of all Indebtedness as described in such clauses (i) and (ii) is at least $25,000,000; or
10A.05    Bankruptcy, etc. VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) or VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) (except in the case of any winding-up or liquidation of any such Subsidiary (other than any Credit Agreement Party) to the extent same is permitted under Section 9.02), or there is commenced against VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) any such proceeding which remains undismissed for a period of 60 days, or VHS Holdco I, the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) makes a general assignment for the benefit of creditors; or any corporate action is taken by VHS Holdco I or any of its Subsidiaries (other than Immaterial Subsidiaries) for the purpose of effecting any of the foregoing; or
10A.06    ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed at the instance of the PBGC to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, VHS Holdco I or any Subsidiary of VHS Holdco I or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971

or 4975 of the Code and (b) such event or events, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, have had, or could reasonably be expected to have, a material adverse effect upon the business, assets, liabilities, operations or condition (financial or otherwise) of VHS Holdco I or of VHS Holdco I and its Subsidiaries taken as a whole; or
10A.07    Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, shall cease to be a legal, valid and binding obligations of any party thereto or any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to VHS Holdco I and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy with a reputable and solvent insurer; or
10A.08    Guaranties. At any time after the execution and delivery thereof, any Guaranty or any provision thereof shall cease to be in full force or effect (other than in accordance with the terms thereof) as to any Guarantor, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party; or
10A.09    Judgments. One or more judgments or decrees shall be entered against VHS Holdco I or any of its Subsidiaries involving in the aggregate for VHS Holdco I and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments and decrees (determined as provided in the preceding parenthetical of this Section 10A.09) exceeds $25,000,000; or
10A.10    BHS Initial Borrowing Assets. Any of the assets comprising the five acute care hospitals or replacements, thereof known as of the Initial Borrowing Date as Baptist Health System in San Antonio, Texas shall cease to be held by a Subsidiary Guarantor that is party to an effective Subsidiaries Guaranty and effective Security Documents, or any Equity Interests of any such Subsidiary Guarantor holding such assets shall cease to be pledged pursuant to an effective Pledge Agreement (other than any such Equity Interests in VHS Acquisition Number 5, Inc. held by Baptist Health Services on the Initial Borrowing Date and any Qualified Preferred Stock issued in replacement of such existing Equity Interests so long as the aggregate liquidation preference of such replacement Qualified Preferred Stock does not exceed $1,000,000); or
10A.11    Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10A.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitments terminated, whereupon all of the Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10A.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Administrative Agent’s Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.
SECTION 10B.    VHS Holdco I’s Right to Cure.
(a)    Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 10A, in the event of an Event of Default or potential Event of Default of any Financial Performance Covenant, at any time after the completion of a fiscal quarter until the expiration of the 10th day subsequent to the date the certificate calculating compliance with such Financial Performance Covenant for such fiscal quarter is required to be delivered pursuant to Section 8.01(d), VHS Holdco I shall have the right to issue Permitted Cure Securities for cash or otherwise receive from the Sponsors (through VHS Holdings LLC) cash contributions to the equity capital of VHS Holdco I, and, in each case, to contribute any such cash to the equity capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise by VHS Holdco I of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:
(i)    Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(ii)    if, after giving effect to the foregoing recalculations, VHS Holdco I shall then be in compliance with the requirements of all Financial Performance Covenants, VHS Holdco I shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for this purposes of the Agreement.
(b)    Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each Test Period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) in each eight-fiscal quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.
SECTION 10C.    Application of Funds.
After the exercise of remedies provided for in Section 10A (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be cash collateralized as set forth in the final proviso in Section 10A), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including amounts payable to the Administrative Agent and Collateral Agent under Section 14.01) payable to the Administrative Agent or the Collateral Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Section 14.01), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and Fees on the Loans, Commitments, Letters of Credit and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Outstandings (including to cash collateralize that portion of Letter of Credit Outstandings comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Creditors on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.01(g), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower or as otherwise required by Law, as applicable.
SECTION 11.Definitions and Accounting Terms.
11.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acceptable Price” shall have the meaning set forth in Section 4.01(c)(iii).
“Acceptance Date” shall have the meaning set forth in Section 4.01(c)(ii).
“Acquisition” shall mean the acquisition by the Borrower or any of its Subsidiaries (from a Person other than VHS Holdco I or a Subsidiary thereof) of Health Care Assets in accordance with the provisions of this Agreement.
“Acquisition CapEx” shall mean, for any period, the aggregate amount of all non-routine Capital Expenditures incurred, committed to be incurred by the Borrower or any of its Subsidiaries or expected by the Borrower to be incurred and identified in writing by the Borrower prior to the consummation of any Permitted Acquisition as planned non-routine Capital Expenditures to be made in connection with such Permitted Acquisition.
“Act” shall have the meaning provided in Section 14.17.
“Additional Capital Expenditures Amount” shall mean, for each fiscal year of VHS Holdco I ending on or after June 30, 2010, an amount (not less than $0) equal to the product of (a) .05 multiplied by the remainder of (x) the consolidated net revenue for such fiscal year attributable to Health Care Assets (other than health maintenance organizations, physician practices and the physician practice management business of Watermark Physician Services, Inc.) of the Borrower and its Subsidiaries determined on a Pro Forma Basis less (y) the consolidated net revenue for the fiscal year ended June 30, 2009 attributable to Health Care Assets (other than health maintenance organizations, physician practices and the physician practice management business of Watermark Physician Services, Inc.) of the Borrower and its Subsidiaries (as determined in good faith by an Authorized Officer of VHS Holdco I and set forth in reasonable detail in the Compliance Certificate delivered by VHS Holdco I to the Administrative Agent within 90 days following each fiscal year end of VHS Holdco I pursuant to Section 8.01(d)).
“Adjusted Consolidated Debt” shall mean, at any time, (a) the principal amount of all indebtedness required to be reflected on the liability side of a consolidated balance sheet of VHS Holdco I and its Subsidiaries prepared in accordance with GAAP at such time, less (b) the lesser of (i) the amount of unrestricted cash and Cash Equivalents held by VHS Holdco I and its Subsidiaries at such time and which would appear on a consolidated balance sheet of VHS Holdco I and its Subsidiaries as part of the consolidated assets of VHS Holdco I at such time and (ii) the greater of (x) $150,000,000 and (y) 50% of Consolidated EBITDA for the most recently completed Test Period determined on a Post-Test Period Pro Forma Basis.
“Adjusted Consolidated Leverage Ratio” shall mean, at any time, the ratio of Adjusted Consolidated Debt at such time to Consolidated EBITDA for the Test Period ended on the date of determination or, if the date of determination is not the last day of a Test Period, for the then most recently ended Test Period.
“Additional Security Documents” shall have the meaning provided in Section 8.12(a).
“Additional Term B Commitment” shall mean, with respect to the Additional Term B Lender, its commitment to make a Term B Loan on the Amendment No. 1 Effective Date in an amount equal to the sum of (x) $300,000,000 and (y) the aggregate principal amount of Initial Term Loans outstanding immediately prior to the effectiveness of Amendment No. 1 minus the aggregate principal amount of the Converted Initial Term Loans of all Lenders.
“Additional Term B Joinder Agreement” shall mean the joinder agreement, dated the Amendment No. 1 Effective Date, by and among the Borrower, the Administrative Agent and the Additional Term B Lender.
“Additional Term B Lender” shall mean the Person identified as such in the Additional Term B Joinder Agreement.
“Adjusted Consolidated Working Capital” at any time shall mean Consolidated Current Assets less Consolidated Current Liabilities at such time, provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Adjusted Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
“Administrative Agent” shall mean Bank of America in its capacity as Administrative Agent (including in its capacity as Collateral Agent) for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.06.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Loans” shall have the meaning provided in Section 4.02(h).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors, executive officers and general partners of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent-Related Persons” shall mean each Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents ~~and~~, the Joint Book Runners and the Amendment No. 1 Lead Arranger.
“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended, renewed, refinanced or replaced from time to time, including by Amendment No. 1 to this Credit Agreement.
“Amendment No. 1” shall mean Amendment No. 1 to this Agreement, dated as of March 14, 2013, by and among the Borrower, the other Credit Parties, the Administrative Agent, the Lenders party thereto and the other parties thereto.
“Amendment No. 1 Consenting Lender” shall mean each Lender that provided the Administrative Agent with a counterpart to Amendment No. 1 executed by such Lender.
“Amendment No. 1 Effective Date” shall mean March 14, 2013.
“Amendment No. 1 Lead Arranger” shall mean Bank of America N.A., in its capacity as sole lead arranger and sole bookrunner for Amendment No. 1.
“Applicable Discount” has the meaning set forth in Section 4.01(c)(iii).
“Applicable ECF Percentage” for any Excess Cash Payment Period shall mean (i) 50% if the Consolidated Leverage Ratio as of the last day of Excess Cash Payment Period is greater than or equal to 4.50 to 1.00, (ii) 25% if the Consolidated Leverage Ratio as of the last day of the most recent Test Period is less than 4.50 to 1.00 but the greater than or equal to 3.50:1.00 and (iii) 0% if the Consolidated Leverage Ratio as of the last day of the most recent

Test Period is less than 3.50:1.00.
“Applicable Margin” shall mean (a) with respect to ~~Initial~~ Term B Loans that are Eurodollar Loans, ~~3.50~~2.75%, (b) with respect to ~~Initial~~ Term B Loans that are Base Rate Loans, ~~2.50~~1.75%, (c) with respect to any Tranche of Incremental Term Loans, the respective percentages per annum relating to the respective Type of such Tranche of Incremental Term Loans as set forth in the applicable Incremental Commitment Agreement (or, in the case of any Tranche of Incremental Term Loans extended pursuant to more than one Incremental Commitment Agreement, as may be provided in the first Incremental Commitment Agreement executed and delivered with respect to such Tranche) and (d) with respect to Revolving Loans, Swingline Loans and Revolving Loan Commitment Commissions the respective Level (i.e., Level 1 or Level 2, as the case may be) indicated to have been achieved on the applicable Test Date (as shown on the respective officer’s certificate delivered pursuant to Section 8.01(d) or the first proviso below):
Applicable Margins

Level	Consolidated Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 11.02)	Revolving Loan Commitment Commissions	Applicable Margin for Revolving Loans that are Eurodollar Loans	Applicable Margin for Swingline Loans and Base Rate Revolving Loans
1	Greater than or equal to 4.00:1.00	0.75%	3.50%	2.50%
2	Less than 4.00:1.00	0.50%	3.25%	2.25%

; provided, however, that if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 8.01(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 8.01(d) showing the applicable Consolidated Leverage Ratio (as calculated on a Pro Forma Basis in accordance with Section 11.02 for purposes of determining Applicable Margins) on the relevant Test Date) on or prior to the respective date required by such Sections, then, at the option of the Administrative Agent or the Required Lenders, Level 1 pricing shall apply from and including the respective date on which such financial statements were required to have been delivered until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Reduction Period is at a level which is less than Level 1 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided further, that Level 1 pricing shall apply for Revolving Loan Commitment Commissions and Applicable Margins for Revolving Loans and Swingline Loans (x) for the period from the Initial Borrowing Date to but not including the date which is the first Start Date after the delivery of its financial statements in respect of the Borrower’s fiscal quarter ending on June 30, 2010 and (y) at any time when any Default or Event of Default is in existence.

In the event that any financial statements under Section 8.01 or a related officer’s certificate delivered pursuant to Section 8.01(d) is shown to be inaccurate at any time that this Agreement is in effect and any Loans or Revolving Loan Commitments are outstanding hereunder when such inaccuracy is discovered or within 91 days after the date on which all Loans have been repaid and all Revolving Loan Commitments have been terminated, and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct compliance certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected officer’s certificate delivered pursuant to Section 8.01(d) (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional Revolving Loan Commitment Commissions and interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional Revolving Loan Commitment Commissions and interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such Revolving Loan Commitment Commissions and interest as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the rate provided in Section 1.06(c)), at any time prior to the date that is five (5) Business Days following such demand.
“Approved Fund” means any Fund that is administered, advised or managed by a Lender or an Affiliate of the entity that administers, advises or manages any Fund that is a Lender.
“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit P (appropriately completed).
“Authorized Officer” of any Credit Party shall mean any of the President, the Chief Financial Officer or any Vice-President of such Credit Party or any other officer of such Credit Party which is designated in writing to the Administrative Agent by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.
“Auto-Extension Letter of Credit” shall have the meaning set forth in Section 2.01(b)(iii).
“Bank of America” shall mean Bank of America, N.A., in its individual capacity.
“Bankruptcy Code” shall have the meaning provided in Section 10A.05.
“Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; provided that in no event shall the Base Rate for the ~~Initial~~ Term B Loans be less than ~~2.50~~2.00% per annum and the minimum Base Rate, if any, for any other Tranche of Term Loans shall be as set forth in the applicable Incremental Term Loan Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan that bears interest at the Base Rate.
“Base Rate Revolving Loan” shall mean a Revolving Loan during any period that it is a Base Rate Loan.
“Blackstone” shall mean The Blackstone Group and its affiliates (other than any of its portfolio companies or any entity controlled by any such portfolio company) and any other investment vehicle controlled by any of The Blackstone Group or any such affiliate.
“Borrower” shall have the meaning provided in the first paragraph of this Agreement.
“Borrowing” shall mean the borrowing of one Type of Loan from all the Lenders (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period.
“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.
“CapEx Pull-Forward Amount” shall have the meaning set forth in Section 9.07(c).
“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and reflected as either property, plant or equipment, provided that Capital Expenditures shall not include (i) financing costs required to be capitalized, (ii) the purchase price of Permitted Acquisitions to the extent paid during such period, (iii) any Acquisition CapEx incurred or committed to be incurred during such period, (iv) interim costs incurred during such period in connection with a proposed acquisition to the extent such costs would constitute a part of the purchase price for such acquisition upon its consummation, (v) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding VHS Holdco I or any Subsidiary thereof) and for which neither VHS Holdco I nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (y) such book value was included in Capital Expenditures when such asset was originally acquired, (vii) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment traded in at the time of such purchase and (y) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, and (viii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.
“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
“Captive Insurance Subsidiary” shall mean Volunteer Insurance Ltd., a company with limited liability organized under the laws of Bermuda and any other captive insurance company acquired by VHS Holdco I or any of its Subsidiaries after the date hereof.
“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) Dollar denominated time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital in excess of $500,000,000 with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s and in each case maturing not more than 270 days after the date of acquisition by such Person, (v) other Dollar denominated securities issued by any Person incorporated in the United States rated at least “A-” or the equivalent by S&P or at least “A3” or the equivalent by Moody’s and in each case either (x) maturing not more than 90 days after the date of acquisition by such Person or (y) which are subject to a repricing arrangement (such as a Dutch auction) not more than 270 days after the date of acquisition by such Person which such Person believes in good faith will permit such Person to sell such security at par in connection with such repricing mechanism and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.
“Cash Management Obligations” shall mean obligations owed by VHS Holdco I, the Borrower or any Subsidiary to any Lender or any Affiliate of a Lender (or Person that was a Lender or an Affiliate of a Lender at the time such arrangement was entered into) (a “Cash Management Bank”) in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card and cash management services or any automated clearing house transfers of funds.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C.A. § 9601 et seq.
“Change of Control” shall mean the occurrence of any of the following:
(i)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any group or “person” (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Effective Date) other than the Permitted Holders;
(ii)    the consummation of any transaction or related series of transactions (including, without limitation, any merger, consolidation or other business combination or purchase of the beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Effective Date)), the result of which is that any group or “person” (as defined above), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Effective Date), other than the Permitted Holders, owns beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date), directly or indirectly, more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;
(iii)    VHS Holdco I shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower;
(iv)    after the first public offering of Equity Interests of Vanguard or the Borrower, (i) if such public offering is of common Equity Interests of Vanguard, the first day on which a majority of the members of the Board of Directors of Vanguard are not Continuing Directors or (ii) if such public offering is of the Borrower’s Equity Interests, the first day on which a majority of the members of the Board of Directors of such Borrower are not Continuing Directors; or
(vi)    a “Change of Control,” as defined in any document evidencing or relating to any Material Indebtedness shall occur.
“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Closing Fee” shall have the meaning provided in Section 3.01(d).
“Co-Documentation Agents” shall mean the entities identified as such on the cover of this Credit Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral and the Mortgaged Properties.
“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.
“Commitment” shall mean any of the commitments of any Lender, i.e., whether the Initial Term Loan Commitment, the Additional Term B Commitment, the Revolving Loan Commitment or any Incremental Term Loan Commitment of such Lender.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compensation Period” shall have the meaning assigned to such term in Section 4.03(c)(ii).
“Consolidated Cash Interest Expense” shall mean, for any period, the total consolidated cash interest expense, in each case, for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of VHS Holdco I and its Subsidiaries representing the interest factor for such period but (i) excluding (w) interest expense not payable in cash by its terms (including amortization of discount, deferred financing costs to the extent included in this definition of Consolidated Cash Interest Expense, interest expense recognized on unfunded malpractice liability reserves and interest on life insurance policies owned by VHS Holdco I or any of its Subsidiaries to the extent not paid in cash and interest expense resulting from the effects of purchase accounting), (x) prepayment premiums relating to the prepayment of Initial Term Loans under this Agreement, (y) any one-time financing fees paid in connection with the Transaction or any amendment of this Agreement, (z) to the extent such redemption is permitted hereunder, any tender or call premium paid in connection with the redemption of any Indebtedness permitted to be outstanding or incurred pursuant to this Agreement and (zz) any interest expense on the Existing Subordinated Notes or Existing Senior Discount Notes (so long as all Indebtedness thereunder has been discharged within 60 days following the Initial Borrowing Date) and (ii) subtracting from Consolidated Cash Interest Expense as otherwise determined above for any period, the cash portion of interest income actually recorded by VHS Holdco I and its Subsidiaries during such period, all as determined on a consolidated basis in accordance with GAAP, provided that, for purposes of determining compliance with Section 9.08 for any Test

Period ending on or prior to March 31, 2010, Consolidated Cash Interest Expense for such Test Period shall be determined by multiplying Consolidated Cash Interest Expense for the period from the Closing Date to the last day of such Test Period (the “Partial Period”) and multiplying it by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such Partial Period.
“Consolidated Current Assets” shall mean, at any time, the amounts that would be classified as consolidated current assets (excluding cash and Cash Equivalents) of VHS Holdco I and its Subsidiaries in accordance with GAAP in a classified balance sheet.
“Consolidated Current Liabilities” shall mean, at any time, the amounts that would be classified as consolidated current liabilities of VHS Holdco I and its Subsidiaries at such time in accordance with GAAP in a classified balance sheet, but excluding (a) the current portion of any Indebtedness under this Agreement and any other long-term Indebtedness which would otherwise be included therein, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transaction, (e) accruals of any costs or expenses related to bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to Consolidated EBIT included in clauses (t) through (w) and clause (y) of the definition of such term.
“Consolidated Debt” shall mean, at any time, (a) the principal amount of all indebtedness required to be reflected on the liability side of a consolidated balance sheet of VHS Holdco I and its Subsidiaries prepared in accordance with GAAP at such time less (b) the amount of cash and Cash Equivalents held by VHS Holdco I and its Subsidiaries at such time and which would appear on a consolidated balance sheet of VHS Holdco I and its Subsidiaries as part of the consolidated assets of VHS Holdco I at such time.
“Consolidated EBIT” shall mean, for any period, Consolidated Net Income of VHS Holdco I and its Subsidiaries plus, in each case to the extent actually deducted in determining Consolidated Net Income for such period, Consolidated Interest Expense and provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes (including any Tax Distribution taken into account in calculating Consolidated Net Income) for such period adjusted to exclude for such period (s) fees, expenses and other charges related to the Transaction, (t) any extraordinary gains or losses, (u) any gains or losses from non-current assets held for divestiture or write-downs of non-current assets relating to impairments or the sale of non-current assets, (v) non-controlling interests (to the extent distributions are not required to be made and are not made in respect thereof), (w) non-cash charges and adjustments (excluding any non-cash charges or adjustments related to any inventory or accounts receivable of any Credit Party and any non-cash charges that require an accrual of or reserves for cash charges for any future period), provided that, for purposes of this clause (w), any noncash charges or adjustments shall be treated as cash charges or adjustments in any subsequent period during which cash disbursements attributable thereto are made, (x) any debt extinguishment charges paid in connection with the Refinancing or any other repayment of Indebtedness permitted to be incurred pursuant to the terms of this Agreement, (y)

monitoring, management and similar fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (i) $6,000,000 and (ii) 2% of Consolidated EBITDA of VHS Holdco I and its Subsidiaries for the immediately preceding fiscal year, plus unpaid amounts accrued for prior periods, (z) non-cash expenses incurred in connection with stock options, stock appreciation rights or other similar equity rights and (zz) any net losses resulting from Interest Rate Protection Agreements and Other Hedge Agreements.
“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all amortization and depreciation that was deducted in arriving at Consolidated EBIT for such period.
“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA for such period to Consolidated Cash Interest Expense for such period.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum of (i) gross interest expense of such Person for such period on a consolidated basis, including (a) the amortization of debt discounts, (b) the amortization of all fees (including fees with respect to Interest Rate Protection Agreements and Other Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (c) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (ii) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by VHS Holdco I and its Subsidiaries with respect to Interest Rate Protection Agreements and Other Hedging Agreements.
“Consolidated Leverage Ratio” shall mean, at any time, the ratio of Consolidated Debt at such time to Consolidated EBITDA for the Test Period ended on the date of determination or, if the date of determination is not the last day of a Test Period, for the then most recently ended Test Period.
“Consolidated Net Income” shall mean, for any Person and period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, provided that (i) in determining Consolidated Net Income of VHS Holdco I, the net income of any other Person which is not a Subsidiary of VHS Holdco I or a Subsidiary thereof or is accounted for by VHS Holdco I or a Subsidiary thereof by the equity method of accounting shall be included only to the extent of the payment of dividends or distributions by such other Person to the Borrower or a Subsidiary thereof during such period, (ii) in determining Consolidated Net Income of VHS Holdco I, the net income of any Health Care Joint Venture shall not be included to the extent that payment of dividends or distributions by such Health Care Joint Venture to VHS Holdco I or a Wholly-Owned Subsidiary thereof are prohibited, pursuant to the organizational documents relating to such Health Care Joint Venture, (iii) to the extent Consolidated Net Income includes amounts attributable to non-controlling interests in non-Wholly-Owned Subsidiaries of the Borrower, Consolidated Net Income shall be reduced by the amounts attributable to such non-controlling interest, (iv) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded, (v) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded, (vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (vii) an amount equal to the amount of Tax Distributions actually made to the holders of Equity Interests of VHS Holdco I in respect of the net taxable income allocated by such Person to such holders for such period shall be included as though such amounts had been paid as income taxes directly by such Person for such period and (viii) to the extent Consolidated Net Income was otherwise reduced by amounts attributable to non-capitalized expenses in connection with Permitted Acquisitions, Consolidated Net Income will be increased by said amounts.
“Consolidated Senior Secured Debt” shall mean, at any time, (a) the principal amount of all indebtedness required to be reflected on the liability side of a consolidated balance sheet of VHS Holdco I and its Subsidiaries prepared in accordance with GAAP at such time that is secured by any Liens on any assets of VHS Holdco I or any of its Subsidiaries less (b) the lesser of (i) the amount of unrestricted cash and Cash Equivalents held by VHS I Holdco and its Subsidiaries at such time and which would appear on a consolidated balance sheet of VHS I Holdco and its Subsidiaries as part of the consolidated assets of VHS I Holdco at such time and (ii) the greater of (x) $150,000,000 and (y) 50% of Consolidated EBITDA for the most recently completed Test Period determined on a Post-Test Period Pro Forma Basis.
“Consolidated Senior Secured Leverage Ratio” shall mean, at any time, the ratio of Consolidated Senior Secured Debt at such time to Consolidated EBITDA for the Test Period ended on the date of determination or, if the date of determination is not the last day of a Test Period, for the then most recently ended Test Period determined on a Post-Test Period Pro Forma Basis.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee (including, without limitation, as a result of such Person being a general partner of the other Person, unless the underlying obligation is expressly made non-recourse as to such general partner) any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Converted Initial Term Loan” shall mean each Initial Term Loan held by an Amendment No. 1 Consenting Lender on the Amendment No. 1 Effective Date immediately prior to the effectiveness of Amendment No. 1.
“Credit Agreement Party” shall mean each of VHS Holdco I and the Borrower.
“Credit Documents” shall mean this Agreement, Amendment No. 1 and, after the execution and delivery thereof pursuant to the terms of this Agreement, the Issuer Documents, each Note, each Guaranty, each Security Document, each Incremental Commitment Agreement and each Joinder Agreement.
“Credit Event” shall mean the making of any Loan or any L/C Credit Extension but shall not include the commencement of a new Interest Period applicable to a Borrowing of Eurodollar Loans upon the expiration of the Interest Period applicable thereto or the conversion of Loans of one Type into Loans of the other Type, provided that, in any such case, the aggregate outstanding principal amount of Loans is not increased as a result thereof.
“Credit Party” shall mean each Credit Agreement Party and each Subsidiary Guarantor.
“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    the Retained Excess Cash Flow Amount at such time, plus
(b)    the cumulative amount of Net Equity Proceeds (other than in respect of Permitted Cure Securities) received by the Borrower in exchange for its common equity interests (or contributed to the common equity capital of the Borrower) following the Initial Borrowing Date and not used for any other exception pursuant to this Agreement other than the Cumulative Credit; plus
(c)    the amount of any Declined Proceeds; plus
(d)    the amount of any return on Investments made pursuant to Section 9.05(xx); minus
(e)    any amount of the Cumulative Credit used to make Investments pursuant to Section 9.05(xx) after the Initial Borrowing Date and prior to such time, minus
(f)    any amount of the Cumulative Credit used to make Dividends pursuant to Section 9.03(xiii) after the Initial Borrowing Date and prior to such time, minus
(g)    any amount of the Cumulative Credit used to make payments or distributions in respect of subordinated Indebtedness pursuant to Section 9.10(i)(B) after the Initial Borrowing Date and prior to such time, minus

(h)    any amount of the Cumulative Credit used to make Capital Expenditures pursuant to Section 7.07(e)(ii) after the Initial Borrowing Date and prior to such time.
“Cure Amount” shall have the meaning provided in Section 10B(a).
“Cure Right” shall have the meaning provided in Section 10B(a).
“Current Liabilities” shall mean, as to any Person, accrued expenses, trade payables and insurance premiums payable within one year of the incurrence thereof of such Person.
“De Minimis Subsidiary” shall have the meaning assigned to such term in Section 8.13.
“Debt Fund Affiliate” means (i) any fund managed by, or under common management with, GSO Capital Partners LP, (ii) any fund managed by GSO Debt Funds Management LLC, Blackstone Debt Advisors L.P., Blackstone Distressed Securities Advisors L.P., Blackstone Mezzanine Advisors L.P. or Blackstone Mezzanine Advisors II L.P. and (iii) any other Affiliate of Vanguard that is a bona fide diversified debt fund.
“Debt Service” shall mean, with respect to VHS Holdco I and its Subsidiaries on a consolidated basis for any period, Consolidated Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period, in each case to the extent actually paid during such period.
“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” shall have the meaning assigned to such term in Section 4.02(j).
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by VHS Holdco I or one of its Subsidiaries in connection with a sale or disposition of assets that is so designated as "Designated Non-cash Consideration" pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received as repayment of such Designated Non-cash Consideration or in connection with a subsequent sale or disposition of such Designated Non-cash Consideration.

“Designated Subsidiary” shall have the meaning assigned to such term in Section 8.13.
“Discount Range” shall have the meaning set forth in Section 4.01(c)(ii).
“Discounted Prepayment Option Notice” shall have the meaning set forth in Section 4.01(c)(ii).
“Discounted Voluntary Prepayment” shall have the meaning set forth in Section 4.01(c)(i).
“Discounted Voluntary Prepayment Notice” shall have the meaning set forth in Section 4.01(c)(v).
“Disposition” shall mean any sale, lease, sale and lease-back, assignment, conveyance, transfer or other disposition by the Borrower or any of its Subsidiaries (to a Person other than the Borrower or a Subsidiary thereof) of any Health Care Assets.
“Distribution” shall mean a Dividend of up to $300,900,000 to be made by the Borrower and VHS Holdco I on or after the Initial Borrowing Date for purposes of permitting Vanguard to make a distribution to, or redemption of securities held by, its shareholders.
“Dividends” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or partners or authorized or made any other distribution, payment or delivery of property (other than common stock (or equivalent thereof) of such Person) or cash to its stockholders, members or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments (other than as excluded above) made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans (other than payments under normal cash bonus plans for employees that are approved by the board of directors of VHS Holdco I) or setting aside of any funds for the foregoing purposes.
“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
“Effective Date” shall have the meaning provided in Section 14.10.

“Effective Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar Rate or Base Rate floor greater than any floor then applicable to the Term B Loans (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin), or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “Effective Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees not generally shared ratably with all relevant lenders in connection with such Indebtedness.
“Eligible Assignee” shall have the meaning provided in Section 14.04(a).
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, formal demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings, in each case, relating in any way to any Environmental Law or any permit issued, or any approval given, under any such law (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, legally enforceable guideline, or policy and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment binding on VHS Holdco I or any Subsidiary, as applicable, and relating to the environment, occupational safety and health (to the extent relating to the environment or Hazardous Materials) or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C.A. § 2601 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C.A. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.A. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.A. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C.A. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C.A. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C.A. § 651 et seq. (to the extent relating to the environment or Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“Equity Investment” shall mean any Investment evidenced solely by Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with VHS Holdco I or a Subsidiary of VHS Holdco I would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Eurodollar Loan” shall mean each Loan bearing interest by reference to the Eurodollar Rate.
“Eurodollar Rate” shall mean, for any Interest Period with respect to any Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that the Eurodollar Rate for the ~~Initial~~ Term B Loans shall not be less than ~~1.50~~1.00% per annum and the minimum Eurodollar Rate for any other Tranche of Term Loans shall be as set forth in the applicable Incremental Term Loan Agreement.
“Event of Default” shall have the meaning provided in Section 10A.
“Excess Cash Flow” shall mean, for any Excess Cash Payment Period, Consolidated EBITDA of VHS Holdco I and the Subsidiaries on a consolidated basis for such Excess Cash Payment Period, minus (i) without duplication,
(a)    Debt Service for such Excess Cash Payment Period;
(b)    any voluntary prepayment permitted hereunder of term Indebtedness (other than Term Loans) during such Excess Cash Payment Period to the extent not financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness, so long as the amount of such prepayment is not already reflected in Debt Service;
(c)    (i) Capital Expenditures and Acquisition CapEx by VHS Holdco I and its

Subsidiaries on a consolidated basis during such Excess Cash Payment Period (excluding Capital Expenditures and Acquisition CapEx made in such Excess Cash Payment Period in reliance on the following clause (d)) that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Payment Period in respect of Permitted Acquisitions (excluding Permitted Acquisitions made in such Excess Cash Payment Period in reliance on the following clause (d)) and other Investments permitted hereunder (less any amounts received in respect thereof as a return of capital);
(d)    without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by VHS Holdco I and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or (B) any planned cash expenditures by VHS Holdco I and its Subsidiaries relating to Capital Expenditures or acquisitions of intellectual property (the “Planned Expenditures”), in each case to be consummated or made during the period of four consecutive fiscal quarters of VHS Holdco I following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, as applicable, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;
(e)    taxes paid in cash by VHS Holdco I and its Subsidiaries on a consolidated basis during such Excess Cash Payment Period or that will be paid within six months after the close of such Excess Cash Payment Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Payment Period shall not be deducted again in a subsequent Excess Cash Payment Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries;
(f)    an amount equal to any increase in Adjusted Consolidated Working Capital of VHS Holdco I and its Subsidiaries for such Excess Cash Payment Period;
(g)    cash expenditures made in respect of Interest Rate Protection Agreements and Other Hedging Agreements during such Excess Cash Payment Period, to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense;
(h)    permitted Dividends or distributions or repurchases of its Equity Interests paid in cash by VHS Holdco I during such Excess Cash Payment Period and permitted Dividends paid by any Subsidiary to any Person other than VHS Holdco I, the Borrower or any of its Subsidiaries during such Excess Cash Payment Period, in each case in accordance with Section 9.03;
(i)    amounts paid in cash during such Excess Cash Payment Period on account of (x) items that were accounted for as noncash reductions of consolidated net income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA of VHS Holdco I and its Subsidiaries in a prior Excess Cash Payment Period, (y) reserves or accruals established in purchase accounting and (z) any other long-term reserves existing on December 31, 2009;
(j)    to the extent not deducted in the computation of Net Sale/Recovery Event Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Credit Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith;
(k)    the amount related to items that were added to or not deducted from consolidated net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Payment Period), or an accrual for a cash payment, by VHS Holdco I and its Subsidiaries or did not represent cash received by VHS Holdco I and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Payment Period; and
(l)    Tax Distributions which are paid by VHS Holdco I or any of its Subsidiaries during the respective Excess Cash Payment Period or will be paid by VHS Holdco I or any of its Subsidiaries within six months after the close of such Excess Cash Payment Period (as reasonably determined in good faith by VHS Holdco I), provided that to the extent such Tax Distributions are not actually paid within such six month period such amounts shall be added to Excess Cash Flow the next succeeding Excess Cash Payment Period;
(m)    the amount of increase in liabilities specifically related to insurance-related reserves that will be paid within six months after the close of the Excess Cash Payment Period;
plus (ii) without duplication,
(a)    an amount equal to any decrease in Adjusted Consolidated Working Capital for such Excess Cash Payment Period;
(b)    all proceeds received during such Excess Cash Payment Period of Capital Lease Obligations, purchase money Indebtedness, sale and lease-back transactions pursuant to Section 9.04 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings);
(c)    all amounts referred to in clause (i)(b) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, VHS Holdco I after the Initial Borrowing Date (to the extent not previously used to prepay Indebtedness (other than Revolving Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Payment Period) or any amount that would have been required as a mandatory repayment under Section 4.02(e) if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above;
(d)    to the extent any permitted Capital Expenditures and the corresponding delivery of equipment referred to in clause (i)(d) above do not occur in the Excess Cash Payment Period of VHS Holdco I specified in the certificate of VHS Holdco I provided pursuant to clause (i)(d) above, the amount of such Capital Expenditures that were not so made in the Excess Cash Payment Period of VHS Holdco I specified in such certificates;
(e)    cash payments received in respect of Interest Rate Protection Agreements and Other Hedging Agreements during such Excess Cash Payment Period to the extent (i) not included in the computation of Consolidated EBITDA or (ii) such payments do not reduce Consolidated Cash Interest Expense;
(f)    any extraordinary or nonrecurring gain realized in cash during such Excess Cash Payment Period (except to the extent such gain consists of Net Sale/Recovery Event Proceeds subject to Section 4.02(e));
(g)    to the extent deducted in the computation of Consolidated EBITDA, cash interest income; and
(h)    the amount related to items that were deducted from or not added to consolidated net income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either (x) such items represented cash received by VHS Holdco I or any Subsidiary or (y) does not represent cash paid by VHS Holdco I or any Subsidiary, in each case on a consolidated basis during such Excess Cash Payment Period.
“Excess Cash Payment Date” shall mean the date occurring 95 days after the last day of each fiscal year of VHS Holdco I (beginning with its fiscal year ending June 30, 2011).
“Excess Cash Payment Period” shall mean, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of VHS Holdco I.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a

“swap” within the meaning of section 1a(47) of the Commodity Exchange Act (any such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guaranty of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), in each case determined after giving effect to Section 5 of Amendment No. 1, any other keepwell, support, or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Credit Parties).
“Excluded Taxes” shall mean, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) any Taxes imposed on (or measured by) its net income or net profits (or any franchise or similar Taxes in lieu thereof) by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or in which it is otherwise doing business (other than a business deemed to arise solely by virtue of any of the Credit Documents or any of the transactions contemplated thereby) or, in the case of any Lender, in which its lending office is located, (b) any Taxes in the nature of branch profits tax within the meaning of Section 884(a) of the Code imposed by any jurisdiction described in (a), (c) other than in the case of an assignee pursuant to a request by the Borrower under Section 1.10, any United States federal withholding tax that is imposed on any interest payable to such Person pursuant to any Law in effect at the time such Person becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new applicable Lending Office (or assignment), to receive additional amounts with respect to such United States federal withholding Tax pursuant to Section 4.04(a), or (d) a United States federal withholding tax (including backup withholding tax) that is attributable to such Person’s failure to comply with Section 4.04(d).
“Existing Credit Agreement” shall mean the Credit Agreement, dated as of September 23, 2004 (as amended through the date hereof), among the Credit Agreement Parties, Vanguard Holding Company II, Inc., the Lenders party thereto from time to time, Bank of America, as administrative agent and the other parties thereto.
“Existing Indebtedness” shall have the meaning provided in Section 9.04.
“Existing Investments” shall mean those Investments held by the Borrower and its Subsidiaries on the Initial Borrowing Date and listed on Schedule 9.05(xi) hereto.
“Existing Letters of Credit” shall have the meaning provided in Section 2.01(a).
“Existing Senior Discount Notes” shall mean shall mean the 11¼% Senior Discount Notes due 2015 issued by VHS Holdco I and Vanguard Holding Company I, Inc. prior to the Initial Borrowing Date.
“Existing Senior Subordinated Notes” shall mean the 9% Senior Subordinated Notes due 2014 issued by Borrower and Vanguard Holding Company II, Inc. prior to the Initial

Borrowing Date.
“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.
“Financial Performance Covenants” shall mean the covenants of VHS Holdco I set forth in Sections 9.08 and 9.09.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by VHS Holdco I or any one or more of its Subsidiaries primarily for the benefit of employees of VHS Holdco I or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” shall have the meaning provided in Section 14.07(a).
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Grant of Security Interest in U.S. Copyrights” shall mean the Grant of Security Interest in U.S. Copyrights substantially in the form of Annex I to the Security Agreement.
“Grant of Security Interest in U.S. Patents” shall mean the Grant of Security Interest in U.S. Patents substantially in the form of Annex K to the Security Agreement.
“Grant of Security Interest in U.S. Trademarks” shall mean the Grant of Security Interest in U.S. Trademarks substantially in the form of Annex J to the Security Agreement.
“Granting Lender” shall have the meaning assigned to such term in Section 14.04(e).
“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, and each other Agent, the Issuing Lenders, the Lenders, the Cash Management Banks and each Hedge Bank.
“Guarantor” shall mean each of VHS Holdco I and each Subsidiary Guarantor.
“Guaranty” shall mean each of the Vanguard Guaranty, the VHS Holdco I Guaranty and the Subsidiaries Guaranty.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold and radon gas; and (b) any other chemical, material, substance, waste, compound, constituent in any form regulated or which could give rise to liability under any Environmental Law.
“Health Care Asset” shall mean (a) a medical surgical facility, acute care facility or hospital, psychiatric hospital, surgical center, health maintenance organization, preferred provider organization, retirement center or physician practice, (b) any asset held or used in the conduct of the businesses of owning or operating any of the foregoing or any ancillary business related to any of the foregoing, including, without limitation, any medical office building, diagnostic center, physical therapy center, home health care services center, skilled nursing facility or other health care service provider and (c) the stock or other Equity Interests of any Person all or substantially all of whose assets consist of any of the foregoing.
“Health Care Joint Venture” shall mean a Person engaged primarily in the operation of businesses utilizing Health Care Assets in which the Borrower and its Wholly-Owned Subsidiaries collectively own less than 100% of the Equity Interests.
“Holdings Guaranty” shall mean the guaranty of VHS Holdco I pursuant to Section 13.
“Honor Date” shall have the meaning set forth in Section 2.01(c)(i).

“Hospital Property” shall mean each psychiatric hospital or acute care hospital, and the campus and Real Property on which such hospital is located, owned, leased or operated by the Borrower or any of its Subsidiaries (including the furniture, fixture and equipment thereon).
“Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary of VHS Holdco I (other than the Borrower) (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period of VHS Holdco I for which financial statements have been delivered pursuant to Section 8.01(a) or (b) were less than 2% (or, if such Subsidiary is a Credit Party, 1%) of the consolidated total assets of VHS Holdco I and its Subsidiaries at such date, either individually, or in the aggregate taking into account the total assets of all other Immaterial Subsidiaries (or, if such Subsidiary is a Credit Party, all other Immaterial Subsidiaries which are Credit Parties) that have been excluded from Section 10A.05 pursuant to the provisions thereof, or (ii) whose gross revenues for such Test Period were less than 2% (or, if such Subsidiary is a Credit Party, 1%) of the consolidated gross revenues of VHS Holdco I and its Subsidiaries for such period either individually, or in the aggregate taking into account the gross revenues of all other Immaterial Subsidiaries (or, if such Subsidiary is a Credit Party, all other Immaterial Subsidiaries which are Credit Parties) that have been excluded from Section 10A.05 pursuant to the provisions thereof, in each case determined in accordance with GAAP.
“Increased Revolving Loan Commitments” shall have the meaning provided in Section 1.11(a).
“Incremental Term Loan” shall have the meaning provided in Section 1.01(c).
“Incremental Term Loan Borrowing Date” shall mean each date on which Incremental Term Loans are incurred pursuant to Section 1.01(c).
“Incremental Term Loan Commitment” shall mean, for the respective Incremental Term Loan Lender, the commitment of such Incremental Term Loan Lender to make Incremental Term Loans pursuant to Section 1.01(c) on a given Incremental Term Loan Borrowing Date, as such commitment (x) is set forth in the respective Incremental Commitment Agreement delivered pursuant to Section 1.11(b) and (y) may be terminated pursuant to Sections 3.03 and/or 10A.
“Incremental Commitment Agreement” shall mean an Incremental Commitment Agreement substantially in the form of Exhibit C (appropriately completed as contemplated by this Agreement and with such modifications as may be acceptable to the Administrative Agent), in the case of Incremental Term Loans or in a form satisfactory to the Administrative Agent, in the case of Increased Revolving Loan Commitments.
“Incremental Term Loan Lender” shall have the meaning provided in Section 1.11(b).
“Incremental Term Loan Maturity Date” shall mean for any Tranche of Incremental Term Loans, the maturity date for such Tranche of Incremental Term Loans set forth in the Incremental Commitment Agreement relating thereto, provided that the Maturity Date for all Incremental Term Loans of a given Tranche shall be the same date.
“Incremental Term Note” shall have the meaning provided in Section 1.04(a).
“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person to the extent known and quantifiable, and (vii) all payments such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement or arrangement; provided that this definition of Indebtedness shall not include (i) Current Liabilities of such Person incurred in the ordinary course of business or (ii) pension liabilities of such person (including any such liabilities assumed as part of a Permitted Acquisition) incurred in the ordinary course of business.
“Indemnified Taxes” shall mean any Taxes other than Excluded Taxes.
“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.
“Initial Term Loan” shall ~~have the meaning provided in Section 1.01(a)~~mean all Term Loans outstanding under this Agreement immediately prior to the effectiveness of Amendment No. 1.
“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 11.01 directly below the column entitled “Initial Term Loan Commitment”.
~~“Initial Term Loan Maturity Date” shall mean January 29, 2016.~~
“Initial Term Note” shall have the meaning provided in Section 1.04(a).
“Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit U between the Collateral Agent and the collateral agent (or agents) for the holders of Permitted Secured Notes (or, in the case of Permitted Secured Notes that the Borrower elects to secure by Liens junior to the Liens securing the Obligations, another form approved by the Administrative Agent which, in any event, shall not be less favorable to the Lenders than the terms of Exhibit U).
“Interest Period” shall mean, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, nine or twelve months or less than one month thereafter, as selected by the Borrower in its Notice of Borrowing; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date of the Tranche of Loans under which such Loan was made.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
“Investment” shall have the meaning provided in Section 9.05.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lenders” shall mean the Administrative Agent and any other Lender which at the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2. The only Issuing Lenders on the Initial Borrowing Date is the Administrative Agent.
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.
“Joinder Agreement” shall mean a Joinder in Subsidiaries Guaranty, Security Agreement and Pledge Agreement substantially in the form of Exhibit N.
“Joint Book Runners” shall mean the entities identified as such on the cover of this Agreement.
“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means, with respect to each Lender with a Revolving Loan Commitment, such Lender’s funding of its participation in any L/C Borrowing in accordance with its RL Percentage.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced with Revolving Loans
“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“Leasehold” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under any lease or license of land, improvements and/or fixtures.
“Leasehold Mortgage” shall mean any Mortgage covering Mortgaged Property consisting of a Leasehold.
“Legal Restriction” shall have the meaning assigned to such term in Section 8.13.
“Lender” shall mean each financial institution listed on Schedule I, the Additional Term B Lender, as well as any Person which becomes a “Lender” hereunder pursuant to Section 1.10, 1.11 or 14.04(b) and shall include the Issuing Lender.
“Lender Default” shall mean (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or reimbursement obligations under Section 2.01(c) in each case, as required to be made pursuant to the terms of this Agreement, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (iii) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.
“Lender Participation Notice” shall have the meaning set forth in Section 4.01(c)(iii).

“Lender-Related Distress Event” shall mean, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.
“Letter of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.
“Letter of Credit Expiration Date” shall mean the day that is five (5) days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).
“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate amount of the Revolving Loan Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Loan Commitments.
“Letter of Credit Outstandings” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.01(j). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lien evidenced by a financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
“Loan” shall mean each Initial Term Loan, Term B Loan, Revolving Loan, Swingline Loan and each Incremental Term Loan (if any).
“Majority Lenders” of any Tranche shall mean, subject to Section 14.04(l), those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Management Group” shall mean the group consisting of the board of directors, executive officers and other management personnel of any Credit Agreement Party on the Effective Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Credit Agreement Party was approved by a vote of a majority of the directors of such Credit Agreement Party then still in office who were either directors on the Effective Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of any Credit Agreement Party hired at a time when the directors on the Effective Date together with the directors so approved constituted a majority of the directors of such Credit Agreement Party
“Margin Reduction Period” shall mean each period which shall commence on the date occurring after the Initial Borrowing Date upon which the respective officer’s certificate is delivered pursuant to Section 8.01(d) (together with the related financial statements pursuant to Section 8.01(a) or (b), as the case may be) in respect of the Borrower’s fiscal quarter ending June 30, 2010 and which shall end on the date of actual delivery of the next officer’s certificates pursuant to Section 8.01(d) (and related financial statements) or the latest date on which such next officer’s certificate (and related financial statements) is required to be so delivered.
“Margin Stock” shall have the meaning provided in Regulation U.
“Material Indebtedness” shall mean any Indebtedness of VHS Holdco I or any of its Subsidiaries the aggregate principal amount of which exceeds $10,000,000.
“Maturity Date” shall mean, with respect to (i) the ~~Initial~~ Term B Loans, the ~~Initial~~ Term B Loan Maturity Date, (ii) the Revolving Loans, the Revolving Loan Maturity Date, (iii) the Incremental Term Loans of any Tranche, the Incremental Term Loan Maturity Date for such Tranche and (iv) the Swingline Loans, the Swingline Expiry Date.
“Maximum Adjusted Consolidated Leverage Ratio Condition” shall be satisfied on any date, if after giving effect to any incurrence or repayment of Indebtedness on such date and after giving effect to the application of proceeds therefrom, on a Post-Test Period Pro Forma Basis, the Adjusted Consolidated Leverage Ratio would not exceed (i) for any Test Period ending on or prior to September 30, 2012, 5.75 to 1.0, (ii) for any Test Period ending after September 30, 2012 and on or prior to June 30, 2013, 5.50 to 1.0, (iii) for any Test Period ending after June 30, 2013 and on or prior to March 31, 2014, 5.25 to 1.0 and (iv) for any Test Period ending thereafter, 5.00 to 1.0.

“Maximum Consolidated Senior Secured Leverage Condition” shall be satisfied on any date, if after giving effect to any incurrence or repayment of Indebtedness on such date and after giving effect to the application of proceeds therefrom, on a Post-Test Period Pro Forma Basis, the Consolidated Senior Secured Leverage Ratio would not exceed 3.5 to 1.0.
“MNPI” shall have the meaning provided in Section 4.01(c).
“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
“Morgan Stanley Holders” shall mean (a) the MSCP Group or (b) any investment fund or vehicle managed by any member of the MSCP Group or the general partner of any Person referred to in preceding clauses (a) or (b).
“Mortgage” shall mean each mortgage, deed to secure debt or deed of trust pursuant to which any Credit Party shall have granted to the Collateral Agent a mortgage lien on such Credit Party’s Mortgaged Property.
“Mortgage Policy” shall have the meaning provided in Section 8.14(iii).
“Mortgaged Property” shall mean, initially, those properties set forth on Schedule 8.14 and, following the Effective Date, each other parcel of Real Property owned or leased by any Credit Party, as applicable, which is encumbered by a Mortgage.
“MSCP Group” shall mean Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., and Morgan Stanley Dean Witter Capital Invests IV, L.P.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Debt Proceeds” shall mean, with respect to each incurrence of Indebtedness for borrowed money by any Person, the cash proceeds (net of underwriting discounts and commissions and other reasonable fees, costs and expenses associated therewith) received by such Person from the respective incurrence of such Indebtedness for borrowed money.
“Net Equity Proceeds” shall mean, with respect to each issuance or sale of any Equity Interests by any Person or any capital contribution to such Person, the cash proceeds (net of all fees and underwriting discounts and commissions and other reasonable costs and expenses associated therewith) received by such Person from the respective sale or issuance of its Equity Interests or from the respective capital contribution.
“Net Sale/Recovery Event Proceeds” shall mean, with respect to any Recovery Event or asset sale, the gross cash proceeds (including, in the case of any sale of assets, any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Recovery Event or sale of assets, net of (i) the reasonable costs and taxes of such Recovery Event or sale (including, in the case of any sale of assets, commissions, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness or other obligation (other than Indebtedness under the Credit Documents, Permitted Secured Notes (or any Permitted Refinancing Indebtedness in respect thereof) or any Indebtedness owed to VHS Holdco I or a Subsidiary thereof) which is secured by the respective assets which were sold), (ii) the marginal increased amount of all taxes to the extent actually paid or payable in cash during (or within 365 days after) the fiscal year in which the respective Recovery Event or asset sale occurred as a direct consequence of such asset sale or Recovery Event and (iii) in the event of any such sale of assets owned by a non-Wholly-Owned Subsidiary that is a Non-Guarantor Subsidiary, net of amounts received by third Persons which own Equity Interests in such Subsidiary so long as such amounts do not exceed such Persons’ proportionate share thereof (based upon such Persons’ relative holdings of Equity Interests in such Subsidiary).
“New Senior Unsecured Note Documents” shall mean the New Senior Unsecured Note Indenture, the New Senior Unsecured Notes and each other document or agreement relating to the issuance of the New Senior Unsecured Notes.
“New Senior Unsecured Note Indenture” shall mean the Indenture, dated as of January 29, 2010, among Vanguard, VHS Holdco I, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee thereunder, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“New Senior Unsecured Notes” shall mean the Borrower’s and Vanguard Holding Company II, Inc.’s 8% Senior Notes due 2018 issued pursuant to the New Senior Unsecured Note Indenture.
“New Tranche” shall mean each Tranche of Term Loans other than the Tranche of Initial Term Loans or Term B Loans.
“Non-Debt Fund Affiliate” shall mean an Affiliate of the Borrower that is not a Debt Fund Affiliate or a Purchasing Borrower Party.
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-extension Notice Date” shall have the meaning set forth in Section 2.01(b)(iii).
“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower not party to the Subsidiaries Guaranty.
“Not-for-Profit Entity” shall mean (i) each entity identified on Schedule 7.14 as a Not-for-Profit Entity and (ii) each other entity that is organized as a not-for-profit business organization, in each case, for so long as such entity’s accounts are required in accordance with

GAAP to be consolidated with the accounts of the Borrower.
“Note” shall mean each Initial Term Note, each Revolving Note, each Incremental Term Note and the Swingline Note.
“Notice of Borrowing” shall mean a notice of (a) a borrowing of Revolving Loans or Term Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, pursuant to Section 1.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.
“Notice of Swingline Borrowing” shall mean a notice of a Borrowing of Swingline Loans pursuant to Section 1.03(b), which, if in writing, shall be substantially in the form of Exhibit A-2.
“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, VHS Holdco I and its Subsidiaries arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of VHS Holdco I or any Subsidiary arising under Cash Management Obligations or any Secured Hedge Agreement. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and of their Subsidiaries to the extent they have obligations under the Credit Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Fees, reimbursement obligations, charges, expenses, fees, indemnities and other amounts payable by any Credit Party under any Credit Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party. Notwithstanding the foregoing, Obligations shall in no event include any Excluded Swap Obligations.
“Offered Loans” shall have the meaning assigned to such term in Section 4.01(c)(iii)
“Offering Memorandum” shall mean the Offering Memorandum, dated January 20, 2010, in respect of the New Senior Unsecured Notes.
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.
“Other Taxes” shall have the meaning provided in Section 4.04(b).
“Outstanding Amount” shall mean (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Loan) and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Oustandings on any date, the amount of such Letter of Credit Outstandings on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amount under any Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit as a Revolving Loans) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Participant” shall have the meaning assigned to such term in Section 14.04(e).
“Participant Register” shall have the meaning assigned to such term in Section 14.04(e).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Acquisition” shall have the meaning provided in Section 9.02(viii).
“Permitted Acquisition Compliance Certificate” shall mean a certificate, signed by an Authorized Officer of the Borrower, delivered to the Administrative Agent in connection with a Permitted Acquisition, which certificate shall represent and warrant that (i) both before and after giving effect to the proposed acquisition, no Default or Event of Default is or shall be in existence, and (ii) VHS Holdco I is and will be in compliance with Sections 9.08 and 9.09 on a Post-Test Period Pro Forma Basis after giving effect to the respective Permitted Acquisition and all Acquisition CapEx to be made in connection therewith. Such Compliance Certificate shall also (x) include a statement of all Acquisition CapEx required to be made in connection with such acquisition and (y) set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Sections 9.07 through 9.09, inclusive, and Section 9.15, both before and after giving effect to such Permitted Acquisition. Notwithstanding anything to the contrary above in this definition, in the event that a Permitted Acquisition Compliance Certificate is required to be delivered pursuant to Section 9.02(viii) and the Borrower has not delivered a Permitted Acquisition Compliance Certificate covering any theretofore consummated Permitted Acquisitions, such required Permitted Acquisition Compliance Certificate shall include all of the representations and warranties (except clause (iii) above) set forth in the second preceding sentence (and include the information and calculations described in the immediately preceding sentence) with respect to all such theretofore consummated Permitted Acquisitions.
“Permitted Cure Security” shall mean an equity security of VHS Holdco I having no mandatory redemption, repurchase or similar requirements prior to 91 days after the latest Maturity Date then in effect for all Tranches of Term Loans, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.
“Permitted Encumbrances” shall mean, with respect to any Real Property, such exceptions to title which (i) individually or in the aggregate, do not materially detract from the value of such Real Property, (ii) are currently set forth in the title policies for existing mortgages under the Existing Credit ~~Facility~~Agreement or (iii) are otherwise acceptable to the Administrative Agent in its reasonable discretion.
“Permitted Holder” shall mean each of (i) Blackstone, (ii) one or more of the executive officers of Vanguard as of the Initial Borrowing Date as listed in the Offering Memorandum under the caption “Management” (excluding any representatives of Blackstone and the Morgan Stanley Holders), (iii) the Management Group excluding those persons included in clause (ii) hereof, with respect to not more than 5% of the total voting power of the Equity Interests of VHS Holdco I and (iv) the Morgan Stanley Holders.
“Permitted Liens” shall have the meaning provided in Section 9.01.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under the Credit Documents, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.
“Permitted Secured Notes” shall mean (i) debt securities of the Borrower that are secured by a Lien ranking pari passu with the Liens securing the Obligations (or, at the option of the Borrower, junior to the Lien securing the Obligations) pursuant to an Intercreditor Agreement; provided that (a) in the case of debt securities issued in reliance on Section 9.04(xvii)(iii), such debt securities are issued for cash consideration, (b) the terms of such debt securities do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Maturity Date for all then outstanding Term Loans (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (c) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and its Subsidiaries than those in this Agreement; provided that a certificate of an Authorized Officer of the Borrower delivered to the

Administrative Agent at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such debt securities, together with a reasonably detailed description of the material terms and conditions of such debt securities or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (d) no Subsidiary of the Borrower (other than a Subsidiary Guarantor) shall be an obligor and no Permitted Secured Notes shall be secured by any collateral other than the Collateral.
“Permitted Unsecured Notes” shall mean (i) debt securities of the Borrower that are unsecured; provided that (a) the terms of such debt securities do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Maturity Date for all then outstanding Term Loans (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and its Subsidiaries than those in this Agreement; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such debt securities, together with a reasonably detailed description of the material terms and conditions of such debt securities or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (c) no Subsidiary of the Borrower (other than a Subsidiary Guarantor) shall be an obligor in respect thereof.
“Person” shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Physician Support Obligation” shall mean a loan to or on behalf of, or a guarantee of income to or Indebtedness of, a physician or healthcare professional providing service to patients in the service area of a hospital or other health care facility operated by the Borrower or any of its Subsidiaries made or given by the Borrower or any of its Subsidiaries (i) in the ordinary course of its business, and (ii) pursuant to a written agreement having a period not to exceed five years.
“Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) VHS Holdco I or a Subsidiary of VHS Holdco I or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which VHS Holdco I, or a Subsidiary of VHS Holdco I or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Pledge Agreement” shall have the meaning set forth in Section 5A.06.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.
“Post-Test Period Pro Forma Basis” shall mean the making of calculations on a pro forma basis in accordance with, and to the extent required by, the provisions of Section 11.02, giving effect to the adjustments required to be made therein for determinations on a Post-Test Period Pro Forma Basis.
“Pre-existing Material Restriction” shall have the meaning assigned to such term in Section 8.13.
“Pro Forma Basis” shall mean the making of any calculation on a pro forma basis in accordance with, and to the extent required by, the provisions of Section 11.02 hereof, but without making the adjustments described therein for determinations to be made on a Post-Test Period Pro Forma Basis.
“Projections” shall mean the financial assumptions and projections prepared by VHS Holdco I, dated January 2010 in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.
“Proposed Discounted Prepayment Amount” shall have the meaning set forth in Section 4.01(c)(iii).
“Purchasing Borrower Party” shall mean the Borrower or any Subsidiary of the Borrower that (x) makes a Discounted Voluntary Prepayment pursuant to Section 4.01(c) or (y) becomes an Eligible Assignees or Participant pursuant to Section 14.04(k).
“Qualified Preferred Stock” shall mean any preferred Equity Interest of VHS Holdco I or any of its Subsidiaries which by its terms (i) is not exchangeable or convertible into any Indebtedness of VHS Holdco I or any of its Subsidiaries, (ii) do not require any cash payment of dividends or distributions at any time that such cash payment would result in a Default or Event of Default and (iii) is not subject to any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the date occurring 91 days following the latest Maturity Date then in effect for all Tranches of Term Loans, except, in the case of the preferred stock issued to Baptist Health Services prior to the Initial Borrowing Date, for the mandatory put provisions set forth in Sections 3.3, 3.4 and 3.6 of the Restrictive Shareholders’ Agreement described in clause (i) of the definition thereof (as same as in effect in the date hereof).
“Qualifying Lenders” shall have the meaning set forth in Section 4.01(c)(iv).
“Qualifying Loans” shall have the meaning set forth in Section 4.01(c)(iv).
“Quarterly Payment Date” shall mean the first Business Day of each January, April, July and October occurring after the Initial Borrowing Date.
“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Recovery Event” shall mean the receipt by VHS Holdco I or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or assets of VHS Holdco I or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03.
“Refinanced Term Loans” shall have the meaning provided in Section 14.12(c).
“Refinance” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinanced” shall have a meaning correlative thereto.
“Refinancing” shall mean (i) the consummation of the refinancing and repayment and satisfaction in full of all amounts outstanding under, and the termination of all commitments in respect of, the Existing Credit Agreement and (ii) the consummation of the tender offers and/or redemptions contemplated by Section 5A.05(c) and/or Section 9.04(ii).
“Register” shall have the meaning provided in Section 14.04(d).
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Release” shall have the meaning provided such term in CERCLA.
“Relevant Term Loan Percentage” shall mean, with respect to any voluntary prepayment or mandatory repayment of a particular Tranche of Term Loans at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate principal amount of all Term Loans at such time.
“Replaced Lender” shall have the meaning provided in Section 1.10(a).
“Replacement Lender” shall have the meaning provided in Section 1.10(a) .
“Replacement Term Loans” shall have the meaning provided in Section 14.12(c).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under PBGC Regulation Section 4043.
“Repricing Transaction” shall mean (a) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Term B Loans into a new Class of replacement term loans under this Agreement) (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Term B Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Change of Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B Loans or (b) any effective reduction in the Effective Yield for the Term B Loans (by way of amendment, waiver or otherwise), except for a reduction in connection with a Change of Control. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Term B Loans.
“Required Lenders” shall mean, subject to Section 14.04(l), Non-Defaulting Lenders, the sum of whose outstanding principal of Term Loans and Revolving Loan Commitments (or after the termination of the Revolving Loan Commitments, outstanding Revolving Loans and RL Percentage of outstanding principal of Swingline Loans and Letter of Credit Outstandings) represent an amount greater than 50% of the sum of the outstanding principal amount of all Term Loans of Non-Defaulting Lenders and the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or after the termination of the Total Revolving Loan Commitment, the Revolving Loan Exposure of all Non-Defaulting Lenders at such time).
“Restrictive Shareholders’ Agreements” shall mean and include (i) that certain Amended and Restated Agreement between the Shareholders of VHS Acquisition Subsidiary Number 5, Inc., dated September 1, 2004 and (ii) that certain Agreement between the Shareholders of VHS Acquisition Subsidiary Number 3, Inc. dated June 1, 2002.
“Retained Excess Cash Flow Amount” shall initially mean $0, provided that on each Excess Cash Payment Date where Excess Cash Flow for the relevant Excess Cash Payment Period is in excess of $2,000,000, the Retained Excess Cash Flow Amount shall be increased (so long as any required repayments of Term Loans are made as required by Section 4.02(f)) by an amount equal to that portion of Excess Cash Flow for the relevant Excess Cash Payment Period in excess of $2,000,000 which is permitted to be retained by the Borrower pursuant to the provisions of Section 4.02(f).
“Revolving Loan” shall have the meaning provided in Section 1.01(b).
“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 11.01 directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time pursuant to Sections 3.02,

3.03 and/or 10, (y) increased from time to time pursuant to Section 1.11 or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.10 or 14.04(b).
“Revolving Loan Commitment Commission” shall have the meaning provided in Section 3.01(a).
“Revolving Loan Exposure” shall mean, as to each Lender with a Revolving Loan Commitment, the sum of the Outstanding Amount of such Lender’s Revolving Loans and its RL Percentage of the Outstanding Amount of Letter of Credit Outstandings and Swingline Loans at such time.
“Revolving Loan Maturity Date” shall mean January 29, 2015.
“Revolving Note” shall have the meaning provided in Section 1.04(a).
“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination but after giving effect to subsequent assignments pursuant to Section 14.04.
“S&P” shall mean Standard & Poor’s Ratings Group and its successors.
“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 4.02(c).
“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 4.02(c).
~~“Scheduled Initial Term Loan Repayment” shall mean each repayment of Initial Term Loans pursuant to Section 4.02(b).~~
~~“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 4.02(b).~~
“Scheduled Term Loan Repayment” shall have the meaning provided in Section 4.02(c).
“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 4.02(c).
“Scheduled Term B Loan Repayment” shall mean each repayment of Initial Term Loans pursuant to Section 4.02(b).
“Scheduled Term B Loan Repayment Date” shall have the meaning provided in

Section 4.02(b).
“SEC” shall have the meaning provided in Section 8.01(f).
“SEC Filings” as to VHS Holdco I and its Subsidiaries means any public filings that VHS Holdco I or Vanguard has made on Form 10-K, Form 10-Q or Form 8-K pursuant to the U.S federal securities statutes, rules or regulations subsequent to June 30, 2009 and prior to the Initial Borrowing Date.
“Secured Creditors” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 12.
“Secured Hedge Agreement” means any Interest Rate Agreement or Other Hedging Agreement that is entered into by and between VHS Holdco I or any Subsidiary and any Person that is a Lender or an Affiliate of a Lender (or was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement or Other Hedging Agreement was entered into (a “Hedge Bank”)).
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” shall have the meaning provided in Section 5A.09.
“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.
“Security Documents” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.
“Shareholders” shall mean each Person which owns any shares of any class of capital stock of VHS Holdco I on the Initial Borrowing Date.
“SPC” shall have the meaning assigned to such term in Section 14.04(e).
“Specified Construction Project” shall mean a construction project undertaken by the Borrower or a Subsidiary Guarantor for the construction of a Hospital Property or other Health Care Assets (including for this purpose any construction project for the addition of hospital bed capacity) that are to be owned by the Borrower or such Subsidiary Guarantor provided that (i) a project shall constitute a Specified Construction Project only if (A) listed on Schedule 11.03 or (B) the respective Health Care Assets are to be owned by the Borrower or such Subsidiary Guarantor and have been designated as a “Specified Construction Project” in writing by the Borrower to the Administrative Agent, which writing shall certify compliance with the requirements of this definition, and shall set forth the calculations (in reasonable detail) required to establish compliance with the requirements of succeeding clause (~~v~~iv), (ii) no Default or Event of Default shall exist on the date of any designation of a project as a Specified Construction Project, (iii) each project designated as a Specified Construction Project shall remain a Specified Construction Project only until the first to occur of (x) the date which is two years after such project was designated by the Borrower as a Specified Construction Project (which designation shall not occur any later than the first date on which actual construction has commenced on the Specific Construction Project) or, in the case of any Specified Construction Project listed on Schedule 11.03, the date indicated on such Schedule and (y) the first day on which respective Health Care Asset provides treatment or other health services to its first patient and (iv) at the time of the designation of such construction project as a “Specified Construction Project” following the Initial Borrowing Date, the Borrower shall be in compliance with Section 9.09 on a Post-Test Period Pro Forma Basis. In addition, to the extent the Borrower or any Subsidiary Guarantor purchases any Real Property as contemplated in the last sentence of Section 9.07(d), the requirement set forth in clauses (ii) and (~~v~~iv) of the immediately preceding sentence are satisfied at the time of such purchase and the Borrower notifies the Administrative Agent in writing that it wishes to treat such Real Property as a Specified Construction Project, such Real Property shall be deemed to be a Specified Construction Project for the purposes hereof for a period not to exceed 15 months, at which time such Real Property shall cease to be a Specified Construction Project unless the Borrower designates such Real Property as a “Specified Construction Project” in writing as provided in clause (i) of the immediately preceding sentence and each of the other requirements set forth above in this definition are satisfied at such time.
“Specified Default” shall mean and include each of (i) a Default under Sections 10A.01 or 10A.05 and (ii) an Event of Default.
“Specified Indebtedness” shall mean the New Senior Unsecured Notes, any Permitted Unsecured Notes and any Permitted Refinancing Indebtedness in respect thereof.
“Sponsors” shall mean Blackstone and the Morgan Stanley Holders.
“Start Date” shall mean, with respect to any Margin Reduction Period, the first day of such Margin Reduction Period.
“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined giving effect to any and all increases to such maximum amount contemplated by the terms of such Letter of Credit or the documentation related to the issuance thereof and without regard to whether any conditions to drawing could then be met).
“Subsidiaries Guaranty” shall have the meaning provided in Section 5A.07.
“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more

Subsidiaries of such Person, (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time and the management of which is controlled, directly or indirectly, by such Person or through one or more Subsidiaries of such Person and (iii) any Not for Profit Entity. Except as otherwise specified herein or unless the context otherwise requires, references in this Agreement to one or more “Subsidiaries” are to Subsidiaries of VHS Holdco I.
“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower designated as a “Subsidiary Guarantor” on Schedule 7.14 hereto or which executes the Subsidiaries Guaranty after the Initial Borrowing Date pursuant to Section 8.13 or pursuant to the Subsidiaries Guaranty, provided that any such Person shall cease to constitute a Subsidiary Guarantor upon its release from the Subsidiaries Guaranty in accordance with this Agreement and the Subsidiaries Guaranty.
“Supermajority Lenders” of any Tranche shall mean, subject to Section 14.04(l), those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66-2/3%”.
“Supplemental Agent” shall have the meaning assigned to such term in Section 12.13.
“Swingline Expiry Date” shall mean the date which is five Business Days prior to the Revolving Loan Maturity Date.
“Swingline Lender” means Bank of America, in its capacity as provider of Swingline Loans or any successor Swingline lender hereunder.
“Swingline Loan” shall have the meaning set forth in Section 1.03(a).
“Swingline Note” shall mean a promissory note of the Borrower payable to any Swingline Lender or its registered assigns, in substantially the form of Exhibit B-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swingline Lender resulting from the Swingline Loans.
“Swingline Sublimit” shall mean an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Loan Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Loan Commitments.
“Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.
“Tax Distribution” shall mean any distribution described in Section 9.03(ix) in respect of taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.
“Term B Loan” shall have the meaning provided in Section 1.01(a).
“Term B Loan Maturity Date” shall mean January 29, 2016.
“Term Loans” shall mean the Initial Term Loans, the Term B Loans and the Incremental Term Loans of a New Tranche (and shall also include any Replacement Term Loans).
“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of VHS Holdco I ended immediately prior to such Start Date for which the financial statements required by Section 8.01(a) or (b), as the case may be, have been delivered as contemplated by the definition of Margin Reduction Period.
“Test Period” shall mean each period of four consecutive fiscal quarters of VHS Holdco I (taken as one accounting period).
“Total Assets” shall mean, with respect to any Person, the consolidated total assets of such Person and its consolidated Subsidiaries, determined in accordance with GAAP; provided that in determining Total Assets of any group of Non-Guarantor Subsidiaries, such Total Assets shall be determined for all such Non-Guarantor Subsidiaries on a combined basis without duplication.
“Total Commitments” shall mean, at any time, the sum of the Commitments of each of the Lenders.
“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.
“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders.
“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding plus the then aggregate amount of Letter of Credit Outstandings.
“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two Tranches on the Initial Borrowing Date (consisting of the Initial Term Loan Commitments, the Total Revolving Loan Commitment and the extensions of credit (i.e., Initial Term Loans, Revolving Loans, Swingline Loans and Letters of Credit) pursuant thereto. In addition, any Incremental Term Loans extended after the Initial Borrowing Date shall be made pursuant to the Tranche of Initial Term Loans or one or more additional

Tranches which shall be designated pursuant to the respective Incremental Commitment Agreements in accordance with the relevant requirements specified in Section 1.11.
“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the consummation of the Distribution, (iii) the entering into of the Credit Documents and the incurrence of all Loans hereunder or the Initial Borrowing Date, (iv) the issuance of the New Senior Unsecured Notes and (v) the payment of fees and expenses in connection with the foregoing.
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the accumulated benefit obligation under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.
“United States” and “U.S.” shall each mean the United States of America.
“United States Tax Compliance Certificate” shall have the meaning provided in Section 4.04(d).
“Unpaid Drawing” shall mean any unreimbursed payment or disbursement made by an Issuing Lender under any Letter of Credit.
“Unreimbursed Amounts” shall have the meaning provided for in Section 2.01(c)(i).
“Unused Capital Expenditures Amount” shall have the meaning provided in Section 9.07(c).
“Unutilized Revolving Loan Commitment” with respect to any Lender at any time shall mean such Lender’s Revolving Loan Commitment at such time, if any, less such Lender’s Revolving Loan Exposure at such time.
“Vanguard” shall mean Vanguard Health Systems, Inc., a Delaware corporation.
“Vanguard Guaranty” shall have the meaning provided in Section 5A.08.
“VHS Holdco I” shall mean Vanguard Health Holding Company I, LLC or any Domestic Subsidiary of Vanguard Health Holding Company I, LLC that directly owns 100% of the issued and outstanding Equity Interests in the Borrower, and issues a guarantee of the Obligations and agrees to assume the obligations of “VHS Holdco I” pursuant to this Agreement and the other Credit Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Administrative Agent.
“VHS Holdings LLC” shall mean VHS Holdings LLC, a Delaware limited liability company.
“VHS Subsidiaries” shall have the meaning provided in Section 7.09.
“Waivable Prepayment” shall have the meaning provided in Section 4.02(j).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Wholly-Owned Domestic Subsidiary” shall mean each Wholly-Owned Subsidiary that is incorporated or organized in the United States or any State hereof.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time. Except as otherwise specified herein or unless the context otherwise requires, references in this Agreement to one or more “Wholly-Owned Subsidiaries” are to Wholly-Owned Subsidiaries of the Borrower.
11.02    Certain Pro Forma Calculations.
(c)    For purposes of calculating Consolidated EBITDA for any Test Period for purposes of this Agreement, the following rules shall apply:

(i)    if at any time during the respective Test Period (and, in the case of determinations being made on a Post-Test Period Pro Forma Basis only, thereafter and on or prior to the date of determination) the Borrower or any of its Subsidiaries shall have made any Disposition, Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets or Equity Interests which are the subject of such Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) applicable thereto for such Test Period; provided that if any Disposition is of Equity Interests in a Subsidiary of the Borrower which remains a Subsidiary after giving effect to such Disposition, Consolidated EBITDA shall be adjusted to give pro forma effect thereto (as if such disposition occurred on the first day of the respective Test Period) in accordance with the rules set forth in the definitions of Consolidated Net Income and Consolidated EBIT contained herein;
(ii)    if during such Test Period (and, in the case of determinations being made on a Post-Test Period Pro Forma Basis only, thereafter and on or prior to the date of determination) the Borrower or any of its Subsidiaries shall have made any Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Acquisition had occurred on the first day of such Test Period;
(iii)    if during such Test Period (and, in the case of determinations being made on a Post-Test Period Pro Forma Basis only, thereafter and on or prior to the date of determination) any Person that became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Borrower or a Subsidiary of the Borrower during such Test Period, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Test Period; and
(iv)    pro forma calculations of Consolidated EBITDA, whether pursuant to this Section 11.02 or otherwise, shall not give effect to anticipated cost savings and/or increases to Consolidated EBITDA for the relevant period, except in cases of Acquisitions for factually supportable and identifiable pro forma cost savings and/or increases to Consolidated EBITDA for the relevant period (in each case reasonably expected to occur within one year of the respective date of acquisition) that are attributable to such Acquisition, in which case such adjustments shall be permitted so long as same are demonstrated in writing by VHS Holdco I (with supporting calculations) to the Administrative Agent at the time of the relevant Acquisition; provided further, that the add backs for cost savings and/or increases to Consolidated EBITDA for any Test Period for all Acquisitions (whether being determined on a Pro Forma Basis or a Post-Test Period Pro Forma Basis) shall not, without the written consent of the Required Lenders, exceed the greater of (x) 15% of Consolidated EBITDA for the relevant Test Period, as calculated on a Pro Forma Basis or Post-Test Period Pro Forma Basis, as the case may be, after giving effect to such additions and (y) $50,000,000.

(d)    For purposes of calculating Consolidated Debt, Adjusted Consolidated Debt and Consolidated Senior Secured Debt for purposes of this Agreement, all determinations of Consolidated Debt, Adjusted Consolidated Debt and Consolidated Senior Secured Debt shall be made based on the actual amount of Consolidated Debt, Adjusted Consolidated Debt and Consolidated Senior Secured Debt, as the case be, outstanding on the last day of the respective Test Period or, in the case of determinations being on a Post-Test Period Pro Forma Basis, on the date of the respective determination, except that solely for purposes of determining compliance with Section 9.09, (i) Consolidated Debt shall be calculated to exclude all amounts to the extent VHS Holdco I certifies in reasonable detail that the respective amounts being excluded have been incurred for one or more Specified Construction Projects which, on the last date of the respective Test Period or, in the case of determinations being made on a Post-Test Period Pro Forma Basis, on the date of the respective determination, remain at such time Specified Construction Projects and (ii) during the first year immediately following the date when a Specified Construction Project ceases to constitute same, Consolidated Debt shall be calculated to exclude (1) during the first four months beginning after the date the respective Specified Construction Project ceased to constitute same, all Indebtedness which would otherwise have been included therein to the extent VHS Holdco I certifies in reasonable detail that the respective Indebtedness has been incurred to finance the respective Specified Construction Project, (2) during the second four months beginning after the date the respective Specified Construction Project ceased to constitute same, two-thirds of the amount of all Indebtedness which would otherwise have been included therein to the extent VHS Holdco I certifies in reasonable detail that the respective Indebtedness has been incurred to finance the respective Specified Construction Project and (3) during the third four months beginning after the date the respective Specified Construction Project ceased to constitute same, one-third of the amount of all Indebtedness which would otherwise have been included therein to the extent VHS Holdco I certifies in reasonable detail that the respective Indebtedness has been incurred to finance the respective Specified Construction Project; provided that no more than an aggregate amount of Indebtedness equal to 0.50 multiplied by VHS Holdco I’s Consolidated EBITDA for the relevant Test Period (determined on a Pro Forma Basis) shall be permitted to be so excluded pursuant to the provisions of preceding clauses (i) and (ii).
(e)    For purposes of calculating Consolidated Cash Interest Expense for any Test Period for purposes of this Agreement, the following rules shall apply:

(i)    Consolidated Cash Interest Expense shall be determined for the respective Test Period based on actual Consolidated Cash Interest Expense; provided that such amount shall be adjusted to give pro forma effect (as if the events described below occurred on the first day of the respective Test Period, based on the historical rates which would have been applicable thereto in the case of pro forma determinations of Indebtedness which would have been outstanding for periods when same was not actually outstanding) to (x) all incurrences of Indebtedness incurred to finance any Acquisition during the respective Test Period (or, for determinations being made on a Post-Test Period Pro Forma Basis, on the date of determination) to the extent the respective Indebtedness remains outstanding on the last day of the respective Test Period (or, for determinations being made on a Post-Test Period Pro Forma Basis, on the date of determination) and (y) all to permanent repayments of Indebtedness described in immediately preceding clause (x) actually made during such Test Period (or, for determinations being made on a Post-Test Period Pro Forma Basis, through the date of determination) made with net cash proceeds of events of the type described in Sections 4.02(d), (e) and/or (f), whether or not such net cash proceeds were required to be used permanently to repay Loans hereunder; and

(ii)    notwithstanding anything to the contrary contained above, (x) with respect to each Specified Construction Project which remains a Specified Construction Project on the last day of the respective Test Period (or, for determinations being made on a Post‑Test Period Pro Forma Basis, on the date of determination), Consolidated Cash Interest Expense shall be calculated by excluding any cash interest expense attributable to Indebtedness incurred to finance the respective Specified Construction Project, so long as VHS Holdco I certifies in reasonable detail the respective Indebtedness and related Consolidated Cash Interest Expense being excluded as provided above in this clause (ii) and (y) for determinations of Consolidated Cash Interest Expense where the last day of the respective Test Period (or, for determinations being made on a Post-Test Period Pro Forma Basis, the date of determination) occurs within the first year immediately following the date when the Specified Construction Project ceased to constitute same, Consolidated Cash Interest Expense shall be calculated to exclude (1) if the last day of the respective Test Period (or, for determinations being made on a Post-Test Period Pro Forma Basis, the date of determination) occurs before the end of the first four months beginning after the date the respective Specified Construction Project ceased to constitute same, all Consolidated Cash Interest Expense which would otherwise have been included therein to the extent VHS Holdco I certifies in reasonable detail that the respective Indebtedness has been incurred to finance the respective Specified Construction Project and the Consolidated Cash Interest Expense relating thereto being excluded as provided above in this subclause (1), (2) if the last day of the respective Test Period (or, for determinations being made on a Post-Test Period Pro Forma Basis, the date of determination) occurs during the four months following the end of the period described in clause (1) above, two-thirds of the Consolidated Cash Interest Expense which would otherwise have been included therein to the extent VHS Holdco I certifies in reasonable detail that the respective Indebtedness has been incurred to finance the respective Specified Construction Project and the Consolidated Cash Interest Expense relating thereto being excluded as provided above in this subclause (2), and (3) if the last day of the respective Test Period (or, for determinations being made on a Post-Test Period Pro Forma Basis, the date of determination) occurs during the four months following the end of the period described in clause (2) above, one-third of the Consolidated Cash Interest Expense which would otherwise have been included therein to the extent VHS Holdco I certifies in reasonable detail that the respective Indebtedness has been incurred to finance the respective Specified Construction Project and the Consolidated Cash Interest Expense relating thereto being excluded as provided above in this subclause (3); provided if any Indebtedness (where the related Consolidated Cash Interest Expense would otherwise be excluded in whole or in part pursuant to the foregoing provisions of this clause (ii)) related to a Specified Construction Project is included in Consolidated Debt by virtue of the proviso to Section 11.02(b) above, the related Cash Interest Expense shall likewise be included in Consolidated Cash Interest Expense (and shall not be excluded pursuant to the preceding provisions of this clause (ii)).
(f)    Any requirement set forth in this Agreement to be in compliance on a Pro Forma Basis or Post-Test Period Pro Forma Basis with the Financial Performance Covenants prior to delivery of financial statements for the quarter ending June 30, 2010, shall be deemed to be a requirement to be in compliance with the covenant levels applicable under the Financial Performance Covenants on June 30, 2010.
SECTION 12.The Administrative Agent and the Joint Book Runners.
12.01    Appointment and Authorization of Agents.
(g)    Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(h)    Each Issuing Lender shall act on behalf of the Lenders with Revolving Loan Commitments with respect to any Letters of Credit issued by it and the documents associated therewith, and each such Issuing Lender shall have all of the benefits and immunities (i) provided to the Agents in this Section 12 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Section 12 and in the definition of “Agent-Related Person” included such Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Lender.
(i)    Each of the Secured Creditors hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of or in trust for) such Secured Creditor for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Credit Parties to the Collateral Agent, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of all provisions of this Section 12 (including Section 12.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Credit Documents) as if set forth in full herein with respect thereto.
12.02    Delegation of Duties.
Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final, non-appealable judgment of a court of competent jurisdiction).
12.03    Liability of Agents.
No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.
12.04    Reliance by Agents.
(f)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(g)    For purposes of determining compliance with the conditions specified in Section 6 with respect to Credit Events on the Initial Borrowing Date or Section 5A, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Initial Borrowing Date specifying its objection thereto.
12.05    Notice of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and Fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Section 10A; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
12.06    Credit Decision; Disclosure of Information by Agents.
Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this

Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.
12.07    Indemnification of Agents.
Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this ~~Secton~~Section 12.07; provided, further, that any obligation to indemnify an Issuing Lender pursuant to this ~~Secton~~Section 12.07 shall be limited to Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this ~~Secton~~Section 12.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Credit Parties. The undertaking in this ~~Secton~~Section 12.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.
12.08    Agents in Their Individual Capacities.
Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though Bank of America were not the Administrative Agent, the

Collateral Agent or an Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or an Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity. Any successor to Bank of America as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Bank of America under this paragraph.
12.09    Successor Agents.
Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon fifteen (15) days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 10A.05 (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal, may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Section 12 and Section 14.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or fifteen (15) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative

Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that Sections 8.11 and 8.13 are satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Credit Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.
12.10    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstanding shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:
(e)    to file and prove a claim for the whole amount of the principal, interest and Fees owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and
(f)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Section 14.01(a)(i) and (ii).
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
12.11    Collateral and Guaranty Matters.
The Lenders irrevocably agree:
(d)    that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document shall be automatically released (i) upon termination of the Total Commitments and payment in full of all Obligations (other than (x) contingent obligations not yet accrued and payable and (y) Cash Management Obligations or Obligations under Secured Hedge Agreements) and the expiration or termination or cash collateralization of all Letters of Credit, (ii) at the time the property subject to such Lien is disposed or to be substantially simultaneously disposed as part of or in connection with any disposition permitted hereunder or under any other Credit Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Credit Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Credit Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and the transferee is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 14.12, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
(e)    that the Collateral Agent is authorized to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document on any assets that are excluded from the Collateral;
(f)    that any Guarantor shall be automatically released from its obligations under the Guaranty as provided under the Credit Documents as a result of a transaction or designation permitted hereunder; and
(g)    that (x) the Collateral Agent may, without any further consent of any Lender, enter into or amend a Intercreditor Agreement with the Collateral Agent or other representatives of the holders of Permitted Secured Notes, (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Creditors.
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.
12.12    Other Agents; Arrangers and Managers.
None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint book runner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
12.13    Appointment of Supplemental Agents.
(a)    It is the purpose of this Agreement and the other Credit Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Credit Documents, and in particular in case of the enforcement of any of the Credit Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Credit Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(b)    In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Section 12 and of Section 14.01 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.
(c)    Should any instrument in writing from any Credit Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Credit Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.
12.14    Withholding Tax Indemnity.
To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 1.07 and Section 4.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 12.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 12.14, a “Lender” shall include any Issuing Lender.
SECTION 13.Holdings Guaranty.
13.01    The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by VHS Holdco I from the proceeds of the Loans and the issuance of the Letters of Credit, VHS Holdco I hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations. If any of the Obligations becomes due and payable hereunder, VHS Holdco I unconditionally promises to pay such indebtedness to the Guaranteed Creditors, on demand, together with any and all reasonable expenses which may be actually incurred by the Guaranteed Creditors in collecting any of the Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event VHS Holdco I agrees that any such judgment, decree, order, settlement or compromise shall be binding upon VHS Holdco I, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of the Borrower, and VHS Holdco I shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
13.02    Bankruptcy. Additionally, VHS Holdco I unconditionally and irrevocably guarantees the payment of any and all of the Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 10A.05, and unconditionally promises to pay such indebtedness on demand, in Dollars.
13.03    Nature of Liability. The liability of VHS Holdco I hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by VHS Holdco I, any other guarantor or by any other party, and the liability of VHS Holdco I hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Guaranteed Creditors on the Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and VHS Holdco I waives any right to the deferral or modification of its respective obligations hereunder by reason of any such proceeding.
13.04    Independent Obligation. The obligations of VHS Holdco I hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against VHS Holdco I whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. VHS Holdco I waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to VHS Holdco I.
13.05    Authorization. VHS Holdco I authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
(d)    change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Obligations as so changed, extended, renewed, increased or altered;
(e)    take and hold security for the payment of the Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
(f)    exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;
(g)    release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;
(h)    settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may substitute the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;
(i)    apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;
(j)    consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or
(k)    take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of VHS Holdco I from its liabilities under this Guaranty.
13.06    Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
13.07    Subordination. Any of the indebtedness of the Borrower now or hereafter owing to VHS Holdco I is hereby subordinated to the Obligations of the Borrower; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to VHS Holdco I shall be collected, enforced and received by VHS Holdco I for the benefit of the Guaranteed Creditors and be paid over to the Administrative

Agent on behalf of the Guaranteed Creditors on account of the Obligations, but without affecting or impairing in any manner the liability of VHS Holdco I under the other provisions of this Guaranty. Prior to the transfer by VHS Holdco I of any note or negotiable instrument evidencing any of the indebtedness of the Borrower to VHS Holdco I shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, VHS Holdco I hereby agrees with the Guaranteed Creditors that VHS Holdco I will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Obligations have been irrevocably paid in full in cash.
13.08    Waiver.
(c)    VHS Holdco I waives any right (except as shall be required by applicable Law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. VHS Holdco I waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full of the Obligations, based on or arising out the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable Law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of VHS Holdco I hereunder except to the extent the Obligations have been paid.
(d)    VHS Holdco I waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. VHS Holdco I assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances, bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which VHS Holdco I assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise VHS Holdco I of information known to them regarding such circumstances or risks.
13.09    Enforcement. The Guaranteed Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders and no Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent for the benefit of the Guaranteed Creditors upon the terms of this Guaranty and the Security Documents.
SECTION 14.Miscellaneous.
14.01    Payment of Expenses, etc.
(f)    The Borrower agrees that it shall: (i) only if the Initial Borrowing Date occurs, pay all reasonable out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of counsel, which shall be limited to the fees and expenses of Cahill Gordon & Reindel LLP and such other relevant local counsel as may be retained in connection with security matters), in connection with the preparation, execution, delivery and performance of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with its syndication efforts with respect to this Agreement and, upon the occurrence and during the continuance of an Event of Default, the reasonable costs and expenses of the Administrative Agent, the Collateral Agent and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and the Collateral Agent and, following an Event of Default, for each of the Lenders); and (ii) indemnify the Agents and each Lender, and each of their respective Affiliates, officers, directors, employees, representatives, agents, trustees and advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not brought by any Credit Party, any Sponsor, any of their respective affiliates or any other Person) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) to the extent in any way relating to this Agreement, the other Credit Documents, the Letters of Credit or the Loans, the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by VHS Holdco I or any of its Subsidiaries, the Release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned, leased or operated by VHS Holdco I or any of its Subsidiaries, the non-compliance of any Real Property owned, leased or operated by VHS Holdco I or any of its Subsidiaries with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to such Real Property, or any Environmental Claim asserted against VHS Holdco I, any of its Subsidiaries or any Real Property owned, leased or at any time operated by VHS Holdco I or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or to the extent incurred as a result of actions taken by a party other than VHS Holdco I or its Subsidiaries after the Real Property is no longer owned, leased or operated by VHS Holdco I or its Subsidiaries). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
(g)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by the Borrower to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Affiliates of any of the foregoing, each Lender (or, with respect to such unpaid amounts required to be paid to the Issuing Lender only, each Lender with a Revolving Loan Commitment or outstanding Revolving Loans) severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Affiliates, as the case may be, such Lender’s “percentage” (as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) and, in the case of reimbursements by the Lenders with Revolving Loan Commitments or outstanding Revolving Loans, assuming that all outstanding Term Loans have been repaid in full and all existing Incremental Term Loan Commitments (if any) have been terminated) of any such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its respective capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (b) shall be several.
14.02    Right of Setoff.
(h)    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each of its Affiliates is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such Affiliates (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
(i)    NOTWITHSTANDING THE FOREGOING SUBSECTION (a), (I) AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER (OTHER THAN THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT) SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR THE REQUIRED LENDERS (OR, TO THE EXTENT REQUIRED BY SECTION 14.12 OF THIS AGREEMENT, ALL OF THE LENDERS), IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY SUCH LENDER WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, AS THE CASE MAY BE, SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT AND (II) IF AT ANY TIME ANY LENDER OR ANY OF ITS AFFILIATES MAINTAINS ONE OR MORE DEPOSIT ACCOUNTS FOR ANY CREDIT PARTY, INTO WHICH MEDICARE OR MEDICAID RECEIVABLES ARE DEPOSITED, SUCH PERSON SHALL WAIVE THE RIGHT OF SETOFF SET FORTH HEREIN.
14.03    Notices and Other Communications; Facsimile Copies.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(iii)    if to VHS Holdco I, the Borrower, the Administrative Agent, the Collateral Agent, any Issuing Lender or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.03(a)(i) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(iv)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall, unless the Administrative Agent otherwise prescribes, be deemed to have been given (i) in the case of notices and other communications sent to an e-mail address, upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) in the case of notices or communications posted to an Internet or intranet website, upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(c)    Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Agents, the Collateral Agent, and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d)    Reliance by Administrative Agent and Lenders. The Administrative Agent, the Collateral Agent, the Swingline Lender, each Issuing Lender and the Lenders shall each be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) believed by it in good faith to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Persons and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed by the respective such Person in good faith to have been given by or on behalf of the Borrower or any other Credit Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. In addition, the Borrower hereby waive the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of Borrowing or prepayment of Loans (absent manifest error).
14.04    Successors and Assigns.
(l)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 9.02) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 14.04(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 14.04(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.04(g) or (iv) to an SPC in accordance with the provisions of Section 14.04(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.04(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(m)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 14.04(b), participations in Letter of Credit Outstandings and in Swingline Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(1)    the Borrower, provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment related to Revolving Loan Commitments or Revolving Loan Exposure to a Lender with a Revolving Loan Commitment or an Affiliate of such a Lender or an Approved Fund of such a Lender or (iii) if an Event of Default under Section 10A.01 or 10A.05 has occurred and is continuing, any Assignee;
(2)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender or an Approved Fund;
(3)    each Issuing Lender at the time of such assignment, provided that no consent of the Issuing Lenders shall be required for any assignment not related to Revolving Loan Commitments or Revolving Loan Exposure; and
(4)    the Swingline Lenders, provided that no consent of a Swingline Lender shall be required for any assignment not related to Revolving Loan Commitments or Revolving Loan Exposure.
Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to a Purchasing Borrower Party or a Non-Debt Fund Affiliate shall also be subject to the requirements set forth in Section 14.04(k).
(ii)    Assignments shall be subject to the following additional conditions:
(1)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $2,500,000 (in the case of Revolving Loans) and $1,000,000 (in the case of Term Loans) (or, if less, the entire amount of such assigning Lender’s Commitment or Loans of any Class) and including an Assignment fee in the amount of $3,500 (including, without limitation, in connection with any assignment to an assignee which is a Lender), provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(2)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; and
(3)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis among such Tranches.
(n)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.04(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 1.07, 1.08, 4.04 and 14.01 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.04(e).
(o)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, Letter of Credit Outstandings (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.01 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Agent, at any reasonable time and from time to time upon reasonable prior notice.
(p)    Any Lender may at any time sell participations to any Person (other than a natural person, Holdings or any of its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 14.12 that requires the affirmative vote of such Lender. Subject to Section 14.04(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 1.07, 1.08 and 4.04 (subject to the requirements and limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 4.04(d)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.04(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 14.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 1.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Credit Parties and each Non-Debt Fund Affiliate (by its acquisition of a participation in any Lender’s rights and/or obligations under this Agreement) hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, to the extent that any Non-Debt Fund Affiliate would have the right to direct any Participant with respect to any vote with respect to any plan of reorganization with respect to any Credit Party (or to directly vote on such plan of reorganization) as a result of any participation taken by such Non-Debt Fund Affiliate pursuant to this Section 14.04(e), such Credit Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Participant) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Participant) may be counted to the extent any such plan of reorganization proposes to treat the participation in any Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders or Participants that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.
(q)    A Participant shall not be entitled to receive any greater payment under Section 1.07, 1.08 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(r)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(s)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 1.07, 1.08 and 4.04 (subject to the requirements and the limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 4.04(d)), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, unless the grant to the SPC was made with the prior written consent of the Borrower, not to be unreasonably withheld or delayed (for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by the SPC immediately after the grant would result in materially increased indemnification or payment obligations of the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
(t)    Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 14.04, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(u)    Notwithstanding anything to the contrary contained herein, any Issuing Lender or Swingline Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders,

resign as an Issuing Lender or Swingline Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Lender or Swingline Lender shall have identified a successor Issuing Lender or Swingline Lender reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Lender or Swingline Lender, as applicable. In the event of any such resignation of an Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Lender or Swingline Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Lender or the Swingline Lender, as the case may be, except as expressly provided above. If an Issuing Lender resigns as an Issuing Lender, it shall retain all the rights and obligations of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and all Letter of Credit Outstandings with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.01(c)). If the Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or Eurodollar Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 1.03(c).
(v)    (i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Non-Debt Fund Affiliate or Purchasing Borrower Party in accordance with Section 14.04(b); provided that:
(1)    no Default or Event of Default has occurred or is continuing or would result therefrom;
(2)    the assigning Lender and Non-Debt Fund Affiliate or Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit T hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;
(3)    for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Loan Commitments or Revolving Loans to any Purchasing Borrower Party or Non-Debt Fund Affiliate;
(4)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;
(5)    (i) no Purchasing Borrower Party may use the proceeds from Revolving Loan Loans or Swingline Loans to purchase any Term Loans and (ii) Term Loans may only be purchased by a Purchasing Borrower Party if, after giving effect to any such purchase, the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries shall be not less than the Outstanding Amount of Revolving Loans and

Swingline Loans; and
(6)    no Term Loan may be assigned to a Non-Debt Fund Affiliates pursuant to this Section 14.04(k), if after giving effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 25% of all Term Loans then outstanding.
(ii)    Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not invited, and (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 1), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents.
(w)    Notwithstanding anything in Section 14.12 or the definition of “Majority Lenders,” “Required Lenders” or “Supermajority Lenders” to the contrary, for purposes of determining whether the “Majority Lenders,” “Required Lenders” or “Supermajority Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document:
(x)    all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Majority Lenders have taken any actions; and
(y)    all Term Loans, Revolving Loan Commitments and Revolving Loan Exposure held by Debt Fund Affiliates may not account for more than 50% of the Term Loans, Revolving Loan Commitments and Revolving Loan Exposure of consenting Lenders included in determining whether the “Majority Lenders,” “Required Lenders” or “Supermajority Lenders” have consented to any action pursuant to Section 14.12.
Additionally, the Credit Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.
14.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.
14.06    Sharing of Set-Offs.
Each of the Lenders agrees that, if it should, except as otherwise provided hereunder (including, without limitation, Sections 4.01(c), 9.04(xvii)(iii) and 14.04(k)), receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, L/C Advances, any Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the applicable Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
14.07    Calculations; Computations.
(e)    The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders) (“GAAP”);

provided that, except as otherwise specifically provided herein, all computations of Excess Cash Flow, Consolidated Cash Interest Expense, Consolidated Debt, Adjusted Consolidated Debt, Consolidated EBIT, Consolidated EBITDA, Consolidated Interest Coverage Ratio, Adjusted Consolidated Leverage Ratio, Consolidated Leverage Ratio, Consolidated Net Income, Consolidated Senior Secured Debt and Consolidated Senior Secured Leverage Ratio (in each case including component defined terms) and all computations determining compliance with Sections 9.08 and 9.09 shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of Vanguard referred to in Section 7.05(a).
(f)    All computations of interest, any Revolving Loan Commitment Commission, and other Fees hereunder shall be made (i) in the case of Base Rate Loans based on the Administrative Agent’s “prime rate”, on the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and (ii) in all other cases, on the actual number of days over a year of 360 days (in each case including the first day but excluding the last day). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 4.03(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
14.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(g)    THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF VHS HOLDCO I AND EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF VHS HOLDCO I AND EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 14.03. NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT WILL AFFECT

THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
(h)    EACH OF VHS HOLDCO I AND EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(i)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
14.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with VHS Holdco I, the Borrower and the Administrative Agent.
14.10    Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which VHS Holdco I, the Borrower, each Lender, the Administrative Agent and the other parties listed on the signature pages hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile device) the same to the Administrative Agent.
14.11    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
14.12    Amendment or Waiver; etc.
(a)    Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender except in the case of the following clause (i)) (with Obligations being directly and adversely modified in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan, or extend the stated expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (except to the extent repaid in cash) (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or any Fees for purposes of this clause (i)) or alter the order of application set forth in Section 10C, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents in connection with an asset sale permitted pursuant to Section 9.02) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 14.12, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (v) release all or substantially all of the Subsidiary Guarantors (except as expressly provided in the Subsidiaries Guaranty in connection with an asset sale permitted pursuant to Section 9.02), (vi) release VHS Holdco I from the Holdings Guaranty, (vii) consent to the assignment or transfer by any Credit Agreement Party of any of its rights and obligations under this Agreement or (viii) amend, modify or waive any provisions of Section 14.06(a) providing for payments to be made ratably to the Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in determining any ratable share pursuant to Section 14.06(a) and adjustments to any such Section may be made consistent therewith); provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 as same applies to the Administrative Agent or any other provision herein or in any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (4) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (5) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (6) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below (or without the consent of the Majority Lenders of each Tranche in the case of an amendment to the definition of Majority Lenders), amend the definition of Majority Lenders or alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.01(a) or 4.02 (excluding Section 4.02(b)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (7) without the consent of the Supermajority Lenders of the respective Tranche, reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment, or amend the definition of Supermajority Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans are included on the Effective Date).
(b)    If, in connection with any proposed change, waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (viii), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s individual consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Commitments and/or Loans under the respective Tranche of the respective non-consenting Lender which gave rise to the need to obtain such a Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.10 so long as at the time of such replacement, each such Replacement Lender consents (or acknowledges that it would have consented) to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment, Additional Term B Commitment or Initial Term Loan Commitment (if such Lender’s individual consent is required as a result of such Commitment) and/or repay the outstanding Loans of such Lender under each Tranche which gave rise to the need to obtain such a Lender’s individual consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit Outstandings in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Commitments that are terminated, and the Loans that are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate any of its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).
(c)    In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, VHS Holdco I, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of a particular Tranche (but in the case of ~~Initial~~ Term B Loans only after no ~~Initial~~Additional Term ~~Loan~~B Commitments exist) (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to

Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest Maturity Date for Term Loans in effect immediately prior to such refinancing.
14.13    Survival. All indemnities set forth herein including, without limitation, in Sections 1.07, 1.08, 2.06, 4.04, 14.01 and 14.06 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
14.14    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 1.07, 1.08, 2.01(l) or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
14.15    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section 14.15, each Lender agrees that it will not disclose without the prior written consent of the Borrower (other than to its directors, employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.15 to the same extent as such Lender) any information with respect to any Credit Party or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.15(a), (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board, the Federal Deposit Insurance Corporation or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees with such Lender for the benefit of the Borrower to be subject to the confidentiality provisions of this Section 14.15(a) and (vii) to any prospective or actual counterparty (including its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations under this Agreement, provided that such prospective or actual counterparty (including its advisors) agrees with such Lender for the benefit of the Borrower to be subject to the confidentiality provisions of this Section 14.15(a).
(b)    Each Credit Agreement Party hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to Credit Parties or any of their respective Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Credit Parties and their respective Subsidiaries, provided such Persons shall be subject to the provisions of this Section 14.15 to the same extent as such Lender), it being understood that for purposes of this Section 14.15(b) the term “affiliate” shall mean any direct or indirect holding company of a Lender as well as any direct or indirect Subsidiary of such holding company.
14.16    Limitation on Increased Costs, etc. Notwithstanding anything to the contrary contained in Section 1.07, 1.08, 2.01(l) or 4.04, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days after the later of (x) the date such Lender incurs the respective increased costs, Taxes, loss, expense or liability, or reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, or reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.07, 1.08, 2.01(l) or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, or reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.07, 1.08, 2.01(l) or 4.04, as the case may be; provided, that, if the circumstances giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. This Section 14.16 shall have no applicability to any Section of this Agreement or any other Credit Document other than Sections 1.07, 1.08, 2.01(l) or 4.04.
14.17    USA Patriot Act Notice. Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
14.18    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy code or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
14.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Credit Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent the Joint Book Runners, are arm’s-length commercial transactions between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and the Joint Book Runners, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and each Joint Book Runner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Book Runner has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and each Joint Book Runner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor any Joint Book Runner has any obligation to disclose any of such interests to the any Credit Party or any of its Affiliates.
14.20    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
VANGUARD HEALTH HOLDING COMPANY I, LLC
By:
Title:
VANGUARD HEALTH HOLDING COMPANY II, LLC
By:
Title:
BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Lender
By:
Title: